As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333-174088

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ECOTALITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	3621	68-0515422
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Four Embarcadero Center, Suite 3720
San Francisco, California 94111
(415) 992-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan R. Read, Chief Executive Officer
ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California 94111
(415) 992-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel C. Dibble, Esq. Farella Braun + Martel LLP 235 Montgomery Street San Francisco, California 94104 Telephone: (415) 954-4400 Facsimile: (415) 954-4480	Ellen S. Bancroft, Esq. Joo Ryung Kang, Esq. Dorsey & Whitney LLP 38 Technology Drive, Suite 100 Irvine, California 92618 Telephone: (949) 932-3600 Facsimile: (949) 932-3601

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	$36,340,000	$4,220

(1)	Includes the offering price attributable to shares that the underwriters have the option to purchase solely to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Of the amount stated, $3,483 was previously paid in the initial filing, and $737 will be paid in connection with the filing of this amendment to the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This preliminary prospectus is not an offer to sell and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 3, 2011

PROSPECTUS

ECOtality, Inc.

8,000,000 Shares of Common Stock

We are offering 8,000,000 shares of common stock, par value $0.001 per share.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ECTY.” On June 2, 2011, the closing sales price of our common stock was $3.95 per share.

You should carefully consider the risks associated with investing in our common stock. Before making an investment in our common stock, please read the “Risk Factors” section of this prospectus, which begins on page 6.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds, Before Expenses, to ECOtality, Inc.
Per Share	$	$	$
Total	$	$	$

(1)	See “Underwriting” beginning on page 75 for additional information regarding compensation payable to the underwriters by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The selling stockholders identified in this prospectus have granted the underwriter an option to purchase up to an additional 1,200,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The underwriter expects to deliver the shares of common stock to purchasers on or about ______, 2011.

Roth Capital Partners

ThinkEquity LLC	Craig-Hallum Capital Group

The date of this prospectus is ______, 2011.

# Blink Network Architecture

PORTAL
WEB SERVICES
CONTENT MANAGEMENT SYSTEM
REPORTS
NETWORK OPERATIONS CENTER
BILLING
RESERVATIONS
CUSTOMER PROFILE
TERMINAL MANAGEMENT
ACTIVITY MONITORING
Blink API
Data Services
WORKFLOW ENGINE
INTEGRATION SERVICES
Customers
Partners
Administrators
Commercial Smart Charging Stations
Residential Smart Charging Stations
Payment Gateway
Utility Smart Grid
Home/Business Energy Control

Energy in your hands

blink.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders (solely to the extent the over-allotment option is exercised) are not making an offer to sell or seeking offers to buy shares of our common stock in jurisdictions where the offer or sale is not permitted, and any offers or sales are subject to certain selling restrictions and investor qualifications in certain jurisdictions, including but not limited to the United Kingdom and Switzerland. See “Underwriting — Selling Restrictions” for additional information regarding such restrictions and qualifications.

The information contained in this prospectus is accurate only as of the date of this prospectus, and the information contained in any document incorporated or deemed to be incorporated by reference is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since that date. You should read carefully this prospectus together with the additional information described under the heading “Where You Can Find More Information” before making your investment decision.

i

PROSPECTUS SUMMARY

This summary highlights certain information described in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors,” together with the additional information described under the heading “Where You Can Find More Information.”

ECOtality

ECOtality is a leader in advanced electric vehicle (“EV”) charging and storage systems with 20 years of experience in designing, manufacturing, testing and commercializing these technologies. Leveraging that experience, we are currently building the largest EV smart charging network in the U.S. Our cloud-based smart charging network, branded as the Blink Network, is initially supporting the adoption of EVs in 18 major U.S. metropolitan markets. Through innovation and strategic partnerships, with companies such as ABB Inc. (“ABB”) and Cisco, we are establishing and monetizing the Blink Network, which is expected to reach 14,000 chargers across the U.S. by year-end. Initial commercial customers hosting our chargers include Best Buy, BP/ARCO, Cracker Barrel, Fred Meyer/Kroger, and Macy’s. In January 2011, we entered into a strategic partnership with ABB, a global leader in power and automation technologies. Under this partnership, ABB Technology Ventures Ltd, an affiliate of ABB, committed $10 million of capital, and ABB entered into a North American manufacturing and sales distribution agreement with us.

With concerns mounting over the cost of, and the U.S.’s growing dependence on, foreign sources of oil, in combination with recent advances in EV technologies, we believe the market for EVs and EV supply equipment (“EVSE”) will grow substantially over the next decade. To help jump-start the industry, we have been awarded several government grants to support and manage the build out of the largest EV charging infrastructure in U.S. history. As a leader in the EVSE industry, we are managing a $100.2 million(1) cost reimbursable contract from the U.S. Department of Energy (“DOE”), known as “The EV Project.” This project spans across six U.S. states and the District of Columbia to include 18 major metropolitan areas and is designed to support the deployment of 5,700 Nissan LEAF and 2,600 Chevy Volt EVs. As the sole project manager of The EV Project, we believe we are uniquely positioned to capture significant share of the domestic market for EV charging solutions.

Our primary product offerings are the Blink line of EVSE or “charging stations” for on-road vehicular applications, which include our Blink Level 2 residential and commercial chargers and DC Fast Charger. Our product offerings also include the Minit-Charger line of advanced fast-charge systems for off-road industrial applications. We also offer testing and consulting services to utilities and government agencies worldwide, including the Advanced Vehicle Testing Activities for the DOE and the EV Micro-Climate Program for utilities and government agencies.

Through May 31, 2011, we have installed 1,280 Level 2 residential chargers and have plans to install 1,000 or more chargers per month through the remainder of 2011. With approximately 14,000 Blink chargers planned to be installed by the end of 2011, through The EV Project and our initial commercial sales channels, we believe the Blink Network will be the largest EV smart charging infrastructure network in the world and will become a well recognized and trusted brand within the U.S. and international EV industry.

Industry

Based on the announced planned introductions of EVs, and the initial success of the LEAF and Volt, we expect strong and sustained demand for our Blink Network system beyond that contracted under The EV Project. With the recent attention surrounding the introduction of EVs, a variety of industry estimates are available regarding the rate of adoption of EVs and, subsequently, EVSE. Recent analysis by Pike Research estimates that more than 3.1 million EVs, including plug-in hybrid EVs (“PHEVs”), will be sold across the globe between 2010 and 2015, with nearly 300,000 EVs sold in the U.S. in 2015 alone. The DOE forecasts that EV production will grow to 170,000 units in 2012 and over 355,000 units in 2015. To support these EVs,

(1)	The EV Project cost reimbursable contract amount of $100.2 million includes $86.4 million awarded under the initial grant in September 2009 and $13.8 million awarded via a subsequent grant in June 2010. See “Business — The EV Project and Supporting Grants” for more information.

Pike Research estimates that roughly 1.2 EVSE is needed for every EV, with between 45% (in 2011) and 33% (in 2015) of these chargers in non-residential locations, with broad industry consensus that the vast majority of charging will be done at the vehicle owner’s place of residence. Based on this analysis and Pike Research’s estimate of approximately one million EVSE sold in North America from 2011 to 2015, Pike Research is forecasting that the EVSE market could exceed $400 million in 2015, with the global market approaching $2 billion in sales annually.

Competitive Strengths

We believe the following business strengths position us well to remain a market leader and grow our business:

•	Sole Project Manager of the Largest EVSE Deployment in U.S. History. We are overseeing the three-year EV Project infrastructure rollout. Upon completion of The EV Project, we expect to have the largest EV charging station footprint in the U.S. with over 14,000 combined residential and commercial charging stations. Connecting these charging stations to the grid, EV owners and commercial retailers will be our cloud-based Blink Network, which will serve as a long-term source of recurring revenue. Additionally, if successful, this project should provide us with an extremely valuable marketing tool to support future EVSE infrastructure projects both domestically and internationally.
•	Blink Network. The Blink Network of charging stations will provide all EV drivers the freedom to travel wherever they choose and charge at commercial locations conveniently identified along the way. The Blink Network is a cloud-based operating system that provides device management and provisioning, location pricing customization, transaction processing, payment gateways, historical data collection, content management, and reservation capabilities. In addition, Blink charging stations will integrate with utility smart grid services, including home area networks, home energy management systems, and load management and demand response programs. We will generate revenue within the Blink Network through membership and charger usage fees, advertising, and utility-based programs.
•	Strategic Partnerships. We have established several key strategic partnerships to support product development, manufacturing, and deployment of our Blink Network. On the product development and manufacturing side, we have forged a partnership with global electronics and automation leader ABB that will allow ECOtality to benefit from ABB’s global value chains, streamline sourcing and production capabilities and allow for Blink charging systems to be powered by ABB’s industry leading power electronics. Technology partnerships are also in place with Cisco for the integration of Blink Level 2 residential chargers with Cisco’s home energy management systems and with Sprint Nextel for wireless machine-to-machine communications.
•	Smart Charging Stations. We believe our Level 2 and DC Fast Charger EV charging solutions are at the forefront of smart-charging technologies and have set a new standard within the industry. Each of our chargers also incorporates web-based information delivery and smart phone charger station location, GPS navigation, charge status, and completion/interruption notification. Furthermore, our DC chargers are optimized to fast charge on-road batteries of all chemistries, while controlling battery temperature and avoiding the negative effects of overcharging. All chargers are outfitted with advanced data collection capabilities, which provide comprehensive performance evaluation of a battery’s state-of-health and state-of-charge and automatically adjust its charging rates to increase and maximize battery life. We have also incorporated touch screen color displays in all Blink chargers to enable easy data input, while allowing opportunities for advertising revenue or marketing. Our DC Fast Charger can also be equipped with a 42-inch LCD for advertising, marketing or other media content.
•	Advanced Transportation Research and Development, Engineering and Testing. We have various standing contractual relationships as a vehicle tester and consultant for the DOE, national research laboratories, national energy storage consortiums, and electric utilities. We currently hold the exclusive contract for the DOE’s Advanced Vehicle Testing Activity program. As of December 31, 2010, we have conducted more than 10 million miles of vehicle testing on more than 200 advanced fuel vehicles.
•	Broad Government Support. In addition to the $100.2 million DOE grant under The EV Project, we have been awarded several additional contracts that further the goals of The EV Project. We are working in six states and the District of Columbia and with 18 major metropolitan areas across the U.S.

Strategy

Our objective is to leverage our EV charging infrastructure to further establish our leadership position and drive revenues through equipment sales, subscription programs and usage fees, media advertising models and interfaces with utilities. Key elements of our growth strategy include:

•	Equipment Sales. We anticipate that a majority of our revenue will be derived from the sale of Blink chargers to residential and commercial customers. We plan to offer our Blink Level 2 residential charger through both brick-and-mortar and online retail outlets. We have also reached agreement with our partner ABB to use its sales distribution channels to offer our Blinkcharging stations as part of a complete EV solution to ABB’s network of North American commercial and utility customers. Over time, we expect to explore opportunities to sell our products through other dealers, distributors and utilities.
•	Network Subscription and Usage Fees. We plan to generate recurring revenue within the Blink Network through a variety of membership plans and usage fees. Blink members and non-members will be able to charge EVs and pay using radio frequency identification (“RFID”) cards or fobs, smartphone applications, and mobile phone and credit cards. Blinkusers can choose between paying by the hour (Level 2) or minute (DC Fast Charger) at prices that are often substantially less than the per-mile cost of using gasoline.
•	Media and Advertising. Our Level 2 commercial and DC Fast Chargers are being installed in a variety of retail, parking, and fueling station locations. All chargers are equipped with color, touch screen monitors, with our DC Fast Chargers capable of holding a flat-panel color monitor up to 42 inches. We plan to offer a variety of media and advertising opportunities to charger hosts and third party advertisers through our Blink commercial chargers as well as explore other advertising opportunities within the Blink Network.
•	Utility Interface. Our smart chargers are equipped with an embedded micro-processor, an internal electric meter to monitor energy usage, and feature various communications capabilities. By utilizing our color touch screens and real time communications capabilities, our Blink chargers provide a platform for utilities to communicate with customers and are programmable for time of use activities, providing usage data to utilities for load management.

Corporate Information

Our principal executive offices are located at Four Embarcadero Center, Suite 3720, San Francisco, CA 94111, and our telephone number is (415) 992-3000. Our website address is www.ecotality.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part.

In November 2006, we changed our corporate name from Alchemy Enterprises, Ltd. to ECOtality, Inc. On May 19, 2010, our common stock commenced trading on the Nasdaq Capital Market.

Throughout this prospectus, we refer to various trademarks, service marks and trade names that we use in our business. Blink and Minit-Charger are some of our registered trademarks. EV Micro-Climate is one of our trademarks. We also have a number of other registered trademarks, service marks and pending applications relating to our products. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

In this prospectus, the terms “ECOtality,” “we,” “us,” “our” and the “Company” refer to ECOtality, Inc. and its consolidated subsidiaries.

The Offering

Issuer
ECOtality, Inc.
Common stock offered by us
8,000,000 shares of common stock.
Common stock to be outstanding after the offering
21,724,959 shares of common stock.
Common stock offered by the selling stockholders pursuant to the over-allotment option
1,200,000 shares of common stock.
Offering price
$3.95 per share.
Use of proceeds
We estimate the net proceeds from this offering will be approximately $28.9 million, based on an assumed public offering price of $3.95 per share, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of this offering to provide the working capital for our DOE Contract, to develop and expand our Blink infrastructure and network, and for general working capital purposes. See “Use of Proceeds.” We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders pursuant to the exercise by the underwriters of their over-allotment option.
Risk factors
See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq Capital Market symbol
ECTY

The above information regarding the shares of common stock to be outstanding after the offering is based on 13,724,959 shares of common stock outstanding as of March 31, 2011 and excludes the following:

•	1,217,498 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2011, and an additional 8,829,677 shares of common stock reserved for future issuance under our 2007 Equity Incentive Plan (the “2007 Plan”) as of March 31, 2011;
•	4,563,802 shares of common stock issuable upon the exercise of all warrants outstanding as of March 31, 2011; and
•	6,329,650 shares of common stock issuable upon the conversion of all of the Company’s Series A Convertible Preferred Stock outstanding as of March 31, 2011.

One of our existing stockholders, ABB Technology Ventures Ltd (“ABBTV”), has indicated an interest in purchasing from the underwriters in the offering approximately $5.7 million of our common stock, or 1,443,038 shares of our common stock assuming a public offering price per share of $3.95. Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option to purchase up to an additional 1,200,000 shares of common stock from the selling stockholders;
•	no exercise of any of the Company’s outstanding options or warrants;
•	no conversion of any shares of the Company’s Series A Convertible Preferred Stock into common stock; and
•	the purchase by ABBTV of 1,443,038 shares of our common stock in the offering.

Summary Consolidated Financial Data

The following tables set forth our summary consolidated financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2010 and 2009 was derived from our audited consolidated financial statements included elsewhere in this prospectus. We have also included data from our unaudited consolidated financial statements for the three months ended March 31, 2011 and 2010. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

	Years Ended December 31,		Three Months Ended March 31, (Unaudited)
	2010	2009	2011	2010
	(in thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$13,737	$8,602	$4,336	$2,700
Cost of goods sold	13,182	4,960	5,327	2,391
Gross profit	555	3,642	(991)	309
Operating expenses	17,206	17,290	5,770	2,394
Loss from operations	(16,651)	(13,648)	(6,761)	(2,085)
Other income (expense), net	209	(15,860)	(11)	(314)
Net loss	$(16,442)	$(29,508)	$(6,772)	$(2,399)
Net loss per common share – basic and diluted	$(1.78)	$(8.16)	$(0.51)	$(0.29)
Weighted average common shares outstanding – basic and diluted	9,253,754	3,614,045	13,380,746	8,296,608

	March 31, 2011 (Unaudited)
	Actual	As Adjusted(1)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,739	$35,605
Working capital	7,624	36,490
Total assets	24,628	53,494
Total liabilities	9,232	9,232
Accumulated deficit	(89,059)	(89,059)
Total stockholders’ equity	15,396	44,262

(1)	Reflects our sale of 8,000,000 shares of common stock offered by this prospectus at the assumed public offering price of $3.95 per share, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

RISK FACTORS

Risks Relating to Our Business

A large percentage of our revenues will depend on our grants from the DOE, the loss of which would materially adversely affect our business, results of operations, and financial condition.

On September 30, 2009, our wholly-owned subsidiary, Electric Transportation Engineering Corporation, d.b.a. ECOtality North America (“ECOtality North America”), signed a contract with the DOE for a cost-reimbursable contract worth at least $99.8 million, of which $13.4 million was sub-funded to federal research and development centers. On June 17, 2010, ECOtality North America was awarded a $15.0 million extension to the original cost-reimbursable contract, of which $1.2 million was sub-funded to federal research and development centers (such contract, as extended, the “DOE Contract”). The contract term ends on April 30, 2013. The DOE Contract will net approximately $100.2 million in revenue to us, which we expect to account for a substantial portion of our revenues in the immediate future. As a condition of the DOE Contract, we are required to meet certain obligations, including, but not limited to, producing and delivering products on a timely basis in accordance with required standards, and properly accounting for and billing our products. Conversely, if during the contract period, EV manufacturers do not deliver the desired number of EVs, we may not be able to achieve the desired revenue stream anticipated from the contract. In addition, we are subject to periodic compliance audits in connection with the DOE Contract. If we are unable to properly perform our obligations under the DOE Contract, or if any compliance audits result in material deficiencies, the DOE could terminate the DOE Contract, which would have a material adverse effect on our business, financial condition and results of operations.

ECOtality North America may not continue to receive DOE funding or any other government funding, which currently comprises a large portion of our consolidated revenue.

We expect to derive a substantial majority of our revenue during 2011 and 2012 from DOE-related activity, including pursuant to the DOE Contract. Government funding of projects related to renewable energy, energy, and transportation is subject to cuts or cancellation without notice. We cannot assure you that current levels of government funding for our products and services will continue. Therefore, the future of these revenue streams is uncertain and out of our control. If any of our current projects with the DOE are cut or cancelled, or future projects are reduced from those currently planned, our business, financial condition and results of operations could be materially and adversely affected.

To complete the DOE Contract, we will require additional working capital, which may not be available on terms favorable to us or at all.

The DOE Contract is cost-reimbursable, however it requires a significant amount of upfront expenditures that are not fully reimbursed until later in the contract term. As a result, profit margins related to the DOE Contract will be low and we do not expect the DOE Contract to provide significant profits. Additionally, we will require additional working capital to be able to complete the DOE Contract. Such additional capital may not be available on a timely basis, on acceptable terms or at all. If we are unable to obtain additional working capital to fulfill the DOE Contract on acceptable terms, we may be unable to fulfill our obligations pursuant to the DOE Contract, which could have a material adverse effect on our business, financial condition and results of operations.

We have a history of losses which may continue and may negatively impact our ability to achieve our business objectives.

We incurred net losses of approximately $16.4 million and $29.5 million for the years ended December 31, 2010 and 2009, respectively. We may not achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Our future revenues and profits, if any, will depend upon various factors, including but not limited to, the following:

•	our ability to successfully perform and complete the DOE Contract and related contracts;
•	our ability to successfully develop, market, manufacture and distribute our charging stations and chargers;

•	our ability to resolve any technical issues in the development and production of our products and address any technological changes in the EV industry;
•	the rate of consumer adoption of EVs in general and the success of the automobile models that use our technologies;
•	our access to additional capital and our future capital requirements;
•	our ability to comply with evolving government standards related to the EV and automobile industry;
•	the timing of payments and reimbursements from the DOE, which directly impacts our cash flow requirements;
•	governmental agendas and changing funding priorities, budget issues and constraints;
•	delays in government funding or the approval thereof; and
•	general market and economic conditions.

We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our future growth is dependent upon consumers’ willingness to purchase and use electric vehicles.

Our growth is highly dependent upon the purchase and use by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and EVs in particular. If the market for EVs does not gain broad market acceptance or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, long development cycles for EV original equipment manufacturers and changing consumer demands and behaviors. Factors that may influence the purchase and use of alternative fuel vehicles, and specifically EVs, include:

•	perceptions about EV quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of EVs;
•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and regenerative braking systems, such as the possible perception that Toyota’s recent vehicle recalls may be attributable to these systems;
•	the limited range over which EVs may be driven on a single battery charge and concerns about running out of power while in use;
•	the decline of an EV’s range resulting from deterioration over time in the battery’s ability to hold a charge;
•	concerns about electric grid capacity and reliability, which could derail efforts to promote EVs as a practical solution to vehicles that require gasoline;
•	the availability of other alternative fuel vehicles, including PHEVs;
•	improvements in the fuel economy of the internal combustion engine;
•	the availability of service for EVs;
•	consumers’ desire and ability to purchase a luxury automobile or one that is perceived as exclusive;
•	the environmental consciousness of consumers;
•	volatility in the cost of oil and gasoline;
•	consumers’ perceptions of the dependency of the U.S. on oil from unstable or hostile countries and the impact of international conflicts;
•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	access to charging stations, standardization of EV charging systems and consumers’ perceptions about convenience and cost to charge an EV;
•	the availability of tax and other governmental incentives to purchase and operate EVs or future regulation requiring increased use of nonpolluting vehicles; and
•	perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase EVs and could impact the widespread consumer adoption of EVs, which would materially adversely affect our business, operating results, financial condition and prospects.

If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.

We may be unable to keep up with changes in EV technology and evolving industry standards and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in EV technology or to conform to new industry standards would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in EV technology and we may not have sufficient capital resources to address all such changes. As technologies change, we plan to upgrade or adapt our charging stations in order to continue to provide EVs with the latest technology, in particular battery cell technology. However, our charging stations may not compete effectively with other providers if we are not able to source and integrate the latest technology into our charging stations. For example, if a competitor was able to produce a charging station that fully charges EV batteries in less time, our products will be less desirable, which would materially adversely affect our business, operating results, financial condition and prospects.

We face competition from large established renewable and alternative energy development companies which are also seeking to develop alternative energy power sources. Such competition could reduce our revenue or force us to reduce our prices, which would reduce our potential profitability.

The industry in which we operate is highly competitive. Numerous companies, including many companies that have significantly greater financial, technical, marketing, sales, manufacturing, distribution and other resources than we do, are seeking to develop products and technologies that will compete with our products and technologies (including Minit-Charger and our Blink charging stations). Our primary competitors in the EV infrastructure market include Better Place, Coulomb Technologies, AeroVironment, Inc., Aker Wade Power Technologies, LLC, Car Charging Group, Delta-Q Technologies, Elektromotive (UK), Bosch, General Electric, Siemens and Schneider Electric. Our primary competitors in the industrial fast-charge market include AeroVironment, Inc., Aker Wade Power Technologies, LLC, Power Designers, LLC, C&D Technologies, Inc., and other suppliers of battery charging equipment and infrastructure, designers of battery charging rooms and battery manufacturers and dealers.

Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence and price. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. In the event that the market for EV charging systems expands, we expect that competition will intensify as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

We may not be able to protect our patents and intellectual property, and we could incur substantial costs defending against claims that our products infringe on the proprietary or other rights of third parties.

Some of our intellectual property may not be covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will be issued or, if they are issued, whether they will be sufficiently broad to protect our technology and processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights, regardless of the merits of any such suits. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the U.S., and any resulting foreign patents may be difficult and expensive to enforce.

Our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing on third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, or at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. In addition, we may be involved in other litigation matters, investigations and disputes from time to time, arising in the normal course of business. Litigation, investigations, disputes and interference proceedings, whether they are related to intellectual property or other aspects of our business, even if they are successful, are frequently expensive to pursue and time consuming, could result in a diversion of our management’s attention and could result in judgments or penalties that have a material adverse effect on our financial condition and results of operations.

The underlying technology of Minit-Charger or our Blink chargers may not remain commercially viable, and this could affect the revenue and potential profit of ECOtality North America.

Competitors may develop competing technology in fast charging, conditioning and monitoring batteries for transportation and industrial applications which could be a superior technology and/or be produced at a lower cost than our technology. If this occurs and we are unable to modify our technology to provide greater results or at a lower price, we could lose our technology advantage, which would adversely impact or eliminate our revenue and profitability in our transportation and industrial charging segments.

Material weaknesses in our internal controls could have a material adverse effect on our business, financial condition and operating results and stockholders could lose confidence in our financial reporting.

Management concluded that our internal controls over financial reporting were ineffective due to material weaknesses for the fiscal year ended December 31, 2010. The areas in which material weaknesses were identified include accounts payable cutoff, stock-based compensation and external use software capitalization. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we are unable to correct these material weaknesses, we may not be able to provide reliable financial reports or prevent fraud, and our operating results could be harmed. Further, we may incur significant expenses in correcting these weaknesses and maintaining effective internal controls.

Pursuant to the recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act, smaller reporting companies, like us, are exempt from the requirement that management’s report be subject to an audit by an independent registered public accounting firm, although we may be required to do so in the future. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. We have not obtained an independent audit of our internal controls and, as a result, we may have other deficiencies or weaknesses in addition to the weaknesses described above. Further, at such time as we are required to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

The demand for hydrogen testing and educational materials, and small-scale applications for fuel cell products may not continue, and this could affect the prospects for the Fuel Cell Store.

We face competition in the provision of fuel cell products and educational materials from a number of companies. Additionally, the hydrogen industry is evolving; demand is unpredictable and follows outside forces such as school funding programs and government funding which are out of our control. If demand for these products and materials decreases, our business, financial condition and results of operations could be materially and adversely affected.

An increase in interest rates or a dramatic tightening of corporate credit markets could make it difficult for end-users to finance the cost of a conversion to renewable energy products and systems, and could reduce or eliminate the demand for our products.

Many of our end-users depend on debt financing to fund the initial capital expenditure required to purchase and install renewable energy products and systems. As a result, an increase in interest rates or further tightening in the credit markets could make it difficult for our end-users to secure the financing necessary to purchase and install renewable energy products and systems on favorable terms, or at all, and thus lower demand for our products and reduce our net sales. In addition, we believe that a significant percentage of our end-users install renewable energy products as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates could lower an investor’s return on investment in a renewable energy products and systems and make alternative investments more attractive relative to an investment in renewable energy products.

Problems with product quality or performance may cause us to incur warranty expenses, damage our market reputation and prevent us from maintaining or increasing our market share.

Our products are sold with various materials and workmanship warranties for technical defects and a 10-year and 25-year warranty against declines of more than 10% and 20% of their initial rated power, respectively. As a result, we bear the risk of extensive warranty claims long after we have sold our products and recognized net sales. As of March 31, 2011, our accrued warranty expense was approximately $0.3 million.

Because of the limited operating history of our products, we have been required to make assumptions regarding the durability and reliability of our products. Our assumptions could prove to be materially different from the actual performance of our products, causing us to incur substantial expense to repair or replace defective products in the future. Any widespread product failures may damage our market reputation and cause our sales to decline and require us to repair or replace the defective products, which could have a material adverse effect on our financial condition and results of operations.

We depend on a limited number of third-party suppliers for key raw materials and components and their failure to perform could cause manufacturing delays and impair our ability to deliver our products to customers in the required quality and quantities and at a price that is profitable to us.

Our failure to obtain raw materials and components that meet our quality, quantity and cost requirements in a timely manner could interrupt or impair our ability to manufacture our products or increase our manufacturing cost. Most of our key raw materials are either sole-sourced or sourced by a limited number of third-party suppliers. As a result, the failure of any of our suppliers to perform could disrupt our supply chain and impair our operations. In addition, many of our suppliers are small companies that may be unable to supply our increasing demand for raw materials as we implement our planned rapid expansion. We may be unable to identify new suppliers or qualify their products for use on our production lines in a timely manner and on commercially reasonable terms, if at all, which could have a material adverse impact on our financial condition and results of operations. In addition, the March 2011 earthquake and tsunami in Japan have disrupted the manufacturing of, and may delay the delivery of, the Nissan LEAF and Chevrolet Volt. If Nissan and General Motors, respectively, do not deliver the desired number of EVs, we may not be able to achieve full cost reimbursement under the DOE Contract, which could have a material adverse effect on our financial condition and results of operations.

Our international operations subject us to a number of risks, including unfavorable political, regulatory, labor and tax conditions in foreign countries.

We have operations outside the U.S. and expect to continue to have operations outside the U.S. in the near future. Currently, we have manufacturing operations in Mexico and established a subsidiary in Australia. In addition, we have signed agreements to establish joint ventures in the People’s Republic of China, although they have not yet been formed. As a result, we will be subject to the legal, political, social and regulatory requirements and economic conditions of many jurisdictions. Risks inherent to international operations, include, but are not limited to, the following:

•	difficulty in enforcing agreements in foreign legal systems;
•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs, or adopt other restrictions on foreign trade and investment, including currency exchange controls;
•	fluctuations in exchange rates may affect product demand and may adversely affect our profitability in U.S. dollars to the extent the price of our solar modules, cost of raw materials and labor and equipment is denominated in a foreign currency;
•	inability to obtain, maintain, or enforce intellectual property rights;
•	risk of nationalization of private enterprises;
•	changes in general economic and political conditions in the countries in which we operate;
•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;
•	difficulty with staffing and managing widespread operations; and
•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our solar modules and make us less competitive in some countries.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Jonathan Read, our Chief Executive Officer, H. Ravi Brar, our Chief Financial Officer, Barry Baer, our Secretary and Assistant Treasurer, Donald Karner, President of our ECOtality North America subsidiary and Kevin Morrow, Executive Vice President of our ECOtality North America subsidiary. The loss of Messrs. Read, Brar, Baer, Karner or Morrow could have a material adverse effect on us and our ability to achieve our business objectives. We may not be able to retain or replace these key employees. Several of our current key employees, including Messrs. Read, Brar, Baer, Karner and Morrow, are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment with us upon little or no notice, and the enforceability of such non-competition provisions could be limited in certain circumstances. Failure to maintain our management team could prove disruptive to our daily operations, require a disproportionate amount of resources and management attention and could have a material adverse effect on our business, financial condition and results of operations.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruptions, or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in personal injury or property damage. Our recharging systems, batteries, solar modules are electricity-producing devices, and it is possible that users could be injured or killed by our products due to product malfunctions, defects, improper installation or other causes. Our commercial shipment of products began in 1999 and, due to our limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may not have adequate resources and insurance to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. Any business disruption could result in substantial costs and diversion of resources.

Risks Relating to Our Common Stock

Our common stock has historically been thinly traded, so the price of our common stock could be volatile and could decline following the offering at a time when you want to sell your holdings.

Our common stock is traded on the Nasdaq Capital Market under the symbol ECTY. Our common stock has historically been thinly traded and the price of our common stock may be volatile. Between April 1, 2010 and March 31, 2011, our stock has traded as low as $2.45 and as high as $6.30 per share. In addition, as of March 31, 2011, our average trading volume during the last three months has been approximately 52,606 shares per day. As a result, numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	expiration of lock-up agreements;
•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers, suppliers or the DOE;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the electric transportation industry;
•	demand for our products;
•	investor perceptions of the electric transportation industry in general and the Company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	major catastrophic events;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	failure to comply with Nasdaq rules;
•	sales of our common stock, including sales by our directors, officers or significant stockholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in the Company at a time when you want to sell your interest in us.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a substantial number of shares of our common stock or the perception that these sales could occur, may depress the trading price of our common stock. These sales could also impair our ability to raise additional capital through a sale of our equity securities on terms we deem favorable or at all. Our Articles of Incorporation authorize us to issue 1,300,000,000 shares of common stock. As of March 31, 2011, we had 13,724,959 shares of common stock issued and outstanding, shares of Series A Convertible Preferred Stock outstanding that may be converted into 6,329,650 shares of common stock and 5,781,300 shares of common stock issuable upon the exercise of outstanding warrants and options. All of the shares issuable upon conversion of the Series A Convertible Preferred Stock and exercise of the warrants may be sold without restriction assuming the continuing effectiveness of the registration statement that was deemed effective by the SEC on June 24, 2010.

Although certain holders of the Series A Convertible Preferred Stock and warrants may not convert their Series A Convertible Preferred Stock or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% (or, in some cases, 19.99%) of our outstanding common stock, these restrictions do not prevent them from converting and/or exercising their holdings after they have sold shares.

The number of shares of common stock eligible for sale in the public market is limited by restrictions under federal securities law and may also be restricted under any agreements entered into with any underwriters who may participate in this offering.

We may continue to issue our stock and, subject to any restrictions in our debt instruments, if any, we may issue the stock of our subsidiaries to raise capital. Issuances of our stock or the stock of a subsidiary could dilute the interest of our existing stockholders and may reduce the trading price of our common stock. In addition, the shares issued upon conversion of the Series A Convertible Preferred Stock and/or exercise of the outstanding warrants could have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be used to fund our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our Board of Directors may consider relevant. As a result, any return on your investment in our common stock may be limited to the amount of appreciation in the share price thereof, if any.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the price and likelihood of a change of control transaction.

As of March 31, 2011 members of our Board of Directors and our executive officers, together with our affiliates, owned approximately 66.54% of our outstanding common stock, determined in accordance with the SEC’s rules for calculating beneficial ownership. Accordingly, these stockholders, if they act together, may be able to control all matters requiring the approval of our stockholders, including the election of directors and approval of significant corporate transactions. In addition, these stockholders can exert significant influence over our business and operations and may have interests that are adverse to the interests of our other stockholders. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may also delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our business or assets.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

Our Articles of Incorporation authorize our Board of Directors to issue up to 200,000,000 shares of preferred stock, of which 6,329,650 shares were outstanding as of March 31, 2011, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of “blank check” preferred stock, potential acquirers of the Company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, the Company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Certain provisions of our corporate governing documents and Nevada law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of our organizational documents and Nevada law could discourage potential acquisition proposals, delay or prevent a change in control of our Company, or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our Articles of Incorporation and Bylaws permit us to issue, without any further vote or action by the stockholders, up to 200,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series. In addition, our Articles of Incorporation permit our Board of Directors to adopt amendments to our Bylaws.

Our failure to maintain the listing requirements of the Nasdaq Capital Market could result in a de-listing of our common stock.

If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements, the minimum closing bid price requirement or remaining current in our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Nasdaq may take steps to de-list our common stock. Such a de-listing would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We currently have research coverage by a single analyst. We may never obtain research coverage by other industry or financial analysts. If few analysts commence or provide coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price and/or trading volume to decline, which could adversely affect your ability to sell our common stock at favorable prices or at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans and (e) our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus, including, without limitation, the risks and other factors discussed in the section captioned “Risk Factors” beginning on page 6 in this prospectus. Some of these risks include:

•	the potential loss of our grants from the U.S. Department of Energy (“DOE”);
•	the possibility that the additional capital that we will require to complete our DOE Contracts will not be available to us on favorable terms or at all;
•	our history of losses, which may continue and may negatively impact our ability to achieve our business objectives;
•	the possibility that the public demand for electric vehicles will not significantly increase in the future;
•	our dependency on car manufacturers’ timely delivery of EVs in sufficient quantities during the DOE Contract period;
•	the possibility that the decreasing range of EVs on a single charge will decrease consumers’ willingness to purchase EVs;
•	our potential inability to keep up with advances in EV technology;
•	increasing competition in our industry from large established companies;
•	our inability to defend our intellectual property or the potential that we will incur substantial costs in defending our intellectual property;
•	the possibility that we will cease to receive funding from the DOE or any other government funding;
•	the possibility that the technology underlying our Super-Charge and Minit-Charger products will cease to remain commercially viable;
•	the possibility that the demand for hydrogen testing will not continue;
•	the effect of local and national economic, credit and capital market conditions on the economy in general, and on the particular industries in which we operate;
•	potential problems with the quality or performance of our products;
•	our dependence on third party suppliers and the possibility that such suppliers will be unable to timely deliver the products we need on terms favorable to us or at all;
•	unfavorable political, regulatory, labor and tax conditions in foreign countries, which could adversely impact our international operations;
•	our potential inability to retain key employees;

•	our limited access to insurance coverage and the possibility that we may incur losses resulting from product liability claims, business interruptions, or natural disasters;
•	the interests of our directors, executive officers and affiliates, which exert significant control over our future direction and could reduce the sale value of the Company;
•	the fact that we have not and do not anticipate paying cash dividends on our common stock;
•	our ability to issue preferred stock, which may reduce the probability that we are acquired;
•	our high levels of outstanding preferred stock and warrants, which could depress the market price of our common stock;
•	the potential that the issuance of shares upon conversion of our preferred stock and exercise of our warrants could cause significant dilution to our common stockholders;
•	the limited market and volatility of our common stock;
•	the possibility that we could fail to remain current in our reporting obligations, which could result in the de-listing of our shares from the Nasdaq Capital Market;
•	the possibility that the sale or perceived sale of a substantial number of shares could cause the price of our common stock to decline;
•	the fact that we have material weaknesses in our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act; and
•	the possibility that analysts could publish reports that adversely affect the price and volume of our common stock.

In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. You should not place undue reliance on these forward-looking statements.

Each forward-looking statement contained in this prospectus reflects management’s view only as of the date on which it is made, and, except to the extent required by federal securities laws, we undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this public offering will be approximately $28.9 million, based on an assumed public offering price of $3.95 per share and after deducting the underwriting discount and our estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, it is estimated that the selling stockholders’ net proceeds will be approximately $4.4 million. We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling stockholders pursuant to the exercise, if any, of the over-allotment option.

We intend to use the net proceeds from this public offering primarily for working capital related to the DOE Contract, which we anticipate will require $20-25 million for the remainder of 2011. We intend to use any remaining proceeds from this offering to expand our Blink infrastructure and for general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application and allocation of the net proceeds from this offering. Additionally, we may use a portion of the net proceeds of this offering to finance acquisitions of, or investments in, competitive and complementary businesses or products as a part of our growth strategy. However, we currently have no plans or commitments with respect to any such acquisitions or investments. Any additional net proceeds received from the exercise of the over-allotment option will be used for working capital and general corporate purposes.

Pending use of the net proceeds from this offering, we intend to invest the net proceeds in short-term, investment-grade securities. We cannot predict whether the proceeds invested will yield a favorable return.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been listed on the Nasdaq Capital Market under the symbol “ECTY” since May 19, 2010. Prior to that, our common stock was quoted on the OTC Bulletin Board under the symbol “ETLY” until November 24, 2009, when the trading symbol for our common stock was changed to “ETLE.” The high and low sales prices on the Nasdaq Capital Market, and the high and low bid prices on the OTC Bulletin Board, of our common stock for the quarterly periods indicated are set forth below. These bid prices do not reflect retail mark-up, markdown or commissions and may not necessarily represent actual transactions. All share prices below have been adjusted to reflect the 1-for-60 reverse stock split of our common stock, which was effective as of November 24, 2009.

	High	Low
2011
Quarter Ended March 31, 2011	$4.03	$2.81
2010
Quarter Ended December 31, 2010	4.91	3.23
Quarter Ended September 30, 2010	5.11	2.45
Quarter Ended June 30, 2010	6.30	4.00
Quarter Ended March 31, 2010	5.52	4.06
2009
Quarter Ended December 31, 2009	11.70	5.13
Quarter Ended September 30, 2009	19.26	5.10
Quarter Ended June 30, 2009	8.70	1.98
Quarter Ended March 31, 2009	2.34	1.80

On March 31, 2011, the closing sale price of our common stock as reported by the Nasdaq Capital Market was $3.16 per share.

Holders

As of March 31, 2011 we had 13,724,959 shares of common stock issued and outstanding held of record by 358 stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011:

•	on an actual basis; and
•	on an as adjusted basis to reflect the estimated proceeds we will receive from the sale of 8,000,000 shares of our common stock by us in this offering at the assumed public offering price of $3.95 per share, after deducting the estimated underwriting discounts and commissions, and the estimated offering expenses payable by us.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(Unaudited, in thousands, except share and per share data)
Stockholders’ equity:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized, 6,329,650 shares issued and outstanding actual	$6	$6
Common stock, $0.001 par value; 1,300,000,000 shares authorized, 13,724,959 shares issued and outstanding actual and 21,724,959 shares as adjusted(1)	14	22
Additional paid-in capital	104,501	133,359
Accumulated deficit	(89,059)	(89,059)
Accumulated foreign currency translation adjustments	(66)	(66)
Total stockholders’ equity	15,396	44,262
Total capitalization	$15,396	$44,262

(1)	Does not include (a) an aggregate of 1,217,498 shares of common stock reserved for issuance upon exercise of stock options outstanding as of March 31, 2011, (b) 8,829,677 additional shares of our common stock reserved for future issuance under the 2007 Plan as of March 31, 2011, (c) 4,563,802 shares of common stock reserved for issuance upon exercise of all warrants outstanding as of March 31, 2011, and (d) 6,329,650 shares of common stock issuable upon the conversion of all of the Company’s Series A Convertible Preferred Stock outstanding as of March 31, 2011.

This table should be read with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

DILUTION

Purchasers of our common stock in this offering will suffer immediate dilution to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after completion of this offering. Dilution results from the fact that the per share offering price of the common stock is substantially in excess of the book value per share attributable to the existing stockholders for the presently outstanding stock.

As of March 31, 2011, our net tangible book value was approximately $11.5 million, or $0.84 per share, based on 13,724,959 shares outstanding. Our net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets and dividing this amount by the number of shares of our common stock outstanding on March 31, 2011.

Dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock after giving effect to this offering. After giving effect to the sale of 8,000,000 shares of our common stock in this offering and deducting the underwriting discounts and commissions and our estimated offering expenses, our net tangible book value as of March 31, 2011 would have been $1.86 per share of our common stock. This amount represents an immediate increase in net tangible book value of $1.02 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.09 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock		$3.95
Historical net tangible book value per share as of March 31, 2011	0.84
Increase in net tangible book value per share after this offering	1.02
Net tangible book value per share as of March 31, 2011 after giving effect to this offering		1.86
Dilution per share to new investors in this offering		$2.09

The above number of shares of our common stock outstanding, as of March 31, 2011, excludes:

•	1,217,498 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2011;
•	8,829,677 shares of common stock reserved for future issuance under our 2007 Plan as of March 31, 2011;
•	4,563,802 shares of common stock issuable upon the exercise of all warrants outstanding as of March 31, 2011; and
•	6,329,650 shares of common stock issuable upon the conversion of all of the Company’s Series A Convertible Preferred Stock outstanding as of March 31, 2011.

To the extent that stock options or warrants excluded from the table above are exercised, there may be further dilution to new investors if the exercise prices of such options or warrants are less than the offering price. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth our consolidated financial data for the periods presented and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected consolidated financial data for the years ended December 31, 2010 and 2009 was derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2011 and 2010, and the consolidated balance sheet data as of March 31, 2011 are derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements, and, in the opinion of management, reflect all adjustments necessary for the fair presentation of the financial information set forth in those statements. Our historical results presented below are not necessarily indicative of the financial results that may be achieved in any future period.

	Years Ended December 31, (Audited)		Three Months Ended March 31, (Unaudited)
	2010	2009	2011	2010
	(in thousands, except for share and per share data)
Consolidated Statement of Operations:
Revenue	$13,737	$8,602	$4,336	$2,700
Cost of revenue	13,182	4,960	5,327	2,391
Gross profit	555	3,642	(991)	309
Operating expenses:
General and administrative	16,408	16,807	3,778	2,239
Research and development	259	19	114	13
Depreciation	539	464	94	142
Warrant expense	—	—	1,784	—
Total operating expenses	17,206	17,290	5,770	2,394
Loss from operations	(16,651)	(13,648)	(6,761)	(2,085)
Other income (expense):
Interest income	40	6	3	15
Interest expense	(16)	(15,915)	(16)	(329)
Gain (loss) on disposal of assets	(133)	49	—	—
Other income	318	—	2	—
Total other income (expense)	209	(15,860)	(11,205)	(314)
Net loss	$(16,442)	$(29,508)	$(6,772)	$(2,399)
Net loss per share of common stock, basic and diluted	$(1.78)	$(8.16)	$(0.51)	$(0.29)
Weighted average number of common shares outstanding, basic and diluted	9,253,754	3,614,045	13,380,746	8,296,608

	March 31, 2011 (Unaudited)	December 31, (Audited)
		2010	2009
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,739	$3,845	$11,825
Restricted cash	594	1,174	—
Working capital	7,624	4,182	12,447
Total assets	24,628	16,792	19,626
Convertible preferred stock	6	6	9
Total stockholders’ equity	15,396	10,953	17,528

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The statements contained in all parts of this document that are not historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those relating to the following: our ability to secure necessary financing; expected growth; future operating expenses; future margins; fluctuations in interest rates; ability to continue to grow and implement growth, and regarding future growth, cash needs, operations, business plans and financial results and any other statements that are not historical facts.

When used in this document, the words “anticipate,” “estimate,” “expect,” “may,” “plans,” “project,” and similar expressions are intended to be among the statements that identify forward-looking statements. Our results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, those relating to costs, delays and difficulties related to our dependence on our ability to attract and retain skilled managers and other personnel; the intense competition within our industry; the uncertainty of our ability to manage and continue our growth and implement our business strategy; our vulnerability to general economic conditions; accuracy of accounting and other estimates; our future financial and operating results, cash needs and demand for services; and our ability to maintain and comply with permits and licenses; as well as other risk factors described in this Registration Statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those projected.

Overview

We are a leader in advanced EV charging and storage systems with 20 years of experience in designing, manufacturing, testing and commercializing these technologies. Leveraging that experience, we are currently building the largest EV smart charging network in the U.S. Our cloud-based smart charging network, branded as the Blink Network, is initially supporting the adoption of EVs in 18 major U.S. metropolitan markets. Through innovation and strategic partnerships, with companies such as ABB and Cisco, we are establishing and monetizing the Blink Network, which is expected to reach 14,000 chargers across the U.S. by year-end. Initial commercial customers hosting our chargers include Best Buy, BP/ARCO, Cracker Barrel, Fred Meyer/Kroger, and Macy’s.

We were incorporated in the State of Nevada in 1999 under the name Alchemy Enterprises, Ltd. to market biodegradable products. In November 2006, we changed our name to ECOtality, Inc. to better reflect our renewable energy strategy. Our primary operating segments consist of ECOtality North America, Innergy Power Corporation (“Innergy”) and ECOtality Stores (d.b.a. Fuel Cell Store). We acquired Fuel Cell Store, Innergy and ECOtality North America in 2007. We have a wholly owned subsidiary in Mexico, Portable Energy de Mexico S.A. de C.V., that provides manufacturing and assembly service. We also have a wholly owned subsidiary in Australia, ECOtality Australia Pty Ltd., that markets and distributes our Blink and Minit-Charger equipment in Australia and Southeast Asia. On May 19, 2010, our common stock commenced trading on the Nasdaq Capital Market.

Innergy is based in San Diego, California and provides us the ability to further expand our production, manufacturing and assembly capabilities for Innergy’s solar products and energy storage devices, as well as products of our other subsidiaries, including ECOtality North America’s Blink and Minit-Charger products. Innergy also provides us the ability to expand our offering of solar products and solutions into current and developing commercial markets, and provides strong manufacturing and assembly operations to assist other aspects of our business.

Fuel Cell Store is our wholly owned subsidiary. Fuel Cell Store (www.fuelcellstore.com) is an e-commerce marketplace that offers consumers a wide array of fuel cell products from around the globe. Based in San Diego, California, Fuel Cell Store develops, manufactures, and sells a diverse and comprehensive range of fuel cell products that includes fuel cell stacks, systems, component parts and educational materials. Fuel Cell Store is a leading market place for fuel cell stack, component, and hydrogen storage manufacturers to unite with consumers and is an attractive source for hydrogen and fuel cell industry activity and direction.

On August 5, 2009, ECOtality North America was selected by the DOE for a cost reimbursable contract of approximately $100.2 million to undertake the largest deployment of EVs and charging infrastructure in U.S. history, known as “The EV Project.” On September 30, 2009, ECOtality North America accepted the original contract of approximately $99.8 million, of which $13.4 million was sub-funded to federally funded research and development centers. On June 17, 2010, ECOtality North America was awarded an additional $15.0 million contract extension from the DOE, of which $1.2 million was sub-funded to federally funded research and development centers, to expand the market footprint of The EV Project and include the Chevrolet Volt. We believe that leading the world’s largest EV infrastructure project gives us unparalleled and distinct competitive advantages that will support our global business development initiatives.

Through The EV Project, we are developing, installing, and managing up to 14,000 charging stations in 18 U.S. cities across six states and the District of Columbia in support of the initial launch of over 5,700 Nissan LEAF battery EVs (“BEVs”) and 2,600 Chevrolet Volt PHEVs. The goal of The EV Project is to develop, implement and study techniques for optimizing the deployment of charging infrastructure to support widespread market acceptance of EVs in the U.S. and internationally, as well as identify commercially viable business models to create a sustainable EV charging industry. Through The EV Project, we have begun to deploy our Blink charging stations in the following major metropolitan areas: Phoenix (AZ), Tucson (AZ), Los Angeles (CA), San Diego (CA), San Francisco (CA), Dallas (TX), Fort Worth (TX), Houston (TX), Seattle (WA), Portland (OR), Eugene (OR), Salem (OR), Corvallis (OR), Nashville (TN), Knoxville (TN), Memphis (TN), Chattanooga (TN) and Washington, DC.

On August 31, 2009, ECOtality North America was awarded $8.0 million from the California Energy Commission (the “CEC”) to support the deployment of charge infrastructure and EVs in California as part of the CEC “American Recovery and Reinvestment Act of 2009 Cost Share: Alternative and Renewable Fuel and Vehicle Technology Program.”

In November 2010, ECOtality Australia was awarded part of the Victorian Electric Vehicle Trial from the Victoria Department of Transportation. This trial will deploy our Blink residential, commercial, and DC Fast Chargers in the State of Victoria for testing and data collection. The trial is expected to continue for three years from its inception and will expand the Blink product line outside the borders of the U.S.

In January 2011, we entered a strategic partnership with ABB, a global leader in power and automation technologies. In connection with this partnership, ABB Technology Ventures Ltd, an affiliate of ABB, committed $10.0 million of capital, and ABB entered into a North American manufacturing and sales distribution agreement with us.

Since inception through March 31, 2011, we had recognized $8.2 million in revenue. As of March 31, 2011, we had an accumulated deficit of $89.1 million. We experienced net losses of $29.5 million for the year ended December 31, 2009, $16.4 million for the year ended December 31, 2010 and $6.8 million for the three months ended March 31, 2011.

Results of Operations

Since 2008, we have been transforming ourselves from being a development stage company to a growth oriented renewable energy company with a focus toward EV infrastructure. In 2009, we took steps to strengthen our financial viability by eliminating our debt structure, obtaining working capital, establishing strong partnerships and securing federal stimulus contracts. On September 30, 2009, we signed a cost reimbursement contract with the DOE that gave us the ability to transform our company and we have grown our revenues from $8.6 million in 2009 to $13.7 million in 2010. As of March 31, 2011, we have an accumulated deficit of $89.1 million.

Three Months Ended March 31, 2011 Compared With Three Months Ended March 31, 2010

The following table sets forth our results of operations for the three months ended March 31, 2011 and 2010 (in thousands, except percentages):

	Three Months Ended March 31,		Dollar Increase/ (Decrease)	Percentage Increase/ (Decrease)
	2011	2010
Revenue	$4,336	$2,700	$1,636	61%
Cost of revenue	5,327	2,392	2,936	123
Gross profit	(991)	309	(1,300)	(421)
Operating expenses:
General and administrative	5,562	2,240	3,322	148
Research and development	114	13	101	791
Depreciation	93	142	(48)	(34)
Total operating expenses	5,770	2,394	3,376	141
Loss from operations	(6,761)	(2,085)	(4,675)	224
Other income (expense):
Interest income	3	15	(13)	(83)
Interest expense	(16)	(329)	313	(95)
Other income	2	—	2	100
Total other income (expense)	(11)	(314)	302	(96)
Net loss	$(6,772)	$(2,399)	$(4,373)	182%

Revenue and Cost of Revenue

We recognized revenue of $4.3 million for the three months ended March 31, 2011 compared to $2.7 million for the three months ended March 31, 2010. The increase in revenue of $1.6 million or 61% in 2011 is primarily related to the revenue earned on work performed under the DOE Contract, which was $2.2 million in the three months ended March 31, 2011 compared to $0.7 million for the same period in 2010. Revenue also increased in 2011 due to the increase in our other lines of business including sales of industrial chargers. We anticipate the majority of our revenue in 2011 will be derived from the DOE Contract based on deliveries of chargers.

Cost of revenue primarily consists of labor, materials, facilities and equipment related to the manufacturing of chargers and development of the Blink Network. Cost of revenue was $5.3 million for the three months ended March 31, 2011 compared to $2.4 million for the three months ended March 31, 2010. The increase of $2.9 million, or 123%, was primarily due to the ramp up of activity and associated costs incurred under the DOE Contract in 2011.

Gross margin percentage for the three months ended March 31, 2011 was (23)% compared to 11% for the three months ended March 31, 2010. The decrease in the gross margin is reflective of the costs incurred in 2011 under the DOE Contract where we were reimbursed for approximately 46% of our costs. The DOE Contract revenues in the first quarter of 2011 were much higher than for the same period in 2010, and thus the relative impact of the contract in 2010 was limited.

Operating Expenses

Total operating expenses were $5.8 million for the three months ended March 31, 2011 compared to $2.4 million for the three months ended March 31, 2010. The largest component of our operating expenses is general and administrative expenses, which were $5.6 million or 96% of total operating expenses for the three months ended March 31, 2011, compared with $2.2 million or 94% for the three months ended March 31, 2010. Total operating expenses included a one-time, non-cash expense of $1.8 million relating to the issuance of warrants to Shenzhen Goch as described below.

General and administrative expenses primarily consist of payroll, facilities, legal fees, professional fees and marketing costs. General and administrative expenses increased by $3.3 million or 148% for the three months ended March 31, 2011 compared to the same period in the prior year.

Legal fees were $0.5 million for the three months ended March 31, 2011 compared with $0.2 million for the three months ended March 31, 2010. The increase in 2011 was primarily related to costs associated with the SEC formal Private Order of Investigation. All such expenses are currently being expensed with the expectation of insurance reimbursement in 2011 from our Directors and Officers insurance carrier.

Professional fees were $0.3 million for the three months ended March 31, 2011 compared with $0.1 million for three months ended March 31, 2010. The $0.2 million increase is attributable to increased expenses to support our outreach to state and local governments in the interest of furthering green energy initiatives.

Accounting fees were $0.2 million for the three months ended March 31, 2011 compared with $0.06 million for the three months ended March 31, 2010. This increase is attributable to higher audit and review fees.

Executive and Director’s compensation was $0.27 million in the three months ended March 31, 2011 compared with $0.24 million prior year. All other compensation was $1.5 million compared to $0.8 million for the three months ended March 31, 2010. The increase in all other compensation is directly attributable to the increase in work force (up 30 percent from prior year) required to service the DOE Contract.

Our marketing, investor and public relations expenses were $0.2 million for the three months ended March 31, 2011 compared with $0.1 million for the three months ended March 31, 2010. The increased spending in 2011 was primarily related to ongoing branding identification efforts to establish our base brand from which all our on-road (electric vehicle related) products will extend and to promoting our line of electric vehicle products.

All other general and administrative expenses totaled $2.7 million for the three months ended March 31, 2011 compared to $0.7 million for the three months ended March 31, 2010. The increase in all other general and administrative expenses was primarily driven by $1.8 million of non-cash expense for 477,777 warrants issued to Shenzhen Goch in return for a release of supplier non-exclusivity rights to facilitate the $10 million investment by ABB Technology Ventures Ltd in January 2011, as well as increased resources to support the effective execution of our business plan and the fulfillment of our DOE Contract obligations.

Research and development expenses primarily consist of engineering costs that totaled $0.1 million for the three months ended March 31, 2011 compared to $0.01 million for the three months ended March 31, 2010. This increase was due to our focus on research and development activities related to our Blink technologies. We expect our research and development expenses to remain at this level as we continue to expand our research and development activities but expect to fund these costs in whole or in part by partnering with government and industry through research and development cost share contracts.

Depreciation expense was approximately $0.09 million for the three months ended March 31, 2011 and 2010. We expect this expense to increase as we purchase more property and equipment in support of the growth of our operations.

Year Ended December 31, 2010 Compared With Year Ended December 31, 2009

The following table sets forth our results of operations for the years ended December 31, 2010 and 2009 (in thousands, except percentages):

	Years Ended December 31,		Dollar Increase/ (Decrease)	Percentage Increase/ (Decrease)
	2010	2009
Revenue	$13,737	$8,602	$5,135	60%
Cost of revenue	13,182	4,960	8,222	166
Gross profit	555	3,642	(3,087)	(85)
Operating expenses:
General and administrative	16,408	16,807	(399)	(2)
Research and development	259	19	240	1,263
Depreciation	539	464	75	16
Total operating expenses	17,206	17,290	(84)	—
Loss from operations	(16,651)	(13,648)	3,003	22
Other income (expense):
Interest income	40	6	34	567
Interest expense	(16)	(15,915)	(15,899)	(100)
Gain (loss) on disposal of assets	(133)	49	(182)	(371)
Other income	318	—	318	100
Total other income (expense)	209	(15,860)	16,069	101
Net loss	$(16,442)	$(29,508)	$(13,066)	(44)%

Revenue and Cost of Revenue

We recognized revenue of $13.7 million for the year ended December 31, 2010 compared to $8.6 million for the year ended December 31, 2009. The increase in revenue of $5.1 million or 60% in 2010 is primarily related to the revenue earned on the initial work performed under the DOE Contract, which was $5.8 million in 2010 compared to $0.2 million in 2009. Revenue also increased in 2010 due to the increase in our other lines of business including sales of industrial chargers. We anticipate the majority of our revenue in 2011 will be derived from the DOE Contract based on deliveries of chargers.

Cost of revenue primarily consists of labor, materials, facilities and equipment related to the manufacturing of chargers and development of the Blink Network. Cost of revenue was $13.2 million for the year ended December 31, 2010 compared to $5.0 million for the year ended December 31, 2009. The increase of $8.2 million, or 166%, was primarily due to a full year of costs incurred under the DOE Contract in 2010 and only a partial year in 2009. We did not commence services under the DOE Contract until the fourth quarter in 2009.

Gross margin percentage for the year ended December 31, 2010 was 4% compared to 42% for the year ended December 31, 2009. The decrease in the gross margin is reflective of the costs incurred in 2010 under the DOE Contract where we were reimbursed for approximately 46% of our costs. The DOE Contract commenced in the fourth quarter of 2009, and thus the impact of the contract in 2009 was limited.

Operating Expenses

Total operating expenses were $17.2 million for the year ended December 31, 2010 compared to $17.3 million for the year ended December 31, 2009. The largest component of our operating expenses is general and administrative expenses, which were $16.4 million or 95% of total operating expenses for the year ended December 31, 2010 compared with $16.8 million or 97% for the year ended December 31, 2009.

General and administrative expenses primarily consist of payroll, facilities, legal fees, professional fees and marketing and advertising costs. General and administrative expenses decreased by $0.4 million or 2% for the year ended December 31, 2010 compared to the prior year. General and administrative expenses in 2009 included stock-based compensation of $8.1 million for stock grants issued upon achievement of milestones in 2009 related to the initial DOE Contract. Stock-based compensation in 2010 was approximately $4.9 million related to stock grants and option issuances tied to employment contracts.

Offsetting the decrease in stock-based compensation were increases in legal fees, professional fees, and marketing and advertising costs. Legal fees were $1.5 million for the year ended December 31, 2010 compared with $0.8 million for the year ended December 31, 2009. While legal fees in both years have been substantial, each of these figures were driven by different business requirements. In 2009, much of our legal fees were attributable to restructuring our debt and subsequently eliminating it at the end of 2009. In 2010, our legal fees were related to efforts around registering shares for the investors who supported us in our recent capital raise as well as continuing to establish and protect our intellectual property (“IP”) including the expansion of these IP protections into targeted international markets. In addition, we have incurred legal fees related to the SEC formal Private Order of Investigation and such expenses are currently being expensed with the expectation of insurance reimbursement in 2011 from our Directors and Officers insurance carrier.

Professional fees were $0.7 million for the year ended December 31, 2010 compared with $0.3 million for year ended December 31, 2009. The $0.4 million increase is attributable to the costs to be listed on Nasdaq, services from an outside consulting firm to advise the Compensation Committee of the Board of Directors on the appropriate compensation plans for employees and outside directors and costs related to information technology, which included other outsourced human resource activities to support our growing employee base as well as costs to facilitate communications between our new and existing office locations.

Our marketing, advertising and investor and public relations expenses were $0.6 million for the year ended December 31, 2010 compared with $0.3 million for the year ended December 31, 2009. The increased spending in 2010 was primarily related to outsourced branding identification efforts to establish our base brand from which all our on-road (electric vehicle related) products will extend and to promoting our line of electric vehicle products.

All other general and administrative expenses totaled $9.5 million for the year ended December 31, 2010 compared to $4.9 million for the year ended December 31, 2009. The increase in all other general and administrative expenses was primarily driven by increased resources to support the effective execution of our business plan and the fulfillment of our DOE Contract obligations.

Research and development expenses primarily consist of engineering costs that totaled $0.3 million for the year ended December 31, 2010 compared to $19,000 for the year ended December 31, 2009. The increase of $0.2 million was due to our focus on research and development activities related to our Blink technologies. We expect our research and development expenses to remain at this level as we continue to expand our research and development activities but expect to fund these costs in whole or in part by partnering with government and industry through research and development cost share contracts.

Depreciation expense was approximately $0.5 million for the years ended December 31, 2010 and 2009. We expect this expense to increase as we purchase more property and equipment in support of the growth of our operations.

Non-Operating Income and Expense

For the year ended December 31, 2010, we earned interest income in the amount of $40,000 compared with $6,000 for the year ended December 31, 2009. The decrease in interest income is due to the decrease in our cash and cash equivalents balance in 2010 as funds were used for operating activities.

Interest expense was $16,000 for the year ended December 31, 2010 compared to $15.9 million for the year ended December 31, 2009. The higher amount for 2009 is attributable to fees and financing charges related to our waivers on the convertible debentures we issued in November and December of 2007 as well as the costs of the final debt restructuring and elimination of our debenture debt.

Loss on disposal of assets was $0.1 million for the year ended December 31, 2010 compared to a gain of $49,000 for the year ended December 31, 2009. The gain in 2009 was primarily related to the sale of vehicles previously utilized for testing and evaluation as part of our consulting activities. The loss in 2010 is primarily related to the disposal of the hydrogen bus that is no longer operational for use in the business.

Other income of $0.3 million for the year ended December 31, 2010 was attributable to the release of accruals set up in 2009 for estimated costs related to our prior registration statement filings.

Segment Information

Generally accepted accounting principles require disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. We are the parent company of Fuel Cell Store and ECOtality North America. Innergy Power Corporation, a division of ECOtality, is a leader in the design and manufacture of thin sealed rechargeable lead batteries and high quality flat-panel multi-crystalline solar modules. Fuel Cell Store is the leading online marketplace for fuel cell-related products and technologies with online distribution sites in the U.S., Japan, Russia, Italy and Portugal. ECOtality North America is a leader in the research, development and testing of advanced transportation and energy systems with a focus on alternative-fuel, hybrid and electric vehicles and infrastructures. ECOtality North America also holds exclusive patent rights to the Super Charge and Minit-Charger systems – battery fast charge systems that allow for faster charging with less heat generation and longer battery life than conventional chargers. We report these subsidiaries as three reportable segments: Fuel Cell Store, ECOtality North America and Innergy.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies in Note 2 of our consolidated financial statements included in this prospectus.

Summarized financial information concerning our reportable segments for the year ended December 31, 2010 is as follows (in thousands):

	Year Ended December 31, 2010
	ECOtality North America	Innergy	Fuel Cell Store	Total
Revenue	$11,707	$1,159	$871	$13,737
Depreciation and amortization	411	4	3	418
Operating income (loss)	(9,362)	(112)	208	(9,266)
Gain (loss) on disposal of assets	(6)	—	—	(6)
Segment income before corporate overhead allocation	(9,368)	(112)	208	(9,272)
Corporate overhead allocation	(5,817)	(699)	(533)	(7,049)
Segment loss	(15,185)	(811)	(325)	(16,321)
Not included in segment loss:
Depreciation on corporate assets	—	—	—	120
Reported net income after tax	—	—	—	(16,442)
Capital expenditures	2,237	—	—	2,237
Total segment assets – excluding intercompany receivables	10,946	406	258	11,610
Other items not included in segment assets:
Other corporate assets	—	—	—	5,182
Total reported assets	—	—	—	16,792

Summarized financial information concerning our reportable segments for the year ended December 31, 2009 is as follows (in thousands):

	Year Ended December 31, 2009
	ECOtality North America	Innergy	Fuel Cell Store	Total
Revenue	$5,702	$2,111	$788	$8,601
Depreciation and amortization	320	7	4	331
Operating income (loss)	(2,077)	646	148	(1,283)
Interest expense	(1)	—	—	(1)
Gain (loss) on disposal of assets	48	—	—	48
Segment income before corporate overhead allocation	(2,030)	646	148	(1,236)
Corporate overhead allocation	(18,654)	(6,906)	(2,579)	(28,139)
Segment loss	(20,684)	(6,260)	(2,431)	(29,375)
Not included in segment loss:
Depreciation on corporate assets	—	—	—	133
Reported net income after tax	—	—	—	(29,508)
Capital expenditures	772	—	6	778
Total segment assets – excluding intercompany receivables	6,373	714	187	7,274
Other items not included in segment assets:
Other corporate assets	—	—	—	12,352
Total reported assets	—	—	—	19,626

Summarized financial information concerning our reportable segments for the three months ended March 31, 2011 is as follows (in thousands):

	Three Months Ended March 31, 2011
	ECOtality North America	Innergy	Fuel Cell Store	Total
Revenue	$3,695	$467	$174	$4,336
Depreciation and amortization	81	1	—	82
Operating income (loss)	(3,279)	142	41	(3,096)
Gain (loss) on disposal of assets	(11)	—	—	(11)
Segment income before corporate overhead allocation	(3,290)	142	41	(3,107)
Corporate overhead allocation	(3,113)	(394)	(146)	(3,653)
Segment loss	(6,403)	(252)	(105)	(6,760)
Not included in segment loss:
Depreciation on corporate assets	—	—	—	11
Reported net income after tax	—	—	—	(6,772)
Capital expenditures	1,268	—	—	1,268
Total segment assets – excluding intercompany receivables	15,743	592	263	16,598
Other items not included in segment assets:
Other corporate assets	—	—	—	8,030
Total reported assets	—	—	—	24,628

Summarized financial information concerning our reportable segments for the three months ended March 31, 2010 is as follows (in thousands):

	Three Months Ended March 31, 2010
	ECOtality North America	Innergy	Fuel Cell Store	Total
Revenue	$2,149	$347	$204	$2,700
Depreciation and amortization	105	1	1	107
Operating income (loss)	(989)	50	47	(892)
Gain (loss) on disposal of assets	—	—	—	—
Segment income before corporate overhead allocation	(989)	50	47	(892)
Corporate overhead allocation	(1,172)	(190)	(111)	(1,473)
Segment loss	(2,161)	(139)	(64)	(2,364)
Not included in segment loss:
Depreciation on corporate assets	—	—	—	37
Reported net income after tax	—	—	—	(2,399)
Capital expenditures	221	—	—	221
Total segment assets – excluding intercompany receivables	6,814	567	255	7,636
Other items not included in segment assets:
Other corporate assets	—	—	—	15,513
Total reported assets	—	—	—	23,149

ECOtality North America is the segment that includes the operating results related to our DOE Contract. The changes in operating results by segment are consistent with the fluctuations noted in the results of operations year over year, as the majority of the increase activity is related to activities under the DOE Contract.

Liquidity and Capital Resources

As of March 31, 2011, we had $6.7 million of cash and cash equivalents compared to $3.8 million as of December 31, 2010. The $2.9 million decrease in cash is directly attributable to the use of our funds in the expansion of our business as we incurred costs to produce and install electric chargers in support of the DOE Contract requirements. As of March 31, 2011 we had $0.6 million of restricted cash which serves as the collateral for letters of credit and accordingly, is not available for our use in current operations.

Our primary uses of cash from operating activities have been for personnel-related expenditures and costs related to the DOE Contract. We have experienced negative cash flows from operations as we continue to expand our business. Our cash flows from operating activities will continue to be affected principally by our working capital requirements and the extent to which we increase spending on the design and development of our products and the related contracts we enter into during a period.

We utilized cash for operating activities in the amount of $10.5 million during the year ended December 31, 2010 compared to $4.2 million during the year ended December 31, 2009. The use of cash reflected a net loss of $16.4 million in 2010 and $29.5 million in 2009, which was partially offset by non-cash stock-based compensation of $4.8 million in 2010 and $10.1 million in 2009. The stock-based compensation related to awards made primarily to retain key employees. The $11.5 million for the amortization of financing costs in 2009 was due to the restructuring and elimination of our debenture debt.

We utilized cash for operating activities in the amount of $5.7 million during the three months ended March 31, 2011 compared to $1.7 million during the three months ended March 31, 2010. The use of cash reflected a net loss of $6.8 million in 2011 and $2.4 million in 2010. The 2011 amount was partially offset by non-cash warrant expense of $1.8 million.

Net cash used in investing activities was $2.5 million for the year ended December 31, 2010 compared to $0.7 million for the year ended December 31, 2009. The purchase of property and equipment of $2.2 million in 2010 and $0.8 million in 2009 was primarily for items to be utilized in support of the DOE cost reimbursement contract. In addition, in 2010 we capitalized $0.4 million in intangible assets for trademarks and patents costs.

Net cash used in investing activities was $0.8 million for the three months ended March 31, 2011 compared to $0.2 million for the three months ended March 31, 2010. The purchase of property and equipment of $1.3 million in 2011 and $0.2 million in 2010 was primarily for items to be utilized in support of the DOE cost reimbursement contract.

Net cash generated by financing activities was $5.0 million in 2010 compared to $16.3 million in 2009. The cash generated in 2010 and 2009 is related to the receipt of $20.5 million in investment capital received in November 2009 and January 2010. Financing activities from January 1, 2009 through December 31, 2010 have been a critical factor in enabling us to transform ourselves to become a leader in the renewable energy sector.

Net cash generated by financing activities was $9.3 million in the three months ended March 31, 2011 compared to $5 million in the three months ended March 31, 2010. The cash generated in the three months ended March 31, 2011 is related to the $10 million in investment capital received in January 2011. The $5 million generated in the three months ended March 31, 2010 reflects the final receipt of funds related to the $20.5 million in investment capital committed in November 2009. Financing activities commencing in 2009 and continuing to the present have been a critical factor in enabling us to transform ourselves to become a leader in the renewable energy sector.

Given what we believed to be a competitive edge in the fast charger market, as well as having efficient plant operating capacity in Mexico, we believed our strengths in the alternative energy field would allow us to achieve our planned objectives, and to generate adequate levels of working capital as we grew our company. These assumptions, however, did not capture the magnitude nor the speed of the 2008 economic down turn and its subsequent impact in the alternative energy field. These external forces restricting growth and access to capital simultaneously resulted in our financing options being very limited and expensive. To bridge this period of restricted capital options required the establishment of a line of credit and relief from debt service requirements as we continued to pursue our objectives of raising working capital through equity or other sources.

During 2009, we sought equity capital while working with our debt holders for additional time to generate needed working capital and to preclude paying interest and redemption of principal. We were successful in this effort and in a series of transactions during 2009 obtained working capital and converted our debt to equity.

On May 15, 2009, we and the holders of our debentures issued in November and December 2007 entered into an Amendment to Debentures and Warrants, Agreement and Waiver (the “May 2009 Amendment”) restructuring the Company’s equity as well as establishing an inducement for additional working capital. The May 2009 Amendment, which was effective as of May 1, 2009, provided for $2.0 million in new capital as well as additional capital (up to $500,000) to be invested by the November and December 2007 debenture holders.

On July 2, 2009, we completed two amendments to the May 2009 Amendment and issued $2.5 million in 8% Secured Convertible Debentures that were important to the Company’s future and tied together the series of November and December 2007 debenture documents and related amendments.

On October 31, 2009, we signed a Securities Exchange Agreement with all holders of our convertible debentures and holders of certain warrants to convert all outstanding amounts, totaling $9.1 million, under these debentures and all related warrants into an aggregate of 8,597,299 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has no redemption or preferential dividend rights, but may be converted into shares of the Company’s common stock.

On October 31, 2009, we signed a Securities Purchase Agreement and a Registration Rights Agreement with accredited investors pursuant to which the investors agreed to purchase $20.5 million of our common stock at a purchase price of $7.20 per share. The funds from the private placement were utilized as working capital to support the initial requirements of the contract signed with the DOE on September 30, 2009.

During 2010, we invested significant time and effort seeking additional working capital to complete the requirements associated with the initial phases of the DOE cost reimbursement contract. These efforts culminated in the $10.0 million equity investment and manufacturing agreements that were completed in January 2011.

Management’s Plan of Operation and for Working Capital

The majority of our operational focus in 2010 was centered around the design and development of hardware, software and network infrastructure necessary for the creation of the Blink Network. In 2011 and 2012, we plan to focus on operationalizing the network by installing thousands of EVSE at our customers’ and partners’ residential and commercial locations in conjunction with the launch of the Nissan LEAF and the Chevy Volt. The vast majority of the installations in 2011 will go towards satisfying the demand of the EV Project. However, we are also ramping up a sales and field operations organization that will sell, install and service EVSE and an EVSE network after The EV Project’s completion. We expect the majority of installations in 2012 and beyond to come from these direct sales and partnership efforts. In order for the direct sales efforts to be successful, we must successfully partner with some or all of the following potential partners: major retail outlets, large corporate clients, small and medium enterprises, industrial supply companies, utilities, commercial, retail and office building owners, state and local governments and automobile manufacturers.

In addition, we will continue to revamp our industrial line of products and services as we maintain a focus on the slowly recovering warehouse and airport GSE markets. It will be critical for us to develop and launch our next generation of industrial products in the second half of 2011 with additional features and services, but at lower costs than our products selling price today in order to remain competitive.

Net working capital is an important measure of our ability to finance our operations. Our net working capital was $7.2 million at March 31, 2011. We anticipate a working capital requirement in the range of $20-25 million for the remainder of 2011 in order to complete the upfront activities associated with the DOE Contract. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including, among other things, market acceptance of our products, the cost of activities associated with the DOE Contract, and overall economic conditions. We currently expect to finance our operations by raising additional working capital during 2011. However, there can be no assurance that additional funding will be available to us on acceptable terms on a timely basis, if at all, or that we will generate sufficient cash from operations to adequately fund our operating needs or achieve profitability. If we are unable to raise additional capital to fund our operations, we will need to curtail planned activities to reduce costs. We estimate that we will need to initiate cost reduction actions during the third quarter of 2011 should adequate capital not be obtained. Doing so will likely have an unfavorable effect on our ability to execute our business plans.

Contractual Obligations

On June 12, 2006, the Company entered into a license agreement (the “License Agreement”) with the California Institute of Technology (“CalTech”) whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology, in exchange for 97,826 shares of common stock of the Company with a fair market value of $8.2 million. As partial consideration paid in connection with the License Agreement, the Company is obligated to pay an annual maintenance fee of $50,000 to CalTech, beginning on June 12, 2009, continuing until the expiration, revocation, invalidation or unenforceability of the last exclusively licensed patent rights or improvement patent rights.

On January 19, 2007 we purchased a 1,735 square foot, stand-alone office building at a cost of $575,615. A total of $287,959 has been paid. The remaining balance of $287,500, net a tax credit of $156, is structured as an interest-only loan from a non-affiliated third-party, bears an interest rate of 6.75% calculated annually, with monthly payments in the amount of $1,617 due beginning on February 16, 2007. The entire principal balance is due on or before January 16, 2012.

As of December 31, 2010, the Company has sixteen leases in effect for operating space. Future obligations under these commitments are as follows for the years ending December 31: $690,932 for 2011, $643,805 for 2012, $335,158 for 2013, $219,372 for 2014 and $202,996 for 2015.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold or issue financial instruments for trading purposes.

We had cash and cash equivalents of $6.7 million as of March 31, 2011. Our cash and cash equivalents are held primarily in cash deposits and money market funds. We hold our cash and cash equivalents for working capital purposes. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of interest rates in the U.S. Due to the short-term nature of these instruments, a sudden change in market interest rates would not be expected to have a material impact on our financial condition or our results of operations.

We have long debt-term of $287,500 related to our purchase of an office building. Our obligation under the debt is fixed and is not subject to interest rate fluctuations.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. of America. The preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, recoverability of goodwill and intangible assets, stock-based compensation, inventory valuations, valuation of deferred tax assets, and contingencies and litigation. We base our estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

We derive our revenue from sales of services and products and government grants related to clean energy technologies. We recognize revenue when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement, and collectability is reasonably assured.

We have entered into agreements, including grant agreements, with various government entities, under which we are obligated to deliver services such as development of the infrastructure for deployment of EVs, including gathering and completing the related data analyses. Under these agreements, the government entity makes payments to us based on expenditures incurred in the delivery of the services. We recognize revenue as the related services are performed, based upon the actual efforts incurred relative to the amount of total effort expected to be incurred by us in the performance under each agreement. Amounts related to capital expenditures are recognized over the term of the agreement as the related capital assets are used in the delivery of our services. Revenue is recognized provided that the conditions under which the government payments were made have been met, and we have only perfunctory obligations outstanding. In certain agreements, the government retains a financial interest in capital assets with a fair value of $5,000 or greater at the end of the agreement, which the Company may either buy out upon termination of the agreement, offer to the government to buy out the Company’s interest in the assets or sell the assets in the market and remit to the government the portion of the selling price equal to its financial interest. In these agreements, the government’s estimated financial interest is included in deferred revenues, and the assets are depreciated to the estimated disposal value at the termination of the agreement.

Revenue from service agreements with other customers, such as consulting services, is recognized as the services are performed. All costs of services are expensed as incurred. Revenue from sales of products is recognized when products are delivered and the title and risk of loss pass to the customer. If the arrangement requires customer acceptance, revenue is recognized when acceptance occurs. Our products are sold without a right of return.

Intangible Assets

Intangible assets on our consolidated balance sheet consist of capitalized costs to develop trademarks, including attorney fees, registration fees, design costs and the costs of securing the trademark, and legal costs to establish new patents.

We capitalized legal costs to establish new patents or trademarks and amortize the cost over the life of the intangible or its economic use, if deemed to be shorter. We periodically review our finite-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset is impaired or the estimated useful lives are no longer appropriate. If indicators of impairment exist and the undiscounted projected cash flows associated with such assets are less than the carrying amount of the asset, an impairment loss is recorded to write the asset down to their estimated fair values. Fair value is estimated based on discounted future cash flows.

Goodwill

Goodwill and other purchased intangible assets have been recorded as a result of our acquisitions of FuelCellStore.com in June 2007, Innergy Power Corporation in October 2007, ECOtality North America in November 2007, and Minit-Charger in December 2007. The goodwill is not deductible for tax purposes.

Goodwill is not amortized but instead is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that they may be impaired. We evaluate goodwill on an annual basis on October 1 of each fiscal year. The test for goodwill impairment is a two-step process. The first step compares the fair value of each reporting unit with its respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired and, therefore, the second step of the impairment test is unnecessary. The second step, used to measure the amount of impairment loss, compares the implied fair value of each reporting unit’s goodwill with the respective carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. There were no impairment charges through December 31, 2010.

Stock-Based Compensation

We account for stock-based compensation arrangements with employees using a fair value method, which requires the recognition of compensation expense for costs related to all stock-based payments including stock options. The fair value method requires us to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. We use the Black-Scholes pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the vesting period.

We account for stock options issued to nonemployees based on the estimated fair value of the awards using the Black-Scholes pricing model. The measurement of stock-based compensation is subject to adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in our consolidated statements of operations during the period the related services are rendered.

The Black-Scholes model requires the use of highly subjective and complex assumptions which determine the fair value of share-based awards. These assumptions include the expected term, risk-free interest rate, expected volatility, and expected dividend. Our expected term represents the estimated time from the date of the grant until the date of exercise and is primarily based on the simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the award. Our expected volatility is determined based on daily historical price observations for our shares over the expected term or as close to that term as possible subject only to the limitation of our trading history. Our risk-free interest rate is the market yield currently available on U.S. Treasury securities with maturities approximately equal to the option’s expected term. Our expected dividend yield was assumed to be zero as we have not paid, and do not anticipate paying, cash dividends on our shares of common stock.

We estimate our forfeiture rate based on an analysis of employee turnover and historical forfeitures, and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. Quarterly changes in the estimated forfeiture rate can have a significant effect on reported stock-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the consolidated financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the consolidated financial statements.

We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our own stock-based compensation on a prospective basis and incorporating these factors into the Black-Scholes option pricing model. Each of these inputs is subjective and generally requires significant management and director judgment to determine. If, in the future, we determine that another method for calculating the fair value of our stock options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee stock options could change significantly.

Inventory Valuation

Inventory is stated at the lower of cost, determined on a first-in, first-out basis, or market value. We record inventory write-downs for potentially excess inventory based on forecasted demand, economic trends and technological obsolescence of our products. If future demand or market conditions are less favorable than our projections, future inventory write-downs could be required and would be reflected in costs of goods sold in the period the revision is made. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. If actual demand and market conditions are less favorable than anticipated, additional inventory adjustments could be required in future periods.

Income Taxes

We follow the provisions of Accounting Standards Codification (“ASC”) Subtopic 740-10 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Due to certain significant changes in ownership in prior years, some of the net operating losses are subject to limitation under Internal Revenue Code Sections 382.

Segment Reporting

Generally accepted accounting principles require disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. We are the parent company of Fuel Cell Store and ECOtality North America. Innergy Power Corporation, a division of ECOtality, is a leader in the design and manufacture of thin sealed rechargeable lead batteries and high quality flat-panel multi-crystalline solar modules. Fuel Cell Store is the leading online marketplace for fuel cell-related products and technologies with online distribution sites in the U.S., Japan, Russia, Italy and Portugal. ECOtality North America is a leader in the research, development and testing of advanced transportation and energy systems with a focus on alternative-fuel, hybrid and electric vehicles and infrastructures. ECOtality North America also holds exclusive patent rights to the Super Charge and Minit-Charger systems – battery fast charge systems that allow for faster charging with less heat generation and longer battery life than conventional chargers. We report these subsidiaries as three reportable segments: Fuel Cell Store, ECOtality North America and Innergy.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies in Note 2 of our financial statements included in this prospectus.

Recent Accounting Pronouncements

In December 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-17 Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). ASU 2009-17 amends the guidance on variable interest entities in ASC Topic 810 — Consolidation related to the consolidation of variable interest entities. It requires reporting entities to evaluate former qualifying special purpose entities for consolidation, changes the approach to determining a variable interest entity’s (“VIE”) primary beneficiary from a quantitative assessment to a qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. It also clarifies, but does not significantly change, the characteristics that identify a VIE. This ASU requires additional year-end and interim disclosures for public and nonpublic companies that are similar to the disclosures required by ASC paragraphs 810-10-50-8 through 50-19 and 860-10-50-3 through 50-9. ASU 2009-17 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. On January 1, 2010, the Company adopted ASU 2009-17. The adoption of ASU 2009-17 did not have a material impact on the Company’s consolidated financial statements.

In January 2010 the FASB issued ASU 2010-06—Fair Value Measurement and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends certain disclosure requirements of Subtopic 820-10 and provides additional disclosures for transfers in and out of Levels I and II and for activity in Level III. This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. The final amendments to the ASC will be effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis. That requirement will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. ASU 2010-06 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. The Company adopted ASU 2010-06 as of January 1, 2010 with respect to the provisions required to be adopted as of January 1, 2010. The adoption of these provisions of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statements. The Company adopted ASU 2010-06 as of

January 1, 2011 with respect to the provisions required to be adopted for fiscal years beginning after December 15, 2010. The adoption of these provisions of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statements.

In October 2009 the FASB issued ASU No. 2009-13 — Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 amends ASC Subtopic 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall guidance will require entities to disclose more information about their multiple-element revenue arrangements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of qualitative and quantitative disclosures about the impact of the changes. The Company adopted this guidance on January 1, 2011 on a prospective basis. The adoption of ASU 2009-13 did not have a material impact on the Company’s consolidated financial statements.

BUSINESS

Overview

We are a leader in advanced electric vehicle (“EV”) charging and storage systems with 20 years of experience in designing, manufacturing, testing and commercializing these technologies. Leveraging that experience, we are currently building the largest EV smart charging network in the U.S. Our cloud-based smart charging network, branded as the Blink Network, is initially supporting the adoption of EVs in 18 major U.S. metropolitan markets. Through innovation and strategic partnerships with companies, such as ABB and Cisco, we are establishing and monetizing the Blink Network, which is expected to reach 14,000 chargers across the U.S. by year-end. Initial commercial customers hosting our chargers include Best Buy, BP/ARCO, Cracker Barrel, Fred Meyer/Kroger, and Macy’s. In January 2011, we entered a strategic partnership with ABB, a global leader in power and automation technologies. Under this partnership, ABB Technology Ventures Ltd committed $10 million of capital, and ABB entered into a North American manufacturing and sales distribution agreement with us.

As a leader in the EV supply equipment (“EVSE”) industry, we have been awarded several government grants to support and manage the build out of an EV charging infrastructure, including a $100.2 million(1) cost reimbursable contract from the U.S. Department of Energy (“DOE”), to lead, support and manage the largest deployment of EVs and charging infrastructure in U.S. history. This initiative — “The EV Project” — spans across six U.S. states and the District of Columbia to include 18 major metropolitan areas. As the sole project manager of The EV Project, we believe we are uniquely positioned to capture significant share of the domestic market for EV charging solutions.

Our primary product offerings are the Blink line of EVSE or “charging stations” for on-road vehicular applications, which include our Blink Level 2 residential and commercial chargers and DC Fast Charger. Our product offerings also include the Minit-Charger line of advanced fast-charge systems for off-road industrial applications. We also offer testing and consulting services to utilities and government agencies worldwide, including the Advanced Vehicle Testing Activities for the DOE and the EV Micro-Climate Program for utilities and government agencies.

With many forecasts suggesting fossil fuel prices will remain historically high, coupled with continued innovation from leading car manufacturers and sustained government support for technologies that promote domestic energy consumption, we believe the market for EVs will grow substantially over the next decade. Toward this end, the U.S. government has stated its goal of having one million EVs on the road by 2015, supported by $2.4 billion in direct federal grants, along with billions in tax credits for EV and EVSE purchases and loan guarantees. As an early mover, we believe we are uniquely positioned to benefit from these trends in the EV industry.

Through May 31, 2011, we have installed 1,280 Level 2 residential chargers and have plans to install 1,000 or more chargers per month through the remainder of 2011. With approximately 14,000 Blink chargers planned to be installed by the end of 2011 through The EV Project and our initial commercial sales channels, we believe the Blink Network will be the largest EV smart charging infrastructure network in the world and will become a well recognized and trusted brand within the U.S. and international EV industry.

Competitive Strengths

We believe that the following competitive strengths should position us to become a leading global provider of EV charging solutions:

•	Project Manager of the Largest EVSE Deployment in U.S. History. As sole project manager of the largest EV infrastructure initiative in U.S. history, we are overseeing the three-year infrastructure rollout of The EV Project. We believe our unique position within The EV Project has and will provide us several near- and long-term advantages relative to our competition. Supported in large part through The EV Project grants, we have developed three advanced and feature rich EVSE

(1)	The EV Project cost reimbursable contract amount of $100.2 million includes $86.4 million awarded under the initial grant in September 2009 and $13.8 million awarded via a subsequent grant in June 2010. See “Business — The EV Project and Supporting Grants” for more information.

systems that will provide us opportunities to generate recurring revenue through a variety of revenue models. Upon completion of The EV Project, we expect to have the largest EV charging station footprint in the U.S. with over 14,000 combined residential and commercial charging stations deployed, as well as the largest network connecting the charging stations to the grid, EVs and commercial retailers. Lastly, we expect The EV Project to provide us significant international attention and serve as a signature infrastructure achievement unmatched by our competition. This project, if successful, should provide us an extremely valuable marketing tool to support future EVSE infrastructure projects both domestically and internationally.
•	Blink Network. The Blink Network of charging stations will provide all EV drivers the freedom to travel wherever they choose and charge at commercial locations conveniently identified along the way. All Blink EVSE feature real time communications capabilities, and are designed to be networked into the Blink Network Operations Center to provide system administrators the ability to remotely monitor, control and communicate with all Blink EVSE. The Blink Network is a cloud-based operating system that provides device management and provisioning, location pricing customization, transaction processing, payment gateways, historical data collection, content management, reservation capabilities, and integration with utility smart grid services including home area network and home energy management system, and load management and demand response programs. EV drivers will be able to pay for charging their EV at any Blink station through a variety of options including interoperable RFID cards or fobs, smartphone applications, and mobile phone and credit card-based payment options. Consumers may also yield even greater advantages of the Blink Network, such as discounted charging rates, reservation systems, and enhanced Blink Network capabilities by becoming Blink Network members. Additionally, the recently announced Blink Mobile Application for smartphones and mobile devices will enable users to find Blink charger locations, utilize GPS navigation, and receive charge status notifications. The Blink Mobile Application is scheduled for release by the summer of 2011.
•	Strategic Partnerships. Based on our position as an innovator and market leader, we have established several key strategic partnerships to support product development, manufacturing, and deployment of our Blink Network. With regard to product development and manufacturing, we have forged important relationships with global power and automation technology firm, ABB, and auto and consumer product designer and manufacturer, Roush Enterprises. Our partnership with ABB will allow us to benefit from ABB’s global value chains, streamline sourcing and production capabilities and allow for Blink charging systems to be powered by ABB’s industry leading power electronics. Technology partnerships are also in place with Cisco for the integration of Blink Level 2 residential chargers with Cisco’s home energy management systems and with Sprint Nextel for wireless machine-to-machine communications. We also have agreements with Best Buy, BP/ARCO, Cracker Barrel, Fred Meyer (Kroger) and Macy’s to install commercial EVSE at select locations.
•	Smart Charging Stations. We believe our Level 2 and DC Fast Charger EV charging solutions are at the forefront of smart-charging technologies and have set a new standard within the industry. Our chargers provide intelligent user-friendly features to easily and safely charge EVs. Level 2 residential advanced charger features include binary wall mount design for ease of installation and physical layout, a touch screen providing charger status, statistics and history, programmable start/stop and synchronization with utility peak rates, ability to locate stations away from home, internal electric meter and wireless IEEE 802.11g, CDMA, AMI, and LAN capabilities. In addition to many of the above features, our Level 2 commercial charger provides specified advertising space, selective height adjustment for ADA compliance and 360-degree beacon light for easy identification. Our DC Fast Charger adds a 42-inch LCD display for optional media and advertising, AMI interface and smart meter capability for demand response and energy management, and smart RFID payment technology. Each of our chargers also incorporates web-based information delivery and smart phone charger station location, GPS navigation, charge status, and completion/interruption notification. Furthermore, our DC chargers are optimized to fast charge on-road batteries of all chemistries, while controlling battery temperature and avoiding the negative effects of overcharging. All chargers are outfitted with advanced data collection capabilities, which provide comprehensive performance evaluation of a battery’s state-of-health and state-of-charge and automatically adjust its charging rates to increase and maximize battery life.
•	Advanced Transportation Research and Development, Engineering and Testing. We have a long history in clean and renewable technologies and have various standing contractual relationships as a vehicle tester and consultant for the DOE, national research laboratories, national energy storage consortiums, and electric utilities. We provide services in energy storage, monitoring, system design and fabrication, product and vehicle testing, and product development. We have considerable expertise in the areas of EV systems, recharging stations, energy demand management systems, utility communication systems, advanced battery technologies, fast charging technologies, hydrogen production, storage and dispensing systems. We currently hold the exclusive contract for the DOE’s Advanced Vehicle Testing Activity program. As of December 31, 2010, we have conducted more than 10 million miles of vehicle testing on more than 200 advanced fuel vehicles.
•	Broad Government Support. In addition to the $100.2 million DOE cost reimbursable contracts under The EV Project, we have been awarded several additional contracts that further the goals of The EV Project. We are working in six states and the District of Columbia and with 18 major metropolitan areas across the U.S. We view these relationships as strategically important as we continue to expand our business in these areas and market our services to additional regions of the country.

Strategy

We intend to leverage our EV charging technology, market leading position gained through The EV Project and strategic relationships to build and commercialize a sustainable EVSE and Blink Network that supports the broader acceptance of EVs both domestically and internationally. We intend to leverage our EV charging infrastructure to further establish our leadership position and drive revenues through equipment sales, subscription programs and usage fees, media advertising models and interface with utilities as outlined below.

•	Equipment Sales. We anticipate that a majority of our revenue will be derived from the sale of Blink chargers to residential and commercial customers. We plan to offer our Blink Level 2 residential charger through both brick-and-mortar and online retail outlets. Installation of both commercial and residential Level 2 chargers are carried out by third parties, including a network of approximately 30 certified contractors that are currently part of the Blink Certified Contractor Network. Our Blink Level 2 commercial charger and Blink DC Fast Charger are sold through our inside sales force and installed by our authorized installation partners. We have also reached agreement with our partner ABB to use its sales distribution channels to offer our Blink charging stations as part of a complete EV solution to ABB’s network of North American commercial and utility customers. Over time, we expect to explore opportunities to sell our products through other dealers, distributors and utilities.
•	Network Subscription and Usage Fees. We plan to offer users of our Blink Network a variety of membership and usage fees. EV drivers are able to charge at any Blink station through a variety of options including interoperable RFID cards or fobs, smartphone applications, and mobile phone and credit card-based payment options. Blink users can choose between paying by the hour (Level 2) or minute (DC Fast Charger) at prices that are often substantially less than the per-mile cost of using gasoline. Consumers may also yield even greater advantages of the Blink Network, such as discounted charging rates, reservation systems, and enhanced Blink Network capabilities by becoming Blink Network members.
•	Media and Advertising. Our Level 2 commercial and DC Fast Chargers are being installed in a variety of retail, parking, and fueling station locations, and may be equipped with flat-panel color monitors measuring up to 42 inches diagonally. We plan to offer a variety of media and advertising opportunities to charger hosts and third party advertisers through our Blink commercial chargers as well as explore other advertising opportunities within the Blink Network.

•	Utility Interface. Our smart chargers are equipped with an embedded micro-processor, an internal electric meter to monitor energy usage, and feature various communications capabilities. By utilizing our color touch screens and real time communications capabilities, our Blink chargers provide a platform for utilities to communicate with customers and are programmable for time of use activities, providing usage data to utilities for load management. Our Blink chargers can be controlled remotely by the Blink Network for integration in demand response programs.

Industry

Electric Vehicles

Historically, the residential and commercial EVSE industry has been driven by a niche EV market where only a limited number of EVs were available. More recently, with the launch of EVs by major original equipment manufacturers (“OEMs”) and growing government support, the EVSE market is maturing at an accelerated pace and attracting the attention of major international players, representing all stages of the EV value chain. As the EV market develops, our residential and commercial EVSE and EV Micro-Climate businesses will remain highly dependent upon the success and broad adoption of EVs. Historically, a combination of factors, including those described below, has contributed to the inability of EVs to attract consumer attention. However, we expect a thriving EV and EVSE market to evolve based on a variety of positive industry trends.

Historical Challenges to Growth of EV	Current Environment: Opportunities for Market Growth
Low price of oil relative to total cost of an EV	Average gasoline prices (all types) have risen 84% over the past 24 months as of April 18, 2011, with average prices up steadily over the past decade U.S.
Energy Information Administration expects regular-grade gasoline retail prices, which averaged $2.76 per gallon last summer, will average $3.86 per gallon during the 2011 driving season
Limited choice and higher vehicle price point relative to comparable ICE models, driven by the high cost and relatively low performance of batteries	Hybrid electric vehicles were introduced in the U.S. in 1999 and made up 2.5% of U.S. light-duty vehicle sales in 2010
In December 2010, two EV models were launched in the U.S. by major OEMs
Planned launches for up to 40 EV models (including PHEVs) by over 20 OEMs over the next several years, beginning in 2010
Negligible consumer awareness/concern surrounding the environmental and sociopolitical issues regarding ICEs and their fuel source	Unrest in the Middle-East and rising oil prices have increased public spotlight on U.S. dependence on foreign oil
Limited government support and incentives aimed to entice consumers and drive demand	U.S. government goal of one million EVs on the road by 2015, supported by $2.4 billion in federal grants (including over $100 million for The EV Project), along with billions in loan guarantees
Federal and State tax incentives for EV and EVSE purchases
Lack of a robust charging infrastructure	ECOtality, among others, installing more than 14,000 smart chargers across the U.S. by the end of 2011

Against this backdrop, the 21st century ushered in the broad electrification of vehicles, beginning with the success of the Toyota Prius hybrid electric vehicle, or HEV. Introduced in the U.S. in 2000, the Prius went from a curiosity with approximately 5,500 vehicles sold that year, to an industry standard with nearly 140,000 vehicles sold in the U.S. in 2010. We believe the growth in HEV adoption has been driven by four key trends (i) the steady rise in oil prices, (ii) broad acceptance of hybrid technology, (iii) steady reduction in the price of hybrid vehicles relative to their ICE counterparts, and (iv) broad government support. We expect these same trends to support the acceptance and broad adoption of EVs over the near and long term.

Data from the U.S. Energy Information Agency and hybridcars.com shows a strong correlation between the rise in oil prices and sales of HEVs as shown in the chart below. Despite overall sales weakness for automobiles in recent years, HEVs have grown to represent 2.5% of U.S. auto sales in 2010 and major OEMs have introduced several dozen new HEV models. With Brent crude prices increasing to prices above $100/barrel, the reality of $4/gallon gasoline, and some longer range forecasts calling for steady price escalation (above historical norms), we believe more customers are likely to consider HEVs and EVs. In fact, for the first quarter of calendar 2011, ending March 31, U.S. HEV unit sales increased approximately 34% when compared with the same period of 2010 and the average price per gallon for gasoline increased by approximately 20%. This compares with light-duty vehicle sales year-over-year increase of 20% during the same three-month period.

Source: Energy Information Administration and DOE

In parallel with the growing penetration of HEVs over the past decade, several OEMs began more advanced EV development programs, culminating in the December 2010 launch of the Nissan LEAF and Chevy Volt EVs. Early indications are that the initial wave of EVs has been very well received, with each vehicle winning global awards and demand for each exceeding supply. For instance, Nissan announced on April 20, 2011 that approximately 340,000 individuals have registered on the Nissan LEAF website as interested potential buyers. Additionally, the Chairman of Nissan Americas stated publicly that, “Nissan LEAF deliveries are about to grow from the few hundreds, to the many thousands, and all current customer orders will be fulfilled by the end of this summer.” Nissan had previously announced that it stopped taking reservations in September 2010 after hitting the 20,000 mark, although the reservation process reopened on May 1, 2011. In the case of the Chevy Volt, GM has announced several production increases over the past few months, with recent indications that the company is exploring ways to increase 2012 production to over 100,000 vehicles. While production of the LEAF remains more limited, Nissan will be able to produce well over 250,000 units of the vehicle by late 2013. As of March 31, 2011, nearly 500 Nissan LEAFs and over 1,000 Chevy Volts had been delivered to customers in the U.S.

In addition to these mass-produced EVs, industry announcements have been made regarding planned introductions of at least 40 EVs through 2013, as outlined below.

Announced EVs

2010	2011	2012	2013
Chery s18 EV	BMW Active E EV	Fisker Nina PHEV	Ford Sedan PHEV
Chevy Volt PHEV	Citroen C-Zero	Chrysler 200c EV	Volkswagen Sedan EV
Nissan LEAF EV	Coda Automotive EV	Chrysler Town & Country PHEV	Volkswagen E-UP EV
Reva Sedan EV	Fisker Karma PHEV	Fiat 500 BEV EV	Volkswagen Golf PHEV
Tesla Roadster EV	Ford Focus EV	Ford Escape PHEV	Volkswagen Jetta PHEV
Think City EV	GM Crossover SUV PHEV	Ford Focus PHEV	BMW MegaCity i3 EV
Subaru Stella EV	Mercedes BlueZero PHEV	Gelly EK-1 EV	Audi “E-Up” EV
	Mini-E EV	Hyundai i10
	Opel Ampera PHEV	Hyundai PHEV
	Peugeot Ion EV	SAIC EV
	Pininfariana Blue Car EV	SAIC PHEV
	Renault Fluence ZE EV	Tesla Model S EV
	Renault Kangoo ZE EV	Volvo V-70 PHEV
	Smart EV	VW Golf VII PHEV
Toyota Prius PHEV
Mitsubishi i-MiEV

Source: Pike Research (Electric Vehicle Charging Equipment, 2Q 2010); company and published reports

While the recent model announcements demonstrate a substantial shift toward EVs by the auto industry, the ultimate success of EVs is dependent upon them being accessible to the broader market. At price points of approximately $25,300 and $32,800 (after a $7,500 government rebate), respectively, the LEAF and Volt are viewed by many as being approachable by a fairly broad customer base. The introductory LEAF price, in particular, represents a price point that many thought were unattainable, in large part due to the price of lithium-ion battery packs, which had been over $1,000/kWh (the LEAF battery is 24 kWh and the Volt 16 kWh) prior to the mass production of the LEAF/Volt and the planned introductions by other OEMs of EVs. However, prices have recently decreased dramatically, with more cost reductions expected as volumes and competition continues to increase. Ultimately, we believe this will help to drive further demand for EVs as prices decline and/or battery ranges increase.

Although consumer demand, based in part on rising gasoline prices and growing environmental awareness, has helped drive OEMs to HEVs and EVs, governments are also playing a critical role. The U.S. government has stated its goal of having one million EVs on the road by 2015, supported by $2.4 billion in federal stimulus funding. Beyond grants for advanced battery manufacturing and efforts like The EV Project, the U.S. government is also providing tax credits for the purchase of EVs (up to $7,500 for a EV), as are many states. Additionally, the U.S. government offers a tax credit of 30% of the cost of EVSE, up to $1,000 for individuals and $30,000 for businesses, with many states offering tax refunds as well. Additionally, the U.S. government has provided billions of dollars in loan guarantees to support the development of innovative, advanced vehicle technologies. Lastly, we believe automakers are moving toward HEVs/EVs as a means of addressing new federal corporate average fuel economy, or CAFE, standards. According to the U.S. Environmental Protection Agency, the CAFE standards have held steady at 27.5 mpg since model year 1990, but the standards are scheduled to rise to 34.1 mpg by 2016 for the average passenger vehicle and light-duty truck.

Beyond the U.S., China and European countries are also making substantial investments in support of EVs. China, which in 2009 passed the U.S. as the largest light-duty vehicle market globally, has recently introduced aggressive incentives to stimulate purchases of EV and support EVSE installations. Although the growth in China’s auto market has slowed somewhat over the past year, it still stands to remain the largest end market for autos for the foreseeable future. Moreover, many industry experts predict that China will represent the largest EV market by mid-decade, with JD Power and Associates recently predicting that one-half of all BEV sales in 2015 will be into China. The EU is also developing plans to support future growth in EV sales and EVSE infrastructure, with member states looking to coordinate infrastructure standards, which is crucial to the success of what could be a complicated mix of competing standards. Several countries are also putting incentives in place for both vehicle purchases and EVSE infrastructure, including Denmark, France, Germany, Israel, Portugal, Spain and UK.

Electric Vehicle Supply Equipment

Based on the announced planned introductions of EVs, and the initial success of the LEAF and Volt, we expect strong and sustained demand for our Blink Network system, beyond that contracted under The EV Project. When we assess the size of the EVSE market, we begin by looking at the expected number of EVs on the road that require charge infrastructure. Industry estimates of the number of charging stations needed per EV range between one-to-two per vehicle, with significant variability driven by vehicle type and customer range anxiety. For example, we expect a larger number of EVSE will be needed to support battery EVs versus plug-in EVs and that in the early stages of customer adoption a larger number of publicly available stations will be required due to customer anxiety about the range of vehicles.

With the recent attention surrounding the introduction of EVs, a variety of industry estimates are available regarding the rate of adoption of EVs and, subsequently, EVSE. Recent analysis by Pike Research estimates that more than 3.1 million EVs will be sold across the globe between 2010 and 2015, with nearly 300,000 EVs sold in the U.S. in 2015 alone. The DOE forecasts that EV production will grow to 170,000 units in 2012 and over 355,000 units in 2015. To support these EVs, Pike Research estimates that roughly 1.2 EVSE is needed for every EV, with between 45% (in 2011) and 33% (in 2015) of these chargers in non-residential locations, with broad industry consensus that the vast majority of charging will be done at the vehicle owner’s place of residence. Pike Research estimates approximately one million EVSE will be sold in North America from 2011 to 2015 and the EVSE market will exceed $400 million in 2015, with approximately $2 billion in sales globally.

Products and Services

Electric Vehicle and Battery Charging Solutions

Our flagship on-road product line consists of Blink charging stations, which are available for both residential and commercial applications including both Level 2 and DC Fast Charger systems that are connected through the Blink Network. In addition, ECOtality North America offers the Minit-Charger brand of charging systems for off-road industrial applications, including material handling operations and airport eGSE.

Blink Chargers

The Blink product family consists of a Level 2 wall-mount unit referred to as the Blink Residential Charger, a commercial stand-alone Level 2 charger, known as the Blink Level 2 Pedestal Charger and the Blink DC Fast Charger. Blink Level 2 chargers deliver a full charge in two to eight hours and the Blink DC Fast Charger provides a full charge in less than 30 minutes (depending on battery size). All Blink charging stations can be programmed to charge the car when electricity rates are the lowest, can be linked to participating utilities for monitoring and billing, and can be controlled remotely through smart phone and web applications.

Residential Chargers	Commercial Chargers	Industrial Chargers
Blink Level 2 – Wall Mount	Blink Level 2 Wall Mount	Minit-Charger – Fast Charge
Blink Level 2 Pole Mount
Blink Level 2 Pedestal
Blink DC Fast Charger

Real-time communication capabilities and an internal meter are included in all Blink chargers to support energy usage data evaluation and Advanced Metering Infrastructure (“AMI”) interfaces that can allow for remote load control capabilities to enable automated or cloud-based demand response and energy management services. All Blink charging stations are fully interactive with color touch screens and are connected through the Blink Network, a cloud-based operating platform that provides virtual control and data about EVs, charging, and Blink charging stations. The Blink Network provides membership options that may feature exclusive benefits such as discounted charging fees, reservation capabilities, convenient payment methods, and enhanced functionality.

•	Residential Chargers. Blink residential charging stations are safe to use in indoor or outdoor installations, at a consumer’s home, garage or carport, and are available in both hardwired and plug-in models. The sales channels for these chargers will be EV dealers, utilities and direct sales.
•	Commercial Level 2 Chargers. Blink Commercial Level 2 pedestal charger’s design is convenient for commercial installations, and will be installed at locations where consumers normally travel—movie theaters, shopping malls, coffee shops, restaurants and retailers—and will charge an EV while consumers are going about their normal activities. The sales channels for these chargers will be direct sales by our national account team and ABB’s sales distribution channels.
•	Commercial DC Fast Charger. Blink DC Fast Chargers feature a dual port design that utilizes the CHAdeMO standard for DC fast charging, which is currently used on most fast-charge-capable EVs worldwide. Two color touch-screen interfaces provide information on charge status, statistics and cost, convenient payment options and billing information, and connects to the Blink Network web portal for further information delivery. Businesses will be able to take advantage of advertising opportunities available through the Blink Network. The DC Fast Chargers feature an optional 42-inch LCD display, and Blink Network media content can be tailored to specific markets or broadcast nationally across Blink Network chargers.

Blink EVSE Specifications

Product	Input Voltage	Output Voltage	Input Current (Amps)	Charge Time (24 kWh)	Standards/Certifications
Level 2	208-240 VAC +/- 10%	208-240 VAC+/- 10%	12, 16, 24, 30	4-6 hours	SAE J1772 NEC article 625 EV UL & ULc 2594
DC Fast Charger	208/380/400/480/575 VAC 3-Phase	200-450 VDC	200 @ 208 VAC 89 @ 480 VAC 74 @ 575 VAC	<30 minutes	CHAdeMO NEC article 625 EV UL Certification (Pending)

Industrial Systems

ECOtality North America offers the Minit-Charger brand of fast-charging systems for off-road industrial applications, including material handling operations and airport eGSE. Eliminating the need for petroleum-based fuels commonly used in material handling vehicles, Minit-Charger is a clean system that emits no harmful emissions. The Minit-Charger system recharges batteries four- to six-times faster than conventional chargers, that enables battery life that is equal to or longer than those using traditional charging methods.

The Minit-Charger product line of battery fast-charging systems is Underwriters Laboratories (“UL”) certified. The Minit-Charger patented advanced algorithm technology provides a lighter, compact and more cost-effective fast-charging system. Our “FC” and “SC” Minit-Charger systems feature a high-frequency, single-connector charger designed for medium and heavy duty applications. These chargers feature a light and compact design that allows for the system to be pole or wall mounted in order to save valuable floor space and allows better cable management. The chargers also feature advanced data collection capabilities, including the patented Minit-Trak fleet and system data management system, which provides comprehensive performance evaluation of a battery’s state-of-health and state-of-charge and automatically adjusts its charging rates to increase and maximize battery life.

Testing and Engineering Consulting Services

ECOtality North America has over two decades of experience in clean and renewable technologies. We have various standing contractual relationships as a test contractor and/or consulting engineer for projects with the DOE, several national research laboratories, national energy storage consortiums, and large electric utilities where we provide services in energy storage, monitoring, systems design and fabrication, product and vehicle testing, and product development. Currently, ECOtality North America holds the exclusive contract for DOE’s Advanced Vehicle Testing Activity program, which provides baseline performance testing and battery analysis and has conducted more than 10 million miles of vehicle testing on more than 200 advanced fuel vehicles.

•	EV Micro-Climate. Utilizing our extensive EV experience, we have developed our EV Micro-Climate process, a detailed planning and consulting program designed for municipal planning organizations and utilities to provide a turnkey blueprint and action plan for the implementation of a comprehensive EV infrastructure system for a given market area. Our EV Micro-Climate program is an integrated turnkey consulting service that supports near- and long-term planning for the adoption of EVs. The implementation of the EV Micro-Climate process includes physical charge infrastructure installations at residential, commercial and public locations, as well as comprehensive regulatory, public awareness and marketing programs to support the various value chains associated with the EV Micro-Climate process.

This EV Micro-Climate process has been undertaken and refined in each major market of The EV Project and has been implemented for an entire country in Europe, as well as been instituted by many major utilities, including BC Hydro in British Columbia, and cities outside of The EV Project, such as Houston, Texas. In August 2010, we announced a partnership with the Clinton Climate Initiative to initiate the EV Micro-Climate process in many of the C40 cities to help jump-start each region in becoming EV ready and meeting the C40 EV goals. The C40 is a group of international cities committed to tackling climate change and reducing greenhouse gas emissions through a range of energy efficiency and clean energy programs.

Other Products

•	After Market Solar Solutions and Rechargeable Batteries. One of our divisions, Innergy Power Corporation (“Innergy”), develops, manufactures, assembles and sells specialty solar products, advanced battery systems, and hydrogen and fuel cell systems, including the patented ThinLine sealed lead rechargeable batteries and fiberglass reinforced panel solar modules. Innergy’s product line is focused on solar energy products for off-grid power in a broad range of applications for emergency preparedness and recreation. Applications include logistics tracking, asset management systems, off-grid lighting, mobile communications, mobile computing, recreational vehicles, signaling devices and surveillance cameras.
•	Fuel Cell Products. We also develop, manufacture, and sell a diverse and broad range of fuel cell products including fuel cell stacks, systems, component parts and educational materials. We are a leading marketplace for fuel cell stack, component, and hydrogen storage manufacturers to connect with consumers and are a source for hydrogen and fuel cell industry activity and direction. In addition to our primary e-commerce retail operations at www.fuelcellstore.com, we also offer consulting services for high schools, colleges and leading research institutes, and conduct workshops, conferences and corporate events to introduce and advance the public understanding of hydrogen and fuel cell technologies.

The EV Project and Supporting Grants

We have been awarded a variety of government reimbursable cost contracts, representing over $100 million in potential revenue to support the build out of EV charging infrastructure in the U.S. Under these contracts, we are serving as the sole project manager for The EV Project, which is sponsored by the DOE. The goal of The EV Project is to develop, implement and study techniques for optimizing the deployment of charging infrastructure to support widespread market acceptance of EVs in the U.S. and internationally, as well as identify commercially viable business models to create a sustainable EV charging industry. The EV Project officially launched on October 1, 2009, and included participation by Nissan and over 40 government, utility and industry partners. When infrastructure installation is completed in the first quarter of 2012, we believe The EV Project will represent the world’s largest EV infrastructure project as well as the largest network connecting the charging stations to the grid, EVs and commercial retailers.

Charging Infrastructure Locations

Through The EV Project, we are installing and managing approximately 14,000 of our flagship Blink branded EVSE across the U.S., to include 8,300 Level 2 residential, 5,000-6,000 Level 2 commercial, and 300-400 DC Fast Charger ports. This EVSE network is designed to support the initial roll out of over 5,700 Nissan LEAF and 2,600 Chevrolet Volt EVs across six U.S. states and the District of Columbia and encompassing 18 major metropolitan areas.

We believe that leading the world’s largest EV infrastructure project gives us unparalleled and distinct competitive advantages that will support our global business development initiatives. Operationally, The EV Project enables ECOtality to further develop and install smart charging technologies with leading edge technology, and serves as a platform to drive revenue opportunities through the Blink Network and our commercial relationships with national retailers and partners throughout the EV value chain. Through The EV Project we are also piloting a variety of EV charging business models aimed at supporting a sustainable non-subsidized EV charging industry.

Under The EV Project and related grants, we have started deploying residential Blink charging stations in the following major metropolitan areas during the first quarter of 2011: Phoenix (AZ), Tucson (AZ), Los Angeles (CA), San Diego (CA), San Francisco (CA), Dallas (TX), Fort Worth (TX), Houston (TX), Seattle (WA), Portland (OR), Eugene (OR), Salem (OR), Corvallis (OR), Nashville (TN), Knoxville (TN), Memphis (TN), Chattanooga (TN) and Washington, DC. We expect to install the first Blink Level 2 commercial charger funded by The EV Project in the second quarter of 2011 and the first DC Fast Charger in the third quarter of 2011. The EV Project, including data collection, is scheduled to be completed in mid-2013.

Set forth in the table below is information regarding our government contracts related to The EV Project as well as other recently awarded grants.

Funding Agency	Contract Amount	Award Date	Scope of Work
DOE	$99.8 million (includes $13.4 million for Idaho National Labs netting $86.4 million to ECOtality)	September 2009	Support 4,700 Nissan LEAF vehicle owners in AZ, CA, OR, TN and WA
DOE	$15.0 million (includes $1.2 million for Idaho National Labs netting $13.8 million to ECOtality)	June 2010	Support an additional 1,000 Nissan LEAF and 2,600 Chevy Volt owners and include Los Angeles and Washington, D.C.
State of Tennessee	$2.5 million	February 2011	Expansion of Memphis into The EV Project
California Energy Commission	$8.0 million	August 2009	Support the deployment of a charging infrastructure and EVs in the San Diego region
Bay Area Air Quality Management District	$2.9 million	February 2011	Oversee the installation of 2,750 home charging stations and 30 DC fast charging stations throughout the Bay Area
AVTA – DOE	$10.5 million	June 2005	Advanced Vehicle Testing including battery management and fast charging systems
Victorian Electric Vehicle Trial	$0.8 million	November 2010	Deploy Blink residential and commercial chargers in the state of Victoria, Australia for testing and data collection

*	As of December 31, 2010, ECOtality has recognized $6.0 million in revenue related to The EV Project.

Strategic Relationships

To support product development, manufacturing and deployment of our Blink Network, we have entered into partnerships with established companies, including the following:

•	ABB. ABB is a global power and automation technology group, with operations in approximately 100 countries and 116,500 employees. In January 2011, we secured a $10 million equity investment from ABBTV, which is an affiliate of ABB. In conjunction with the investment, we entered into a North American manufacturing agreement with ABB that establishes a collaborative and strategic supplier relationship for ABB power electronics and component parts in North America. We will also work with ABB to develop charging technologies for EVs and through its smart grids industry segment initiative, ABB will contribute its expertise from several projects in Europe involving integration of EV charging solutions. In addition, we have entered into an agreement with ABB to utilize their sales distribution channels to offer our Blink charging stations as part of a complete EV solution to ABB’s network of North American commercial and utility customers.
•	Cisco Systems, Inc. Cisco is a global leader in networking systems and solutions with operations in over 165 countries and over 72,000 employees. As part of early EV trials with consumers, we have partnered with Cisco to integrate our Blink residential charging station with Cisco’s Home Energy Controller, a touch-screen device for managing home energy. Through Cisco’s home energy dashboard, Blink customers can access information about their EVs and optimize their charging and energy usage. The home energy management system is designed to work either with or without two-way smart meters and the controller and Blink charger will communicate using Wi-Fi while data can be sent back to the utility using a home Internet connection.
•	Roush Enterprises. Roush is a family of companies, which designs, engineers, and manufactures products for the specialty and niche vehicle, medical device, and consumer product markets. Roush is currently manufacturing Blink Level 2 residential and commercial chargers for ECOtality at its plant in Lavonia, Michigan.
•	Sprint Nextel Corporation. Sprint is a wireless and wireline communications provider serving nearly 50 million customers at the end of 2010. We will utilize the Sprint Command Center, across our nationwide system of residential, commercial, and public charging stations to control Machine-to-Machine (M2M) provisioning, billing, device and service management, and to run the Blink Network.

Customers

Historically, our customer base consisted of established commercial, industrial, institutional, governmental, and utility sector consumers, including Fortune 500 companies, colleges and universities, international research institutes, major electric utilities, the DOE, the U.S. Department of Transportation, major industry research consortiums, regional government organizations, vehicle manufacturers and OEMs. Our customers use our products in commercial, residential, and industrial settings as well as OEM applications.

As the adoption of EVs increases and with the introduction of the Blink line of EV smart charging stations, our customer base is expanding and includes EV consumers, automotive OEMs, international retailers, property management firms, major utilities, traditional fuel providers and other commercial entities such as EVSE purchasers and/or hosts, including the following:

•	Best Buy Company, Inc. Best Buy is a multinational retailer of technology and entertainment products and services. Best Buy has agreed to install 36 Blink Level 2 commercial chargers at 12 of its Western U.S. stores as a pilot project under The EV Project. We are working to expand this into a full retail distribution relationship.
•	BP plc. BP is a global energy company with 22,400 fuel service stations. BP Products North America, Inc. will install Blink DC Fast Chargers at 45 BP and ARCO locations around The EV Project’s major pilot markets.
•	Cracker Barrel Old Country Store, Inc. Cracker Barrel is a chain of “Old Country Stores,” each combining a retail store and a restaurant with 601 company-owned locations in 42 states. Cracker Barrel has agreed to install a mix of Blink Level 2 commercial chargers and DC Fast Chargers at 24 Cracker Barrel locations within The EV Project’s pilot markets.
•	Fred Meyer. Fred Meyer, a division of the Kroger Co., is a food retail chain based in Portland, Oregon, that offers one-stop shopping at its 131 multi-department stores in four western states. Fred Meyer has agreed to install our Blink Level 2 commercial chargers at select stores within The EV Project regions in Oregon and Washington.
•	Macy’s, Inc. Macy’s is one of the nation’s premier retailers operating approximately 810 department stores and furniture galleries in 45 states, the District of Columbia, Guam and Puerto Rico. Macy’s has agreed to install our Blink Level 2 commercial charger at store locations in the San Diego metropolitan area.

Our customer base for our industrial battery charging products for material handling and airport ground support applications includes distribution centers, manufacturing facilities, ports, and airports.

Government Policy, Regulation and Industry Standards

Government Policy

Several states in the U.S. along with Canada and various countries in Europe and Asia have adopted a variety of government subsidies to allow new renewable sources of energy and technologies to compete with conventional fossil fuel based sources. Government contracts for research and development are often the precursors to the acceptance of government incentives for new clean technologies. We closely monitor government policy, incentives, and regulations impacting renewable and clean tech energy. ECOtality North America has a large portfolio of contracts with DOE as well as state and local agencies that are committed to allocating funding to support EV and charging infrastructure.

Government Regulation and Industry Standards

The energy industry is highly regulated. ECOtality is currently participating in a regulatory proceeding by the California Public Utilities Commission (“CPUC”) pertaining to EVs and charging infrastructure. In July 2010, the CPUC concluded that the legislature did not intend it to regulate providers of electric vehicle charging services as public utilities. A decision on the second phase of the proceeding was drafted on March 15, 2011 to further address policies to overcome barriers to the widespread use of EVs and develop a policy approach that makes optimal use of their regulatory authority to achieve these goals. This draft has now entered the comment phase of the proceeding.

ECOtality is also participating in a regulatory proceeding in Oregon related to the investigation of rate structures for EVs. This proceeding will address the nature of regulation of third party service providers for EV charging services as well as other issues related to the deployment of charging infrastructure in Oregon. Combined responses to staff opening comments and the Commissioners’ bench request were submitted on February 10, 2011. A proposed decision in this proceeding is anticipated in May 2011.

ECOtality North America’s portfolio of battery-charging and fast-charging systems are subject to regulation under Article 625 of the 1999 National Electric Code (“NEC”), which is a model code adopted by the National Fire Protection Association, that governs, among other things, the installation of charging systems.

Additionally, standards are being devised by the Society of Automotive Engineers (“SAE”) for the connection and communications standards between battery charging systems and grid-connected vehicles. A number of employees of ECOtality North America occupy leadership positions on the relevant SAE committees overseeing standards for Level 2 EVSE and DC fast charging systems and communication protocols. We expect all of our EVSE to comply with the necessary current SAE standards and specifications.

Our Blink residential and commercial chargers have been certified by UL under UL Subject 2594, which is specific to EVSE, for both plug-in and hardwired models. In addition, our Blink residential charger is compliant with the Federal Communications Commission Federal Code of Regulation Part 15C, pertaining to radio and frequency emitting devices. Our Blink DC Fast Charger systems are pending certification by UL.

Our Blink chargers comply with NEMA 3R rating. NEMA 3R enclosures are constructed for either indoor or outdoor use to provide a degree of protection to personnel against incidental contact with the enclosed equipment; to provide a degree of protection against falling dirt, rain, sleet, and snow; and to remain undamaged by the external formation of ice on the enclosure.

Sales and Marketing

The ECOtality brand has five major focuses for Sales and Marketing: (i) the ECOtality corporate brand; (ii) the Blink line of charging stations for on-road vehicular use; (iii) the Minit-Chargerline of charging stations for airport and industrial applications; (iv) the ECOtality segments such as ECOtality Stores; and (v) the Consulting and Professional Services practice with solutions such as the EV Micro-Climate. Product marketing is handled on a segment level, with cross-marketing efforts to be a key element of the corporate marketing program. Corporate marketing and overall brand management, investor relations and group representation are handled out of our corporate headquarters in San Francisco, California. Support teams are in place in a number of U.S. cities including Seattle, Portland, Oakland, Los Angeles, San Diego, Phoenix, Nashville, and Dallas.

With the introduction of the Blink product line, a majority of the sales and marketing efforts are currently focused on promoting the Blink Network and Blink charging stations. Marketing materials and advertising campaigns for general consumers and commercial businesses will promote the consumer product line of Blink EVSE and network.

Our ECOtality North America subsidiary markets its solutions and services through three primary business lines: On-Road; Industrial; and Consulting. The On-Road business line, which includes all Blink branded products, markets and sells both EV charging hardware and networked solutions to optimize EV participation and usage. Additionally, via its Professional Services practice, we provide valuable consulting in a variety of related segments to include EV Micro-Climate, long range planning and deployment for cities and utilities and others as well as battery and advanced vehicle testing. We are currently marketing residential Blink EVSE through The EV Project and in coordination with Nissan and Chevrolet dealerships and websites. Commercial EVSE is being sold directly to regional, super-regional and national businesses as well as through strategic partners, resellers and distributors, to include ABB. We anticipate both residential and commercial sales of Blink EVSE to occur through online activities, automotive dealerships and traditional automotive and electronic retail channels both domestically and internationally.

Our Industrial business line markets and sells Minit-Charger and charging infrastructure for electric heavy duty, airport and industrial-type equipment. We sell and market our Industrial equipment through online sources, trade shows, industry events and a nationwide distribution network, which is organized in three regional sales and marketing areas.

Research and Development

We spent $259,157 and $18,793 on research and development (“R&D”) in the fiscal years ended December 31, 2010 and 2009, respectively. We devoted a large percentage of our 2010 R&D expenditures to the creation of the Blink Level 2 Chargers, Blink DC Fast Chargers and supporting internal software platforms and network. This expenditure was accomplished mostly in house with some hardware and other features undertaken by supplier companies and was supported in large part through The EV Project. In 2011, we expect to continue to devote a large percentage of our R&D expenditures to continue EVSE hardware and software development. Future R&D expenses could increase as we continue to advance Blink systems. ECOtality also continues to invest in R&D of Minit-Chargers, introducing new models for airport eGSE and expanding our portfolio of industrial fast-charge equipment and software solutions.

Manufacturing

The Blink Level 2 charging stations are currently manufactured and assembled in the U.S. by Roush Manufacturing. Fabrication and distribution are contracted to other entities under ECOtality’s direction. Through our wholly owned subsidiary Portable Energy de Mexico S.A. de C.V., in Tijuana, Mexico, we manufacture solar and battery products. We also have a high-value assembly operation in Phoenix, Arizona. Additionally, we have manufacturing agreements with third parties in Canada and China.

Competition

We believe that the principal competitive factors in the markets for our products and services include product performance, features, acquisition cost, lifetime operating cost, including maintenance and support, ease of use, integration with existing equipment, quality, reliability, customer support, brand and reputation.

Electric vehicle infrastructure refers to companies that provide EVSE and services that support grid-connected vehicles. From a product standpoint, this primarily includes the physical charging system hardware and integrated software requirements. Companies that have entered this market include AeroVironment, Inc., Aker Wade Power Technologies LLC, Better Place, Bosch, Coulomb Technologies, Delta-Q Technologies, Eaton Corp., Elektromotive (UK), General Electric, Schneider Electric, and Siemens.

ECOtality North America Minit-Charger products are designed for material handling applications, airport ground support equipment and industrial EVs. We believe that the principal competitive factors in the markets for our battery fast charging products and services include product performance, features, acquisition cost, lifetime operating cost, including maintenance and support, ease of use, integration with existing equipment, quality, reliability, customer support, brand and reputation.

The primary direct competitors to the Minit-Charger systems are other fast-charge suppliers, including AeroVironment, Inc., Aker Wade Power Technologies LLC, C&D Technologies, Inc., and Power Designers, LLC. Some of the major industrial battery suppliers have begun to align themselves with fast-charge suppliers, creating a potentially more significant source of competition. In addition, ECOtality North America

Minit-Charger products compete against the traditional method of battery changing. Competitors in this area include suppliers of battery charging equipment and infrastructure, designers of battery changing rooms, battery manufacturers and dealers who may experience reduced sales volume because the Minit-Charger fast-charge system reduces or eliminates the need for extra batteries.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of patents, trademarks and trade secrets, as well as employee and third party confidentiality agreements, to safeguard our intellectual property. As of December 31, 2010, in the U.S. we held four provisional patent applications, one non-provisional patent application, one design patent, and 18 issued patents, which will expire at various times between 2011 and 2026. We also hold patents and patent applications in Canada, Japan, the United Kingdom, France, Germany, Italy, Australia, and at the European Patent Office. Our patent applications and any future patent applications, might not result in a patent being issued with the scope of the claims we seek, or at all, and any patents we may receive may be challenged, invalidated, or declared unenforceable. We continually assess appropriate occasions for seeking patent protection for those aspects of our technology, designs, methodologies and processes that we believe provide significant competitive advantages. Our patents and patent applications generally relate to our hydrogen, battery charging, and thin-cell battery technologies.

In May 2006, CalTech filed a provisional patent application on hydrogen technology being developed between ECOtality and the Jet Propulsion Laboratory (“JPL”). CalTech is the assignee of JPL’s patent and technology rights. On May 7, 2007, a non-provisional patent application was filed with CalTech as assignee and ECOtality, Inc. as exclusive licensee of the technology for a Method and System for Storing and Generating Hydrogen. On June 12, 2006, ECOtality entered into a License Agreement with CalTech which related to electric power cell technology developed at JPL. As partial consideration paid in connection with the License Agreement ECOtality is obligated to pay an annual maintenance fee of $50,000 to CalTech, beginning on June 12, 2009, continuing until the expiration, revocation, invalidation or unenforceability of the last exclusively licensed patent rights or improvement patent rights.

With respect to, among other things, proprietary know-how that is not patentable and processes for which patents are difficult to enforce, we rely on trade secret protection and confidentiality agreements to safeguard our interests. We believe that many elements of our products and manufacturing process involve proprietary know-how, technology, or data that are not covered by patents or patent applications, including technical processes, equipment designs, algorithms and procedures. We have taken security measures to protect these elements. Our research and development personnel have entered into confidentiality and proprietary information agreements with us. These agreements address intellectual property protection issues and require our employees to assign to us all of the inventions, designs and technologies they develop during the course of employment with us. We also require our customers and business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our solar cells, technology, or business plans.

Employees

As of March 31, 2011, we had 122 employees, including 33 in research and development, 36 in sales and marketing, and 53 in general and administration positions. None of our employees are represented by labor unions or covered by a collective bargaining agreement other than our employees in our wholly owned subsidiary in Mexico. As we expand domestically and internationally, however, we may encounter employees who desire union representation. We believe that relations with our employees are good.

Company Information

We were incorporated in the State of Nevada in 1999 under the name Alchemy Enterprises, Ltd. to market biodegradable products. In November 2006, we changed our name to ECOtality, Inc. to better reflect our renewable energy strategy. Our primary operating segments consist of ECOtality North America, Innergy and ECOtality Stores (d.b.a. Fuel Cell Store). We acquired ECOtality Stores, Innergy and ECOtality North America in 2007. We have a wholly owned subsidiary in Mexico, Portable Energy de Mexico S.A. de C.V., that provides manufacturing and assembly service. We also have a wholly owned subsidiary in Australia,

ECOtality Australia Pty Ltd., that markets and distributes our Blink and Minit-Charger equipment in Australia and Southeast Asia. Our executive offices are located at Four Embarcadero Center, Suite 3720, San Francisco, CA 94111, and our telephone number at that location is (415) 992-3000.

Properties

Our properties generally consist of office and manufacturing facilities to support our operations. Our facilities are summarized in the following table:

Segment	ST/Country	TYPE	Ownership	Approximate Square Feet
ECOtality Corporate	AZ	Office	Owned	1,735
ECOtality Corporate	CA	Office	Leased	3,475
ECOtality Corporate	AZ	Office	Leased	4,441
ECOtality North America	AZ	Office	Leased	15,000
ECOtality North America	AZ	Office	Leased	2,350
ECOtality North America	AZ	Office	Leased	7,500
ECOtality North America	AZ	Field Office	Leased	3,650
ECOtality North America	TN	Field Office	Leased	1,300
ECOtality North America	OR	Field Office	Leased	1,078
ECOtality North America	WA	Field Office	Leased	350
ECOtality North America	WA	Field Office	Leased	1,067
ECOtality North America	CA	Field Office	Leased	959
ECOtality North America	CA	Field Office	Leased	1,173
ECOtality North America	TX	Field Office	Leased	962
Innergy	MEXICO	Mfg	Leased	19,000
Innergy	CA	Office/Whse	Leased	9,667
ECOtality Australia	AUSTRALIA	Office	Leased	1,636

On March 1, 2010, a lease for a new corporate office location for the Company went into effect. This lease is for a term of 68 months for 4,441 rentable square feet in Tempe, AZ. The first eight months of rent were abated and all tenant improvements were funded by the landlord, CH Realty III.

In July 2010, the Company subleased 3,475 square feet of office space in San Francisco, CA. This office now serves as the Company’s principal executive offices. This sublease expires February 28, 2012.

We own an office building that previously served as our headquarters and is located in Scottsdale, Arizona. This building was purchased on January 16, 2007 for an aggregate price of $575,615. A total of $288,115 had been paid as of December 31, 2010. The remaining balance of $287,500, net a tax credit of $156, at December 31, 2010 is structured as an interest-only loan, bears interest at a rate of 6.75% calculated annually, with monthly payments in the amount of $1,617. The entire principal balance of the loan is due on or before January 16, 2012. The loan is secured by a deed of trust on the office building.

Our lease terms range from month-to-month through to 2015, with all terminating on or before December 31, 2015.

It is our belief that we are adequately insured regarding our leased and owned properties.

Legal Proceedings

On October 28, 2010, we and our ECOtality North America subsidiary, as well as certain individuals, received subpoenas from the SEC, pursuant to a formal Private Order of Investigation, in connection with a fact-finding inquiry as to trading in shares of our common stock from the period between August 1, 2008 and August 31, 2009. The SEC has informed us, and the terms of the subpoenas confirm, that the fact-finding inquiry should not be construed as a determination that violations of law have occurred. At a meeting held on November 1, 2010, our Board of Directors delegated to the Audit Committee the responsibility and authority to respond to the SEC subpoenas. We are cooperating fully with the SEC.

On January 31, 2011, SIPCO, LLC filed a patent infringement suit against ECOtality and nine other defendants in the U.S. District Court for the Eastern District of Texas. SIPCO alleged that The ECOtality’s The EV Project, Blink Network, and EV Charging Stations infringe three SIPCO patents relating to wireless communications networks. SIPCO sought monetary damages and injunctive relief. The suit was dismissed without prejudice on May 31, 2011.

On April 15, 2011, we received a letter from Coulomb Technologies Inc. (“Coulomb”) alleging that we promised to make Coulomb the exclusive supplier for all of our public charging stations and asserting that we infringed Coulomb’s trademarks by including references to Coulomb in one of our websites. On May 3, 2011, we responded to Coulomb by denying its allegations and requesting that it retract these claims. Coulomb has since reasserted its claims and threatened to initiate litigation if the dispute is not resolved. ECOtality believes all of Coulomb’s allegations to be unfounded and intends to defend its position vigorously, if necessary.

MANAGEMENT

The following table sets forth certain information regarding the executive officers and directors of the Company as of June 1, 2011:

Name	Age	Position(s)
Jonathan R. Read	53	Chief Executive Officer, President and Director
H. Ravi Brar	42	Chief Financial Officer
Barry S. Baer	67	Secretary and Assistant Treasurer
Donald Karner	59	Chief Executive Officer — ECOtality North America
Kevin Morrow	48	Executive Vice President — ECOtality North America
Carlton Johnson	50	Director
Dave Kuzma	65	Director
Daryl Magana	42	Director
Enrique Santacana	58	Director
Jack Smith	42	Director
Andrew Tang	39	Director

Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical information regarding each officer and director, including the public company boards on which each director currently serves on or has served on since January 1, 2006 and the attributes and skills that the Board determined qualify each director to serve on the Board, are set forth below.

Jonathan R. Read, Chief Executive Officer, President and Director

Mr. Read has been our Chief Executive Officer, President and a director since February 2006. From 1976 to 1978, Mr. Read was a Regional Manager for Specialty Restaurant Corporation, which operates theme dinner houses throughout California. From 1979 to 1984, he was Managing Director for a group of international companies based in Malaysia, Indonesia and Singapore ranging from hospitality interests to manufacturing and real estate. From 1984 until he sold the company in 1989, he was the Chairman and Chief Executive Officer of Shakey’s International, a worldwide restaurant chain with operations in the U.S., Southeast Asia, Japan, South America, Mexico, Europe and the Caribbean. In 1986, Mr. Read founded Park Plaza International (Park Inn International and Park Plaza Worldwide) and served as Chairman and CEO from 1986 to 2003. He expanded Park Plaza from four hotels into a global hotel group. Mr. Read sold Park Plaza to Carlson Hospitality and Golden Wall Investments in 2003 and was an investor for his own accounts until he joined us in February 2006. Mr. Read was originally selected to serve as a director due to his deep familiarity with our business, his extensive entrepreneurial background and many years of senior management experience in a variety of sectors.

H. Ravi Brar, Chief Financial Officer

H. Ravi Brar joined the Company as Chief Financial Officer commencing on November 19, 2010. Mr. Brar most recently served as Executive Vice President and Chief Financial Officer at Exigen Services, Inc., a global software development outsourcing company based in Russia and China, from September 2007 to June 2010. Prior to that, from 1999 to July 2007, he held various executive positions at Pac-West Telecomm, Inc., including Chief Financial Officer and Chief Operating Officer. Before Pac-West, Mr. Brar spent eight years with the Xerox Corporation, most recently as Director of Business Development for China, Russia and India from 1998 to 1999 and in other finance, sales and operational roles from 1991 to 1997. Mr. Brar holds a B.S. in Managerial Economics from the University of California, Davis and an MBA from the Katz Graduate School of Business at the University of Pittsburgh.

Barry S. Baer, Former CFO, Secretary and Assistant Treasurer

Colonel Barry S. Baer served us as our Chief Financial Officer from December 2006 to November 2010 and as a director from February 12, 2009 until January 13, 2011 when he resigned from the Board. Colonel Baer remains with the Company as Secretary and Assistant Treasurer. He was the CFO at Obsidian

Enterprises from February 2003 to March 2004, and at a number of manufacturing corporations including Max Katz Bag Company (March 2004 to the present), Apex Industries (August 2002 to December 2003) and Pharmaceutical Corporation of America (March 1993 to August 2002). From March 1992 to March 1993, he worked with the City of Indianapolis as its Director of Public Works. Between June 2005 and December 2008, Colonel Baer served as a member of the State of Indiana Unemployment Insurance Board.

Colonel Baer was a member of the U.S. Army from 1965 to 1992, when he retired as a Colonel. He received his certification as a Certified Public Accountant while serving on active duty in the Army. Colonel Baer’s military service includes Commander of an armored cavalry troop in Vietnam; Director of the Accounting Systems for the U.S. Army; Commander of the 18th Finance Group during Operation Desert Shield/Desert Storm in the first Gulf War; and Deputy Chief of Staff for Resource Management for the Army Material Command.

Colonel Baer earned a B.S. in Accounting and an MBA from the University of Colorado. He devotes approximately 40% of his time to other business interests.

Donald Karner, Chief Executive Officer — ECOtality North America

Donald Karner has been Chief Executive Officer of our ECOtality North America subsidiary since 1996. From 1988 to 1989, Mr. Karner served as the Chief Nuclear Officer for Arizona Public Service Company during the construction and commissioning of the 3800 MWe Palo Verde Nuclear Generating Station. During this period, Mr. Karner directed a staff of 3,000 and interfaced with and provided testimony for the multiple plant owners, the Nuclear Regulatory Commission, various State regulatory commissions and the financial community regarding plant matters. Mr. Karner earned a B.S. in Electrical Engineering from Arizona State University in 1973 and an M.S. in Nuclear Engineering from the University of Arizona in 1974.

Kevin Morrow, Executive Vice President — ECOtality North America

Kevin Morrow has been Executive Vice President of our ECOtality North America subsidiary since September 1996. From January 1987 to September 1996, Mr. Morrow worked for the Salt River Project (“SRP”) in Phoenix, Arizona. While at SRP, Mr. Morrow was responsible for overseeing their Electric Vehicle Program which included evaluating electric utility infrastructure impacts, evaluating and testing a fleet of electric vehicles utilizing fast charging methods and regular overnight charging, and managing SRP’s participation in the General Motors’ PrEView program conducted in Phoenix, Arizona that was the precursor to the market introduction of the GM EV1 electric vehicle. Mr. Morrow is a member of the SAE AGE-2 Air Cargo & Aircraft Ground Equipment & Systems Committee, the Electric Power Research Institute Non-Road Advisory Committee and was a former Steering Committee Member of the National Infrastructure Working Council. Mr. Morrow earned a B.S. in Electrical Engineering from Arizona State University.

Carlton Johnson, Director

Mr. Johnson has been a director since October 2009. Mr. Johnsonhas been in-house Legal Counsel of Roswell Capital since April 1996. His responsibilities include general corporate, securities law, business litigation and corporate governance. Mr. Johnson has been a member of the Alabama Bar since 1986, the Florida Bar since 1988, and the Georgia Bar since 1997. From 1993 to 1996 he served on the Florida Bar Young Lawyers Division Board of Governors. Mr. Johnson earned a B.A. in History/Political Science, with high honors, at Auburn University in 1982 and a J.D. from Samford University — Cumberland School of Law, with high honors in 1986. He has served on the Board of Directors for Peregrine Pharmaceuticals Inc. since 1999. He is the Chair of the Audit Committee and has served in various positions for Peregrine including assisting in business development and licensing, financing and general corporate governance. Since 2001, Mr. Johnson has also served on the Board of Directors of Patriot Scientific, Inc., where he is Chair of Patriot’s Compensation Committee and serves on the Audit Committee and the Executive Committee. Mr. Johnson was selected to serve as a director due to his extensive experience in law, finance and investment banking, which allows him to contribute broad legal, financial and strategic planning expertise to the Company.

Daryl Magana, Director

Mr. Magana has been a director since December 2009. Mr. Magana is a Partner at Cybernaut Capital Management, a private equity firm with a focus on the China market. Mr. Magana joined Cybernaut in February of 2006 as Partner and Head of Global Operations. In 2002, Mr. Magana founded and was Chairman and CEO of the China based consulting and technology firm SRS2. In 1997, Mr. Magana founded Bidcom, one of the first application service providers. BidCom was recognized by Fortune magazine as one of its Top Ten Technology Companies in 1999. Mr. Magana is a respected technology expert and innovative web-pioneer featured in numerous conferences, major business publications, television and radio broadcasts and has served as guest lecturer at several universities including Harvard and Stanford. Mr. Magana attended the University of San Francisco. Mr. Magana was selected to serve as a director due primarily to his global experience in finance and investment banking, which allows him to contribute broad financial and strategic planning expertise, particularly with respect to international operations.

Jack Smith, Director

Mr. Smith has been a director since December 2009. Mr. Jack Smith invented and co-founded Hotmail and served as its Chief Technology Officer prior to it being acquired by Microsoft in 1997. After Hotmail’s acquisition, Mr. Smith focused on advanced infrastructure design as a general manager at Microsoft. Mr. Smith next served as co-founder and CEO of Akamba Corporation where he invented and marketed the first Web server accelerator card that boosted server performance by 300 percent. From 2001 until 2007, Mr. Smith seed funded, advised, and/or directed early stage tech startup companies. One such company was Ironport Systems, into which he invested and where he served on its board for seven years, prior to its acquisition by Cisco. Mr. Smith was named CEO of Proximex Corporation in 2007 and has successfully developed Proximex’s leadership margin in the physical security information management market. In December 2008, Mr. Smith co-founded Valley Inception, LLC which makes seed investments in early stage companies and provides marketing, public relations, and project management services in exchange for equity. His earlier background includes semiconductor design as an engineer and various technical positions at Apple Computer and FirePower Systems, a subsidiary of Canon Computer Systems. Mr. Smith was selected to serve as a director due to his extensive entrepreneurial background, his years of experience growing early stage technology companies and his experience as a public corporation director.

Dave Kuzma, Director

Mr. Kuzma has been a director since December 2009. Prior to retirement, Mr. Kuzma was President of Sempra Energy Resources and Chief Financial Officer/Treasurer of three Fortune 500 companies. Sempra is a diversified energy company involved in electric generation, oil and gas drilling, pipelines and gas processing. Prior to Sempra Energy, Mr. Kuzma was Chief Financial Officer and treasurer of Enova Corporation, which is the parent company of San Diego Gas & Electric (SDG&E) and several other U.S.-based subsidiaries, for which he also served as CFO/Treasurer. He also served as the Chief Financial Officer and Senior Vice President at Florida Progress Corporation. Mr. Kuzma began his career as an auditor for Price Waterhouse, after which he joined Consolidated Natural Gas Company of Pittsburgh. There he held the positions of Manager of Finance, Director of Internal Auditing, Assistant Treasurer, Finance Treasurer and Vice President and General Manager during his 20-year career with the company. Mr. Kuzma is a Certified Public Accountant. Mr. Kuzma was selected to serve as a director primarily due to his substantial financial and accounting experience, as well as his experience serving on the boards of other corporations.

Enrique Santacana, Director

Mr. Santacana has been a director since January 13, 2011. Mr. Santacana is currently the President and Chief Executive Officer of ABB Inc. and the Region Manager of ABB North America. Mr. Santacana joined ABB in 1977. Since then he has held a variety of management positions including Region Division Manager for Power Products in North America. Prior to that, he was Vice President and General Manager of the Medium Voltage Products business unit of ABB’s Power Technologies division in North America. A licensed professional engineer in North Carolina, Mr. Santacana is a member of the Institute of Electrical and Electronic Engineers and the National Society of Professional Engineers. Mr. Santacana earned a B.S. in Electrical Engineering from the University of Puerto Rico; an M.S. in Electric Power Engineering from Rensselaer Polytechnic Institute; and an MBA from Duke University. Mr. Santacana sits on the Board of

Governors of the National Electrical Manufacturers Association where he is a member of the Executive Committee, and is also a member of the Business Roundtable where is a Vice Chair of their Sustainable Growth Initiative. He has also served on the U.S. Department of Energy’s Electricity Advisory Committee where he helped the Department of Energy meet requirements of the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007. Mr. Santacana was selected to serve as a director primarily based on his experience in the energy industry and his familiarity with the Department of Energy.

Andrew Tang, Director

Mr. Tang has been a director since January 13, 2011. Mr. Tang currently serves as Managing Director of ABBTV. Mr. Tang has over ten years of venture capital and investment banking experience. Prior to joining ABB, Mr. Tang was a Managing Director at DFJ DragonFund from 2006 to 2010. He was also a partner at Infineon Ventures, and has worked at Infineon Technologies and Credit Suisse First Boston. Mr. Tang earned a B.S. in Electrical Engineering from the University of Texas at Austin; an M.S. in Electrical Engineering from Massachusetts Institute of Technology; and an MBA from The Wharton School, University of Pennsylvania. Mr. Tang holds a U.S. patent and has been published in numerous technical journals in the advance materials field. Mr. Tang was selected to serve as a Director primarily based on his electrical engineering expertise and his years of experience in venture capital and investment banking, which allows him to contribute broad financial and strategic planning expertise.

Agreements for Board Representation

In connection with an exchange agreement dated October 31, 2009, we entered into a board representative agreement with BridgePointe Master Fund Ltd., Shenzhen Goch Investment Ltd. and Cybernaut Investments pursuant to which we granted each of those three investors the right to appoint one representative to our Board of Directors for 24 months. Pursuant to this agreement, Carlton Johnson was appointed as the investor nominee of BridgePointe Master Fund and Daryl Magana was appointed as the investor nominee of Cybernaut Investments. Jack Smith was appointed as the investor nominee of Shenzhen Goch Investment Ltd.

In connection with a Stock Purchase Agreement dated January 10, 2011, we granted ABBTV the right, initially, to nominate two directors to be elected to our Board of Directors. If, at any time after the closing, ABBTV ceases to beneficially own at least 15% (but continues to own at least 8%) of our issued and outstanding common stock, ABBTV will have the right to nominate only one director. If, at any time after the closing, ABBTV ceases to beneficially own at least 8% of our issued and outstanding common stock, ABBTV will not have a right to nominate any directors. ABBTV’s nominees, Mr. Santacana and Mr. Tang, were appointed to the Board in January 2011.

Role of the Board

The board has responsibility for establishing broad corporate policies and for the overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the board keep informed of the Company’s business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly by management, and through discussions with the Company’s executive officers.

Family Relationships

There are no family relationships between any director or executive officer.

Board Committees and Independence

Audit Committee

Our Audit Committee currently consists of David Kuzma (Chair), Carlton Johnson and Daryl Magana. Our Board of Directors has determined that all of the members are “independent” as that term is defined under applicable SEC rules and under the current listing standards of the Nasdaq Capital Market. Mr. Kuzma is our audit committee financial expert.

Our Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditor, (iii) pre-approving the professional services provided by the independent auditor, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditor, and (v) reviewing our financial reporting and accounting policies, including any significant changes, with management and the independent auditor. Our Audit Committee also prepares the Audit Committee report that is required pursuant to the rules of the SEC.

Compensation Committee

Our Compensation Committee currently consists of David Kuzma (Chair), Andrew Tang and Daryl Magana. Our Board of Directors has determined that all of the members are “independent” under the current listing standards of the Nasdaq Capital Market.

Our Compensation Committee has responsibility for assisting the Board of Directors in, among other things, evaluating and making recommendations regarding the compensation of our executive officers and directors, assuring that the executive officers are compensated effectively in a manner consistent with our stated compensation strategy, producing an annual report on executive compensation in accordance with the rules and regulations promulgated by the SEC, periodically evaluating the terms and administration of our incentive plans and benefit programs and monitoring compliance with the legal prohibition on loans to our directors and executive officers.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (“Nominating Committee”) currently consists of Carlton Johnson (Chair), David Kuzma and Daryl Magana. Our Board of Directors has determined that all of the members are “independent” under the current listing standards of the Nasdaq Capital Market.

The responsibilities of the Nominating Committee include: (i) recommending to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (ii) advising the Board of Directors with respect to the composition, procedures and committees of the Board of Directors; (iii) reviewing the charters of each committee at least once every two years and develop appropriate recommendations for the Board of Directors; and (iv) considering any other corporate governance issues that may arise from time to time, and developing appropriate recommendations for the Board of Directors.

Independence

Under the current listing standards of the Nasdaq Capital Market, a majority of our Board of Directors must consist of independent directors. The Board of Directors has determined that each of the following directors is “independent” as that term is defined under applicable SEC rules and under the current listing standards of the Nasdaq Capital Market: Carlton Johnson, Dave Kuzma, Daryl Magana, Jack Smith, Enrique Santacana and Andrew Tang. In January 2011, Slade Mead resigned as a member of the Board and the Compensation Committee; Mr. Mead was “independent” as that term is defined under applicable SEC rules and under the current listing standards of the Nasdaq Capital Market. The Board of Directors has also determined that each of the members of our Audit Committee, Compensation Committee and Nominating Committee is an independent director under applicable SEC rules and under the current listing standards of the Nasdaq Capital Market.

Involvement in Certain Material Legal Proceedings

On October 28, 2010, we and our ECOtality North America subsidiary, as well as certain individuals, received subpoenas from the SEC pursuant to a formal Private Order of Investigation, in connection with a fact-finding inquiry as to trading in shares of our common stock from the period between August 1, 2008 and August 31, 2009. The SEC has informed us, and the terms of the subpoenas confirm, that the fact-finding inquiry should not be construed as a determination that violations of law have occurred. At a meeting held on November 1, 2010, our Board of Directors delegated to the Audit Committee the responsibility and authority to respond to the SEC subpoenas. We are cooperating fully with the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2010 and 2009, the cash compensation paid by the Company, as well as certain other compensation paid with respect to those years, to the Chief Executive Officer, the Chief Financial Officer, and to the extent applicable, each of the two other most highly compensated executive officers of the Company in all capacities in which they served. These persons are referred to as our “named executive officers” in this prospectus.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(10)		Option Awards ($)(10)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jonathan R. Read CEO and President	2010	320,295	—		—		579,930	(8)	—	—	—		900,225
	2009	364,884	75,000		3,731,778(1),(2)		—		—	—	—		4,171,662
Ravi Brar CFO(3)	2010	49,358	—		—		—		—	—	—		49,358
Barry S. Baer Former CFO; Secretary and Assistant Treasurer(3)	2010	152,094	—		—		—		—	—	—		183,911
	2009	141,156	39,375		27,500	(4)	—		—	—	—		210,719
Donald B. Karner CEO, ECOtality N.A. Subsidiary	2010	306,019	—		—		1,525,740	(6)	—	—	10,938	(9)	1,846,486
	2009	262,500	600,000	(5)	—		—		—	—	8,083	(9)	870,583
Kevin P. Morrow EVP, ECOtality N.A. Subsidiary	2010	247,360	—		—		508,580	(7)	—	—	7,960	(9)	776,925
	2009	170,833	400,000	(5)	—		—		—	—	9,800	(9)	580,633

(1)	On September 30, 2009, triggering conditions were met under the management incentive plan resulting in the grant of an equity award to Mr. Read valued at $8.1 million. This award, originally stated in terms of warrants was never issued, was subsequently revised and reduced, with final grant and award of 673,505 shares of the Company’s $0.001 par value common stock being granted to Mr. Read on January 15, 2010, with final issuance of the shares on January 27, 2010. The value of the final award was calculated at the time of the issuance of the shares on January 27, 2010. The share price on that date was $5.50 for total compensation of $3.7 million.
(2)	On July 28, 2009 we issued 4,167 shares of the Company’s $0.001 par value common stock to Mr. Read as compensation for services valued at $27,500, calculated at $6.60 using the Black Scholes pricing model. In conjunction with the issuance of the shares, the Company remitted estimated tax on Mr. Read’s behalf of $16,360 (the tax payment is included in the salary amount in the table above).
(3)	On November 19, 2010, Mr. Brar replaced Mr. Baer as Chief Financial Officer for the Company. Mr. Baer remained as a member of the Company’s Board of Directors until January 2011, and currently serves as the Company’s Secretary and Assistant Treasurer.
(4)	On July 28, 2009 we issued 4,167 shares of the Company’s $0.001 par value common stock to Mr. Baer as compensation for services valued at $27,500, calculated at $6.60 using the Black Scholes pricing model.
(5)	On September 30, 2009, triggering conditions were met under the Amendment to Debentures and Warrants, Agreement and Waiver entered into on May 15, 2009, resulting in the payment of a cash award on December 22, 2009 to Don Karner of $600,000 and to Kevin Morrow of $400,000.
(6)	On April 26, 2010, options to purchase 300,000 shares of common stock at an exercise price of $5.39 per share (closing market price on that date) were issued at the direction of the Board of Directors.

(7)	On April 26, 2010, options to purchase 100,000 shares of common stock at an exercise price of $5.39 per share (closing market price on that date) were issued at the direction of the Board of Directors.
(8)	On June 14, 2010, options to purchase 100,000 shares of common stock at an exercise price of $6.19 per share (closing market price on that date) were issued at the direction of the Board of Directors.
(9)	Employer match for 401(k) plan contributions.
(10)	Represents the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements for a discussion of assumptions underlying valuation of equity awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.”

Employment Agreements and Executive Compensation

Jonathan R. Read

In October 2007, we entered into a two-year employment agreement with Mr. Read for an annual salary of $300,000 and a one-time bonus of $150,000 payable upon the execution of the agreement. In April 2009, Mr. Read’s contract was renewed for an additional two years at a base salary of $300,000. In November 2009, the contract was extended to October 31, 2011. In June 2010, an amendment was approved to increase the base salary to $350,000 and to award stock options to purchase 100,000 shares of common stock.

If Mr. Read is terminated without cause, or if he terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary and health benefits until the end of the term of the employment agreement.

Barry S. Baer

In November 2006, we engaged Barry S. Baer to serve as Chief Financial Officer at a rate of $100 per hour. This engagement continued based on mutual agreement between the parties. In May 2008 this rate was increased to $125 per hour and the engagement continued at this rate through Colonel Baer’s tenure as Chief Financial Officer. In December 2010, Colonel Baer signed a 15 month employment agreement to serve as the Company’s Corporate Secretary and Assistant Treasurer with an annual salary of $96,000.

If Colonel Baer is terminated without cause, or if he terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary and health benefits for a period ending at the later of 12 months following the termination date or the end of the term of the employment agreement. Colonel Baer will receive similar benefits in the event that he is terminated without cause or resigns for good reason (i) within 90 days prior to a change of control transaction as a result of or in connection with such transaction or (ii) within 12 months following a change of control transaction.

H. Ravi Brar

On November 19, 2010, we entered into a two-year employment agreement with Mr. H. Ravi Brar to serve as our Chief Financial Officer for an annual salary of $250,000. In addition to his annual salary, Mr. Brar is eligible for an annual performance bonus to be determined by the Chief Executive Officer or the Board of Directors, with a target of 50% of Mr. Brar’s base salary. Mr. Brar is also eligible for stock compensation at the discretion of the Board of Directors.

If Mr. Brar is terminated without cause, or if he terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary and health benefits for a period ending at the later of 12 months following the termination date or the end of the term of the employment agreement. Mr. Brar will receive similar benefits in the event that he is terminated without cause or resigns for good reason (i) within 90 days prior to a change of control transaction as a result of or in connection with such transaction or (ii) within 12 months following a change of control transaction.

Donald B. Karner

On April 26, 2010, we entered into a two-year employment agreement with Mr. Karner for an annual salary of $315,000. In addition to his annual salary, Mr. Karner is eligible for an annual performance bonus to be determined by the Chief Executive Officer or the Board of Directors, with a target of 50% of Mr. Karner’s base salary. Mr. Karner is also eligible for stock compensation at the discretion of the Board of Directors.

If Mr. Karner is terminated without cause, or if he terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary and health benefits for a period ending at the later of 12 months following the termination date or the end of the term of the employment agreement. Mr. Karner will receive similar benefits in the event that he is terminated without cause or resigns for good reason (i) within 90 days prior to a change of control transaction as a result of or in connection with such transaction or (ii) within 12 months following a change of control transaction.

Kevin P. Morrow

On April 26, 2010, we entered into a two-year employment agreement with Mr. Morrow for an annual salary of $265,000. In addition to his annual salary, Mr. Morrow is eligible for an annual performance bonus to be determined by the Chief Executive Officer or the Board of Directors, with a target of 35% of Mr. Morrow’s base salary. Mr. Morrow is also eligible for stock compensation at the discretion of the Board of Directors.

If Mr. Morrow is terminated without cause, or if he terminates his employment with the Company for good reason, he will be entitled to continue to receive his base salary and health benefits for a period ending at the later of 12 months following the termination date or the end of the term of the employment agreement. Mr. Morrow will receive similar benefits in the event that he is terminated without cause or resigns for good reason (i) within 90 days prior to a change of control transaction as a result of or in connection with such transaction or (ii) within 12 months following a change of control transaction.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards							Equity Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number or shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan R. Read CEO and President	16,667	—	—	$2.40	11/1/2018	(1)	—	—	—		—
	16,667	—	—	$16.80	11/1/2017	(1)	—	—	—		—
	100,000	—	—	$6.19	6/14/2020	(4)	—	—	—		—
H. Ravi Brar Chief Financial Officer	—	200,000	—	$3.53	11/19/2020	(2)	—	—	200,000	(2)	644,266
Barry S. Baer Former CFO; Corporate Secretary and Assistant Treasurer	8,333	—	—	$11.40	12/31/2012	(3)	—	—	—		—
Donald Karner CEO, ECOtality North America (subsidiary)	300,000	—	—	$5.39	04/26/2020	(5)	—	—	—		—
Kevin Morrow Exec. VP, ECOtality North America (subsidiary)	100,000	—	—	$5.39	04/26/2020	(6)	—	—	—		—

(1)	On each of November 1, 2007 and November 1, 2008, we granted 16,667 options to acquire shares of the Company’s common stock to Mr. Read as additional incentive compensation for services. The first 16,667 options vested on November 1, 2007 and were valued at $281,300 using the Black Scholes option pricing model. The second 16,667 options vested on November 1, 2008. The portion of these options earned in 2007 was valued at $14,442, using the Black Scholes pricing model. The remainder of the options were earned in 2008 and were valued at $55,168.
(2)	On November 19, 2010, we issued 200,000 options to acquire shares of the Company’s common stock to H. Ravi Brar as compensation for services valued at $644,266 using the Black Scholes pricing model. These options vest at a rate 25% per year.
(3)	On December 31, 2007, we issued 8,333 options to acquire shares of the Company’s common stock to Mr. Baer as compensation for services valued at $86,650, using the Black Scholes pricing model.
(4)	On June 14, 2010, we issued 100,000 options to acquire shares of the Company’s common stock to Mr. Read as compensation for services valued at $579,930 using the Black Scholes pricing model.
(5)	On April 26, 2010, we issued 300,000 options to acquire shares of the Company’s common stock to Mr. Karner as compensation for services valued at $1,525,740 using the Black Scholes pricing model.
(6)	On April 26, 2010, we issued 100,000 options to acquire shares of the Company’s common stock to Mr. Morrow as compensation for services valued at $508,580 using the Black Scholes pricing model.

DIRECTOR COMPENSATION

Directors receive a quarterly retainer fee for their service on the Board of Directors, and additional fees for their service as members or chairmen of any committees. These fees are typically paid in both cash and stock options. Mr. Santacana and Mr. Tang do not receive any fees for their service on the Board of Directors. Directors received compensation for their services for the fiscal year ended December 31, 2010 as set forth below:

Name	Fees Earned or Paid in Cash	Options $(6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation $	Total $
E. Slade Mead(1)	$40,000	$56,469	—	—	—	$96,469
Carlton Johnson(2)	$39,000	$60,813	—	—	—	$99,813
Daryl Magana(3)	$42,000	$62,985	—	—	—	$104,985
Jack Smith(4)	$38,000	$56,469	—	—	—	$94,469
Dave Kuzma(5)	$59,000	$69,501	—	—	—	$128,501

(1)	E. Slade Mead served as a member of the Board of Directors and on the Compensation Committee until January 13, 2011. Mr. Mead received $8,750 per quarter as a Board service retainer and $750 per quarter for service on the Compensation Committee. In the second quarter, Mr. Mead received 7,500 options as a one time new Board member appointment grant, 5,000 options as a Board service retainer, and 500 options as Compensation Committee retainer for a total of 13,000 options at a value of $4.34 per option.
(2)	Carlton Johnson served as a member of the Board of Directors and was on the Audit Committee. Mr. Johnson received $8,750 as a Board service retainer per quarter and $1,500 per quarter for service on the Audit Committee. In the second quarter, Mr. Johnson received 7,500 options as a one time new Board member appointment grant, 5,000 options as a Board service retainer, and 1,500 options as an Audit Committee retainer for a total of 14,000 options at a value of $4.34 per option.
(3)	Daryl Magana served as a member of the Board of Directors and was on the Compensation Committee and Audit Committee. Mr. Magana received $8,750 as a Board service retainer, $1,500 and $500 per quarter for his service on the Audit and Compensation Committees, respectively. In the second quarter, Mr. Magana received 7,500 options as a one time new Board member appointment grant, 5,000 options as a Board service retainer, 1,500 options as an Audit Committee retainer, and 500 options as a Compensation Committee retainer for a total of 14,500 options at a value of $4.34 per option.
(4)	Jack Smith served as a member of the Board of Directors and was on the Compensation Committee. Mr. Smith received $8,750 per quarter as a Board service retainer and $750 per quarter for his service on the Compensation Committee. In the second quarter, Mr. Smith received 7,500 options as a one time new Board member appointment grant, 5,000 options as a Board service retainer, and 500 options as Compensation Committee retainer for a total of 13,000 options at a value of $4.34 per option.
(5)	Dave Kuzma served as a member of the Board of Directors and is the Compensation and Audit Committee Chairperson. Mr. Kuzma received $8,750 as a Board service retainer per quarter. For his service as the chair of the Audit Committee and Compensation Committee he received an additional $3,500 and $2,500 per quarter, respectively. In the second quarter, Mr. Kuzma received 7,500 options as a one time new Board member appointment grant, 5,000 options as a Board service retainer, 2,000 options as the Audit Chair, and 1,500 options as Compensation Chair for a total of 16,000 options at a value of $4.34 per option.
(6)	Represents the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718. See Note 6 of the notes to our consolidated financial statements for a discussion of assumptions underlying valuation of equity awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” At December 31, 2010, the non-employee directors held options for the following number of shares of common stock: Mr. Mead — 13,000 shares; Mr. Johnson — 14,000 shares; Mr. Magana — 14,500 shares; Mr. Smith — 13,000 shares; and Mr. Kuzma — 16,000 shares.

2007 Equity Incentive Plan

In January 2007, we adopted, subject to stockholder approval, an equity incentive plan which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers and employees. Our non-employee directors and consultants are eligible for non-statutory stock options only.

The plan is administered by our Board of Directors. As of March 31, 2011, we had 8,829,677 shares of common stock reserved for future issuance under the plan. Under the plan, the Board of Directors determines which individuals will receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board of Directors and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options under the plan must be granted within ten years from the effective date of the plan and the exercise date of an option cannot be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding. As of March 31, 2011, we had 1,217,498 options outstanding with a weighted average exercise price of $5.20.

Liability and Indemnification of Officers and Directors

Under our Articles of Incorporation, our directors and officers are not liable for monetary damages to the corporation, its stockholders or creditors except in connection with:

•	Acts or failures to act that constitute a breach of a director’s or officer’s fiduciary duty to us or our stockholders;
•	A breach of a director’s or officer’s fiduciary duty involving intentional misconduct, fraud or a knowing violation of law; or
•	An act or omission for which the liability of a director is expressly provided under Nevada law.

Our Articles of Incorporation and Bylaws permit us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. On January 13, 2011, the Company entered into indemnification agreements with each of its directors and officers. Under the terms of these indemnification agreements, the Company is obligated to indemnify and to advance expenses to the indemnitees to the fullest extent permitted by applicable law.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below and in the “Executive Compensation” section, since January 1, 2008, there have been no transactions or proposed transactions where we (or any of our subsidiaries) were or will be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two fiscal years andin which any director, executive officer or beneficial holder of more than 5% of our outstanding common or preferred stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or indirect material interest.

On August 29, 2008, Mr. Donald Karner, one of our directors, and Kathryn Forbes agreed to provide us a line of credit for up to $650,000. This line of credit was secured by a second position on receivables (junior to previously issued debentures). During the nine months ended September 30, 2008, $300,000 was advanced by Mr. Karner and Ms. Forbes. This line carried a loan fee of $45,000 payable when the line expired on December 15, 2008. No other interest payments or fees were required under the agreement. The fee of $45,000 was expensed over the life of the line. Imputed interest of $1,425 and financing charges of $6,962 were expensed in the nine month period ending September 30, 2008. The balance of the note payable of $450,000 was paid July 9, 2009.

On January 10, 2011, we entered into two agreements with ABB Inc. (which is an affiliate of our shareholder ABBTV) which establish the general terms of a commercial supplier relationship between us and ABB Inc. These agreements provide, generally, that ABB Inc. and its affiliates will collaborate with us and our affiliates to further the development, expansion and acceptance of battery charging solutions that incorporate, use or rely on our technology and/or that provide the networking functionality that we and our affiliates have designed and operate, associated with our Blink trademark. These agreements also set forth the general terms pursuant to which we have agreed to purchase certain products from ABB Inc. that are used in our electric vehicle charging solutions. Enrique Santacana, one of our directors, is the president and chief executive officer of ABB Inc., and Andrew Tang, another of our directors, is Managing Director of ABBTV.

SECURITY OWNERSHIP OF MANAGEMENT
AND PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of May 31, 2011:

•	By each selling stockholder;
•	By each person who is known by us to beneficially own more than 5% of our common stock;
•	By each of our named executive officers and directors; and
•	By all of our officers and directors as a group.

As of May 31, 2011, 13,724,959 shares of our common stock were issued and outstanding.

		Number of Shares Beneficially Owned	Percent of Class
Name of Beneficial Owner			Before Offering	After Offering(17)
Jonathan R. Read, CEO, President and Director	(1)(6)	808,748	5.84%	3.72%
Ravi Brar, CFO	(1)	—	—	—
Donald Karner, CEO, ECOtality North America	(1)(7)	362,400	2.58%	1.67%
Kevin Morrow, Exec. Vice President, ECOtality North America	(1)(8)	124,164	*	*
Jack Smith, Director	(1)	13,000	*	*
Dave Kuzma, Director	(1)	16,000	*	*
Carl Johnson, Director	(1)	14,000	*	*
Daryl Magana, Director	(1)(9)	406,096	2.96%	1.87%
Enrique Santacana, Director	(1)	—	—	—
Andrew Tang, Director	(1)	—	—	—
Barry Baer, Secretary and Assistant Treasurer	(1)(10)	12,500	*	*
Officers and Directors as a Group		1,756,908	12.27%	8.09%

ABB Technology Ventures Ltd	(2)(11)(15)	2,743,619	19.99%	19.99%
Enable Growth Partners LP, Enable Opportunity Partners, LP and Pierce Diversified Strategy Master Fund, LLC Ena	(3)(12)(16)	1,371,123	9.99%	9.99%
Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC, Global LearnNet Ltd., and Codex Group, Inc.	(4)(13)(16)	1,371,123	9.99%	9.99%
Marion Lynton, Ardsley Partners Institutional, Ardsley Partners Fund, Ardsley Offshore Fund, Ardsley Partners Renewable, Ardsley Renewable Offshore	(5)(14)(16)	1,371,123	9.99%	6.39%

*	Less than 1%.
(1)	The address for these shareholders is c/o ECOtality, Inc., Four Embarcadero Center, Suite 3720, San Francisco, CA 94111.
(2)	The address for these shareholders is PO Box 1831, Affoltenstrasse 44, CH-8050, Zurich, Switzerland.
(3)	The address for these shareholders is One Ferry Building, Suite 255, San Francisco, CA 94111.
(4)	The address for these shareholders is 12167 Kate Dr., Los Altos Hills, CA 94022.
(5)	The address for these shareholders is 262 Harbor Drive, Stamford, CT 06902.
(6)	Jonathan Read owns 675,414 shares of common stock. He also has rights to exercise 133,334 options which were granted in accordance with employment agreements, including 16,667 options exercisable at $16.80, 16,667 exercisable at $2.40 and 100,000 exercisable at $6.19. If these were exercised, his ownership would total 808,748 shares. The percent ownership for Jonathan Read in the table above includes his current shares as well as those he has right to acquire within the next 60 days (i.e., through July 30, 2011). Shares owned = 675,414 + options 133,334 = 808,748 Beneficially Owned Shares.

(7)	Donald Karner owns 62,400 shares of common stock. He also has rights to exercise 300,000 options. The percent ownership for Donald Karner in the table above includes his current shares as well as those he has a right to acquire within the next 60 days (i.e., through July 30, 2011). Shares owned = 62,400 + options 300,000 = 362,400 Beneficially Owned Shares.
(8)	Kevin Morrow owns 24,164 shares of common stock. He also has rights to exercise 100,000 options. The percent ownership for Kevin Morrow in the table above includes his current shares as well as those he has a right to acquire within the next 60 days (i.e., through July 30, 2011). Shares owned = 24,164 + options 100,000 = 124,164 Beneficially Owned Shares.
(9)	Daryl Magana owns 391,596 shares of common stock. He also has rights to exercise 14,500 options. The percent ownership for Daryl Magana in the table above includes his current shares as well as those he has a right to acquire within the next 60 days (i.e., through July 30, 2011). Shares owned = 391,596 + options 14,500 = 406,096 Beneficially Owned Shares.
(10)	Barry Baer owns 4,167 shares of common stock. He also has rights to exercise 8,333 options for an exercise price of $11.40 per share granted in accordance with his contract for services. If these were exercised, his ownership would total 12,500 shares. The percent ownership for Barry Baer in the table above includes his current shares as well as those he has a right to acquire within the next 60 days (i.e., through July 30, 2011). Shares owned = 4,167 + options 8,333 = 12,500 Beneficially Owned Shares.
(11)	ABB Ltd, ABB Asea Brown Boveri Ltd, and ABB Technology Ventures Ltd. are presented here as an affiliated group. This affiliation is described in their Schedule 13D dated January 25, 2011.

ABB owns 2,604,167 shares of our common stock.

ABB has 1,041,667 warrants associated with the January 10, 2011 Securities Purchase Agreement which are currently exercisable at $4.91 per share.

The percent ownership for ABB in the table above includes their current shares as well as those they have the right to acquire within the next 60 days (i.e., through July 30, 2011), subject to the ownership limitations of 19.99% (see note 15 below). Shares owned of 2,604,167 + warrants 1,041,667 = 3,645,834 Beneficial Ownership before Limitation. Beneficial Ownership subject to 19.99% Limitation = Total Outstanding Shares 13,724,959 * 19.99% = 2,743,619. 2,743,619 (maximum ownership) - 2,604,167 (currently outstanding) = 139,452 shares they have rights to acquire in the next 60 days (i.e., through July 30, 2011).

(12)	Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), and Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”) are presented here as an affiliated group (“Enable”). As described in the Schedule 13G filed on February 11, 2011 by Enable Global Capital, LLC (“EGC”), EGP and Mitchell S. Levine, the securities are owned by EGP and other client accounts for which EGC serves as general partner and/or investment manager. EGC, as EGP’s and those other investment limited partnerships’ and client accounts’ general partner and/or investment manager, and Mitchell S. Levine, as managing member and majority owner of EGC, may therefore be deemed to beneficially own the securities owned by EGP and such other investment limited partnerships and client accounts for the purpose of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, in so far as they may be deemed to have the power to direct the voting or disposition of those securities.

Enable, as an affiliated group, collectively owns (i) 684,501 shares of our common stock, (ii) 277,777 warrants associated with the October 31, 2009 Securities Purchase Agreement which are currently exercisable at $9.00 per share, and (iii) 4,585,632 preferred shares associated with the October 31, 2009 Securities Exchange Agreement which are currently convertible to common shares at a rate of one for one.

The percent ownership for Enable in the table above includes their current shares as well as those they have the right to acquire within 60 days (i.e., through July 30, 2011) subject to the ownership limitation of 9.99% (see note 16 below). Shares owned of 684,501 + warrants 277,777 + Convertible Preferred 4,585,632 = 5,547,910 ownership before ownership limitation. Beneficial ownership subject to 9.99% Limitation = Total Outstanding Shares 13,724,959 * 9.99% = 1,371,123. 1,371,123 (maximum ownership) – 684,501 (currently outstanding) = 686,622 shares they have rights to acquire in the next 60 days (i.e., through July 30, 2011).

EGP, EOP and Pierce have granted the underwriters an option to purchase up to 1,200,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus to cover over-allotments, if any. If the over-allotment option is not exercised, Enable will not sell any shares of common stock in this offering and Enable will continue to beneficially own 9.99% of our outstanding common stock after the offering as a result of the ownership limitation. Assuming the over-allotment option is exercised in full, Enable will continue to beneficially own 9.99% of our then outstanding common stock as a result of the ownership limitation. Without giving effect to the ownership limitation, and assuming the over-allotment option is exercised in full, Enable will own 4,347,910 shares of our common stock, and such shares will be held by Enable as follows: EGP — 250,000 shares issuable upon exercise of warrants and 3,536,497 shares issuable upon the conversion of Series A Convertible Preferred Stock; EOP — 27,777 shares issuable upon exercise of warrants and 407,768 shares issuable upon the conversion of Series A Convertible Preferred Stock; Pierce — 125,868 shares issuable upon the conversion of Series A Convertible Preferred Stock. The warrants are currently exercisable at an exercise price of $9.00 per share, and each share of Series A Convertible Preferred Stock is currently convertible into one share of common stock.

(13)	Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC, and Global LearnNet Ltd. collectively own an aggregate 1,388,889 shares of our common stock or 10.16% of our total issued and outstanding.

Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC, and Global LearnNet Ltd. collectively have 1,388,889 Warrants associated with the October 31, 2009 Securities Purchase Agreement which are currently exercisable at $9.00 per share.

Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC has 1,430,741 preferred shares associated with the October 31, 2009 Securities Purchase Agreement, 20% of which (286,148 shares) are convertible to common shares at a rate of one for one.

Codex Group, Inc. has 477,777 Warrants, currently exercisable at $0.60 per share, which were originally granted to Shenzen Goch Investment Ltd. (“SGI”) pursuant to the Amendment to Master Overhead Joint Venture Agreement, dated January 10, 2011, between us and SGI.

The percent ownership for Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC, Global LearnNet Ltd. and Codex Group, Inc. in the table above includes their current shares as well as those they have the right to acquire within 60 days (i.e., through July 30, 2011) subject to the Ownership Limitation of 9.99% (see note 16 below). Shares owned of 1,388,889 + warrants 1,866,665 + Convertible Preferred 286,148 = 3,541,702 Beneficial Ownership before Limitation. Beneficial Ownership subject to 9.99% Limitation = Total Outstanding Shares 13,724,959 * 9.99% = 1,371,123. 1,371,123 (maximum ownership) - 1,388,889 (currently outstanding) = 0 shares they have rights to acquire in the next 60 days (i.e., through July 30, 2011).

The natural persons with voting or investment power over Zhu-Xu Charitable Remainder Trust, Valley 2010 Investment LLC, Global LearnNet Ltd. and Codex Group, Inc. is Yuqing Xu.

(14)	Marion Lynton, Ardsley Partners Institutional, Ardsley Partners Fund, Ardsley Offshore Fund, Ardsley Partners Renewable and Ardlsey Renewable Offshore are presented here as an affiliated group. This affiliation is described in their Schedule 13G dated February 14, 2011. Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect beneficial owner of the shares held by the entities listed above.

The Ardsley Group collectively owns an aggregate 694,443 shares of our common stock or 5.1% of our total issued and outstanding.

The Ardsley Group collectively has 694,443 warrants associated with the October 31, 2009 Securities Purchase Agreement which are currently exercisable at $9.00 per share.

The percent ownership for the Ardsley Group in the table above includes their current shares as well as those they have the right to acquire in the next 60 days (i.e., through July 30, 2011), subject to the ownership limitation of 9.99% (see note 16 below). Shares owned of 694,444 + warrants 694,444 = 1,388,888 Beneficial Ownership before Limitation Beneficial Ownership subject to 9.99%

Limitation = Total Outstanding Shares 13,724,959 * 9.99% = 1,371,123. 1,371,123 (maximum ownership) - 694,444 (currently outstanding) = 676,679 shares they have rights to acquire in the next 60 days (i.e., through July 30, 2011).

The natural person with voting or investment power over the Ardsley Group is Philip J. Hempleman.

(15)	Beneficial Ownership Limitation of 19.99%

The exercise of the warrants are subject to restrictions that prohibit exercise to the extent that, after giving effect to such exercise, the holder of the warrants (together with such holder’s affiliates, and any other person on entity acting as a group together with such holder or any of such holder’s affiliates) would, as a result of such exercise, beneficially own in excess of 19.99% of the total number of issued and outstanding shares of our common stock (including for such purposes the shares of common stock issued upon such exercise).

(16)	Beneficial Ownership Limitation of 9.99%

The conversion of the convertible notes and the exercise of the warrants are subject to restrictions that prohibit conversion or exercise to the extent that, after giving effect to such conversion or exercise, the holder of the convertible notes or warrants (together wish such holder’s affiliates, and any other person or entity acting as a group together with such holder or any of such holder’s affiliates) would, as a result of such conversion or exercise, beneficially own in excess of 9.99% of the total number of issued and outstanding shares of our common stock (including for such purposes the shares of common stock issued upon such conversion and/or exercise).

(17)	Assumes the purchase by ABBTV from the underwriters in the offering of approximately $5.7 million of our common stock, or 1,443,038 shares of our common stock at the assumed offering price per share of $3.95. Does not reflect the sale by Enable of up to 1,200,000 shares pursuant to the over-allotment option granted to the underwriters.

Additional Information Regarding Selling Stockholders

Enable acquired the shares, which may be sold pursuant to the over-allotment option, in connection with certain financing and exchange transactions with the Company. Enable acquired its shares of Series A Convertible Preferred Stock in connection with a Securities Exchange Agreement dated October 31, 2009 among the Company and certain holders (including EGP, EOP and Pierce) of the Company’s convertible debentures and warrants, pursuant to which the Company agreed to convert all outstanding amounts under these debentures ($9,111,170) and all related warrants to purchase 6,455,083 shares of common stock into an aggregate of 8,597,299 shares of the Company’s Series A Convertible Preferred Stock. Enable originally acquired the debentures and warrants pursuant to a debenture financing by the Company in 2007. In addition, Enable acquired 277,777 shares of common stock and warrants to purchase 277,777 shares of common stock pursuant to a Securities Purchase Agreement dated October 31, 2009 with the Company. The common stock was purchased at a price of $7.20 per share. The five-year warrants are immediately exercisable and have an exercise price of $9.00 per share. Enable holds an additional 406,724 shares of our common stock that it acquired in third party transactions.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 1,300,000,000 shares of common stock, par value $0.001 per share. As of March 31, 2011, there were 13,724,959 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable. Our common stock is registered under Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market under the symbol “ECTY.”

Preferred Stock

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Series A Convertible Preferred Stock

On October 31, 2009, our Board of Directors adopted and created a series of preferred stock consisting of 10,000,000 shares designated as Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock participates pro rata in any dividends paid with respect to the common stock. The shares of Series A Convertible Preferred Stock do not have a liquidation preference and do not accrue any dividends, nor do they carry voting rights; however, we are prohibited from taking certain actions, such as altering the rights given to our preferred stock or increasing the number of authorized shares of preferred stock, without the affirmative vote of 75% of the outstanding shares of the Series A Convertible Preferred Stock. So long as the Series A Convertible Preferred Stock is outstanding, we are prohibited from redeeming, repurchasing or otherwise acquiring any shares of our common stock. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder, into one share of our common stock. As of March 31, 2011, there were shares of Series A Convertible Preferred Stock outstanding that may be converted into 6,329,650 shares of common stock.

Warrants to Purchase Common Stock

As of March 31, 2011, there were warrants outstanding that may be exercised for a total of 4,563,802 shares of common stock.

October 2009/January 2010 Warrants

In connection with a private placement that first closed on October 31, 2009, we issued warrants to purchase 2,152,775 shares of common stock. On January 7, 2010, in connection with the second closing of the private placement, we issued warrants to purchase 694,444 shares of common stock. The warrants expire five years from the date of issuance and are exercisable at $9.00 per share. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

If certain conditions are met, we have the right to call for cancellation the warrants upon two business days prior written notice for cash consideration of $0.001 per unexercised warrant. We can only exercise this call option if (i) the closing price for each of 20 consecutive trading days, which 20 consecutive trading day period shall not have commenced until after the effective date of the registration statement registering for resale the shares of common stock issuable upon exercise of the warrants) exceeds $27.00 per share (subject to adjustment), (ii) the trading volume of our common stock shall exceed 16,667 shares (subject to adjustment) per trading day for each trading day during the 20 consecutive trading day period, and (iii) the warrant holder is not in possession of any information that constitutes, or might constitute, material non-public information which we provided.

January 2011 Warrant

In connection with a private placement that closed on January 13, 2011, we issued a warrant to purchase 1,041,667 shares of common stock at an exercise price of $4.91 per share. The warrant expires five years from the date of issuance. Under the terms of the warrant, we may not effect any exercise of the warrant in an amount that would result in the holder together with its affiliates beneficially owning more than 19.99% of our outstanding common stock upon such an exercise. We have agreed to submit to a vote of our stockholders, no later than our 2011 annual meeting of stockholders, a proposal to approve the issuance of common stock pursuant to the warrant in an amount up to the maximum number of shares for which the warrant may be exercised. If our stockholders approve of such proposal, the 19.99% ownership limitation will terminate.

The exercise price of the warrant and the shares issuable upon exercise of the warrant will be adjusted in the event that we take certain actions that would cause dilution with respect to our common stock, including (i) paying a stock dividend or otherwise making a distribution that is payable in shares of common stock, (ii) subdividing our outstanding shares of common stock into a larger number of shares, and (iii) combining our outstanding shares of common stock into a smaller number of shares. If we enter into certain fundamental transactions (such as a merger or other change of control transaction), then, upon exercise of the warrant, the holder of the warrant will have the right to receive the same amount and kind of securities, cash or property that it would have been entitled to receive upon the occurrence of the fundamental transaction if it had been the holder of the number of shares of common stock issuable upon exercise of the warrant at the time of the fundamental transaction.

2007 Equity Incentive Plan

In January 2007 we adopted, subject to stockholder approval, the 2007 Equity Incentive Plan, which provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986 together with the grant of bonus stock and stock appreciation rights at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers and employees. Our non-employee directors and consultants are eligible for non-statutory stock options only.

The plan is administered by our Board of Directors. As of March 31, 2011, we had 8,829,677 shares of common stock reserved for future issuance under the plan. Under the plan, the Board of Directors determine which individuals will receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price.

With respect to stock options, the per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of our stock is eligible to receive incentive stock options under the plan unless the option price is at least 110% of the fair market value of the common stock subject to the option on the date of grant. The option price for non-statutory options is established by the Board of Directors and may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant.

No options may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option may only be exercisable by the optionee. Options under the plan must be granted within ten years from the effective date of the plan and the exercise date of an option cannot be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee’s ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding. As of March 31, 2011, we had 1,217,498 options outstanding with a weighted average exercise price of $5.20.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides the following information as of December 31, 2010, for equity compensation plans previously approved by security holders, as well as those not previously approved by security holders:

1.	The number of securities to be issued upon the exercise of outstanding options, warrants and rights;
2.	The weighted-average exercise price of the outstanding options, warrants and rights; and
3.	Other than securities to be issued upon the exercise of the outstanding options, warrants and rights, the number of securities remaining available for future issuance under the 2007 Plan.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by shareholders	1,217,498	$5.20	8,829,677
Equity compensation plans not approved by shareholders	—	—	—
Total	1,217,498	$5.20	8,829,677

Anti-Takeover Provisions of Our Charter and Bylaws

Our Articles of Incorporation and Bylaws contain various provisions that could render more difficult certain unsolicited or hostile attempts to take us over, that could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business. These provisions include:

•	Special Meetings of Stockholders. Our Bylaws provide that special meetings of the stockholders may only be called by our Board of Directors, the Chairman of the Board, the President, a Vice President, the Secretary, or by stockholders holding not less than one-tenth of the voting power of the Company.
•	Vacancies. Our Bylaws provide that vacancies on our board may be filled by a majority of directors in office, although less than a quorum, and not by the stockholders (except in the case of a vacancy created by the removal of a director by the stockholders, in which case the stockholders are entitled to fill the vacancy).
•	Preferred Stock. Our Articles of Incorporation allow us to issue up to 200,000,000 shares of undesignated preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.
•	Authorized but Unissued Shares. Our Board of Directors may cause us to issue our authorized but unissued shares of common stock in the future without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with Roth Capital Partners, LLC, as representatives of the several underwriters, with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us on a firm commitment basis, the number of shares of our common stock set forth opposite its name in the table below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
ThinkEquity LLC
Craig-Hallum Capital Group LLC
Total	8,000,000

Pursuant to the underwriting agreement, the selling stockholders have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 1,200,000 shares of common stock from the selling stockholders on the same terms and at the same per share price as the shares of common stock being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any.

The underwriting agreement provides that the underwriters will purchase all of the shares of common stock offered by this prospectus if they purchase any of the shares. This commitment does not apply to the shares of common stock subject to the over-allotment option granted by the selling stockholders to the underwriters to purchase additional shares of common stock in this offering.

The underwriters propose to offer to the public the shares of our common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. The underwriters may offer some of the shares to other securities dealers at such price less a concession of $____ per share. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $_____ per share to other dealers. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

The factors considered in determining the public offering price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, our past and present operations and our prospects for future revenues.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay to the underwriters in connection with this offering:

	Per Share	Total
		Without Over-allotment	With Over-allotment
Underwriting discounts and commissions payable by us
Non-accountable expenses payable by us
Underwriting discounts and commissions payable by the selling stockholders
Non-accountable expenses payable by the selling stockholders

As indicated above, the underwriters will receive from us and the selling stockholders a non-accountable expense allowance equal to 1.0% of the gross proceeds received from the sale of shares in this offering. We have also agreed to reimburse the underwriters for up to an aggregate of $200,000 of out-of-pocket expenses incurred by them with respect to this offering. We expect that expenses of this offering to be paid by us, not including the amounts to be paid to the underwriters, will be approximately $480,000. The selling stockholders will not pay any portion of such expenses.

In connection with this offering, we have agreed not to offer, sell, contract to sell, pledge or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, as representative of the underwriters, for a period of 120 days, subject to an extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. Certain of our directors, officers and stockholders have entered into lock-up agreements with the underwriter pursuant to which they have agreed, subject to certain limited exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, as representative of the underwriters, for a period of 90 – 120 days, subject to an extension under certain circumstances, from the date of this prospectus. Roth Capital Partners, as representative of the underwriters, has no present intention to waive or shorten the lock-up period, however, the terms of any lock-up agreement may be waived or shortened in the sole discretion of Roth Capital Partners at any time and without public notice.

Pursuant to the underwriting agreement, we and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with applicable regulations, as follows:

•	Stabilizing transactions, which permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment, which involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.
•	Syndicate covering transactions, which involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market. A naked short position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase shares in the offering.
•	Penalty bids, which permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither ThinkEquity LLC nor Craig-Hallum Capital Group LLC nor either of their respective affiliates provided any investment banking, commercial banking or other financial services for us prior to their engagement as our underwriters in connection with this offering. In connection with our October 2009 private placement, we paid Roth Capital Partners, LLC a fee of approximately $898,250 ($732,000 of which we paid in November 2009 and the remaining $166,250 of which we paid in January 2010) and issued them a warrant to purchase 142,361 shares of our common stock at an exercise price of $9.00 per share. We paid Roth Capital Partners, LLC a fee of $425,000 in January 2011 in connection with our January 2011 private placement. The underwriters do not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to the contractual relationship of the underwriters with us entered into in connection with this offering.

The underwriters and their respective affiliates may in the future provide various investment banking, commercial banking and other financial services for us, for which services they may receive customary fees.

In connection with this offering, the underwriters may distribute this prospectus by electronic means such as e-mail. In addition, the underwriters may facilitate internet distribution for this offering to certain of their internet subscription customers. An electronic prospectus is available on the internet website maintained by the underwriters. Other than this prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is or was implemented in that Relevant Member State (the “Relevant Implementation Date”), the shares of common stock offered by this prospectus (the “Equity Shares”) may not be offered or sold to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Equity Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 Amending Directive, except that the Equity Shares, with effect from and including the Relevant Implementation Date, may be offered to the public in that Relevant Member State at any time:

•	to persons or entities that are “qualified investors” as defined in the Prospectus Directive or, if that Relevant Member State has implemented the 2010 Amending Directive, as defined in the 2010 Amending Directive;
•	to (i) fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive); or (ii) if that Relevant Member State has implemented the 2010 Amending Directive, fewer than 150 natural or legal persons (other than “qualified investors” as defined in the 2010 Amending Directive), in each case subject to obtaining the prior consent of the underwriters; or
•	in any circumstances falling within Article 3(2) of the Prospectus Directive as amended (to the extent implemented in that Relevant Member State) by Article 1(3) of the 2010 Amending Directive;

provided that no such offering of Equity Shares shall result in a requirement for the publication by the Company or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive as amended (to the extent implemented in that Relevant Member State) by Article 1(3) of the 2010 Amending Directive.

For the purposes of this provision, the expression an “offer of Equity Shares to the public” in relation to any Equity Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Equity Shares so as to enable an investor to decide to purchase or subscribe for the Equity Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State and the expression “2010 Amending Directive” means Directive 2010/73/EU and includes any relevant implementing measure in each Member State.

In the case of any Equity Shares being offered to a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the Equity Shares acquired by it in the offering have not been acquired on a non discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Equity Shares to the public other than their offer or resale in a Relevant Member State to “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (as amended, to the extent implemented in a Relevant Member State, by the 2010 Amending Directive) or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. The Company, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a “qualified investor” as so defined and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to subscribe for or purchase Equity Shares in the offering subject to compliance at all times by the Company and the underwriters with the provisions of Article 3(2) of the Prospectus Directive as amended (to the extent implemented) by Article 1(3) of the 2010 Amending Directive.

United Kingdom

The Equity Shares cannot be promoted in the United Kingdom to the general public. The contents of this prospectus have not been approved by an authorized person within the meaning of FSMA. The underwriters (a) may only communicate or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”), to persons who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), or (ii) fall within any of the categories of persons described in article 49(2)(a) to (d) of the Financial Promotion Order or otherwise in circumstances in which section 21(1) of the FSMA does not apply to the Company; and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Equity Shares in, from or otherwise involving the United Kingdom. Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with, or relating to, the sale or purchase of any Equity Shares, may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply. It is the responsibility of all persons under whose control or into whose possession this document comes to inform themselves about and to ensure observance of all applicable provisions of FSMA in respect of anything done in relation to an investment in Equity Shares in, from or otherwise involving, the United Kingdom.

Switzerland

This prospectus does not constitute an Offering Memorandum within the meaning of Article 652a or Article 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht) and is for the use of the direct recipient addressed only, and is to be treated confidentially. The recipient must not forward this prospectus to any third party.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Farella Braun + Martel LLP, San Francisco, California. Dorsey & Whitney LLP, Irvine, California, is counsel for the underwriters in connection with this offering.

EXPERTS

McGladrey & Pullen, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2010 and for the year then ended that appear in the prospectus. Weaver & Martin, LLC, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2009 and 2008 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firms’ opinions based on their expertise in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information with respect to our Company and the shares of our common stock to be sold in this offering, we refer you to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are publicly available, free of charge, on our website (www.ecotality.com) as soon as reasonably practicable after filing such documents with the SEC.

You can read the registration statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may request copies of the filing, at no cost, by writing or telephoning us at:

ECOtality, Inc.
Four Embarcadero, Suite 3720
San Francisco, California 94111
(415) 992-3000

You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

2010 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ECOtality, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ECOtality, Inc. and Subsidiaries (the Company) as of December 31, 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ECOtality, Inc. and Subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP
Phoenix, Arizona
April 15, 2011

2009 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
ECOtality, Inc.
Scottsdale, AZ

We have audited the accompanying consolidated balance sheets of ECOtality, Inc. and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. ECOtality, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (U.S.). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ECOtality, Inc. and Subsidiaries as of December 31, 2009, and the results of its consolidated operations, stockholders’ equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the U.S. of America.

/s/ Weaver & Martin, LLC
Kansas City, Missouri

April 15, 2010

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252

ECOtality, Inc.
Consolidated Balance Sheets

	December 31,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$3,844,841	$11,824,605
Restricted cash	1,174,134	—
Receivables, net of allowance for bad debt of $80,371 and $92,494 as of December 31, 2010 and 2009, respectively	1,901,253	1,296,696
Inventory, net	1,860,355	749,492
Prepaid expenses and other current assets	953,233	387,327
Total current assets	9,733,816	14,258,120
Fixed assets, net	3,209,982	1,872,347
Goodwill	3,495,878	3,495,878
Intangibles, net	352,361	0
Total assets	$16,792,037	$19,626,344
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,820,621	$372,982
Accrued legal fees	612,498	32,282
Accrued payroll	430,965	47,118
Unearned revenue	679,836	290,778
Warranty reserves	262,082	211,346
Accrued liabilities, other	1,745,333	856,653
Total current liabilities	5,551,335	1,811,159
Long-term debt	287,500	287,500
Stockholders’ equity:
Series A Convertible Preferred stock, $0.001 par value, 200,000,000 shares authorized, 6,379,650 and 8,597,299 shares issued and outstanding as of December 31, 2010 and 2009, respectively	6,380	8,597
Common stock, $0.001 par value, 1,300,000,000 shares authorized, 11,058,292 and 6,713,285 shares issued and outstanding as of December 31, 2010 and 2009, respectively	11,057	6,712
Common stock owed but not issued; 0 and 2,079,061 shares as of December 31, 2010 and 2009, respectively	—	2,079
Additional paid-in capital	93,283,359	88,411,074
Subscription receivable	—	(5,000,000)
Accumulated deficit	(82,287,267)	(65,845,368)
Accumulated other comprehensive loss	(60,326)	(55,409)
Total stockholders’ equity	10,953,203	17,527,685
Total liabilities and stockholders’ equity	$16,792,037	$19,626,344

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009
Revenue	$13,736,621	$8,601,674
Cost of goods sold	13,181,625	4,959,777
Gross profit	554,996	3,641,897
Operating Expenses:
General and administrative expenses	16,407,777	16,806,908
Research and development	259,157	18,793
Depreciation	538,572	463,543
Total operating expenses	17,205,505	17,289,244
Loss from operations	(16,650,511)	(13,647,347)
Other income (expense):
Interest income	39,574	6,277
Interest expense	(15,868)	(15,915,438)
Gain (loss) on disposal of assets	(132,919)	48,523
Other Income	317,825	235
Total other income (expense)	208,612	(15,611,791)
Net Loss	$(16,441,900)	$(29,507,750)
Net loss per common share – basic and diluted	$(1.78)	$(8.16)
Weighted average number of common shares outstanding – basic and diluted	9,253,754	3,614,045

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.
Consolidated Statements of Stockholders’ Equity

	Series A Convertible Preferred Stock		Common Stock		Common Stock Owed but not Issued	Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2008	—	$—	2,157,048	$2,157	$1	$33,613,103	$—	$(36,337,624)	$(40,006)	$(2,762,369)
Other Comprehensive Income (Loss):
Net loss	—	—	—	—	—	—	—	(29,507,750)	—	(29,507,750)
Foreign Currency Translation Adjustments									(15,403)	(15,403)
Comprehensive Income (Loss)	—	—	—	—	—	—	—			(29,523,153)
Shares issued for 2007 acquisition	—	—	522,222	522	—	1,879,478	—	—	—	1,880,000
Shares issued to satisfy accounts payable	—	—	17,917	18	—	89,982	—	—	—	90,000
Shares issued for professional services	—	—	16,667	17	17	259,967	—	—	—	260,000
Shares issued that were owed from previous year	—	—	1,250	1	(1)	—	—	—	—	—
Shares issued for employee compensation	—	—	19,895	20	674	8,356,018	—	—	—	8,356,712
Cashless exercise of warrants	—	—	2,217,333	2,217	—	(2,217)	—	—	—	—
Notes payable converted for common stock	—	—	302,778	303	—	1,089,697	—	—	—	1,090,000
Amortization of financing costs	—	—	—	—	—	11,514,051	—	—	—	11,514,051
Shares issued for cash, net of expenses	—	—	1,458,330	1,458	1,388	19,292,219	(5,000,000)	—	—	14,295,065
Warrants issued for services	—	—	—	—	—	1,508,756	—	—	—	1,508,756
Notes payable converted for preferred stock	8,597,299	8,597	—	—	—	9,102,573	—	—	—	9,111,170
Warrants issued for anti-dilution provisions	—	—	—	—	—	1,707,446	—	—	—	1,707,446
Fractioned Shares repurchased and cancelled	—	—	(155)	(2)	1	—	—	6	—	5
Balance, December 31, 2009	8,597,299	$8,597	6,713,285	$6,712	$2,079	$88,411,074	$(5,000,000)	$(65,845,368)	$(55,409)	$17,527,685
Other Comprehensive Income (Loss)
Net loss	—	—	—	—	—	—	—	(16,441,900)	—	(16,441,900)
Foreign Currency Translation Adjustments									(4,917)	(4,917)
Comprehensive Income (Loss)										(16,446,817)
Shares issued for Equity Investment in ECOtality	—	—	1,388,888	1,389	(1,389)	—	5,000,000	—	—	5,000,000
Issuance of Options to employees/board/consultants	—	—	-	—	—	4,745,299	—	—	—	4,745,299
Shares issued for professional services	—	—	30,266	31	(17)	65,266	—	—	—	65,279
Shares issued for employee compensation	—	—	673,588	674	(674)	382	—	—	—	382
Cashless exercise of warrants	—	—	14,502	15	—	(15)	—	—	—	—
Conversion of preferred	(2,217,649)	(2,218)	2,217,649	2,218	—	—	—	—	—	—
Amortization of financing costs		—	—	—	—	—	—	—	—	—
Shares issued for cash, net of expenses	—	—	19,998	20		10,318	—	—	—	10,338
Issuance of warrants	—	—	—	—	—	51,036	—	—	—	51,036
Fractioned Shares repurchased and cancelled	—	—	116	—	—	(1)	—	—	—	(1)
Balance, December 31, 2010	6,379,650	$6,380	11,058,292	$11,058	$—	$93,283,359	$—	$(82,287,267)	$(60,326)	$10,953,203

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(16,441,900)	$(29,507,750)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock and options issued for services and compensation	4,860,336	10,125,468
Stock issued for interest expense	—	526,446
Depreciation	710,062	488,718
Amortization of discount on notes payable	—	2,078,836
Amortization of financing costs	—	11,514,051
Warrants issued for anti-dilution provisions	—	471,331
Issuance of Letters of Credit	(1,174,134)	—
(Gain)/loss on disposal of assets	132,919	(48,523)
Changes in operating assets and liabilities:
Certificate of Deposit	—	28,044
Accounts receivable	(604,557)	666,377
Inventory	(1,110,842)	400,389
Prepaid expenses and other	(565,911)	(157,396)
Accounts payable	1,447,639	(1,047,295)
Accrued interest	—	(45,000)
Liability for purchase price	—	(235,253)
Accrued liabilities	2,292,519	589,394
Net cash used in operating activities	(10,453,869)	(4,152,163)

Cash flows from investing activities
Purchase of property and equipment	(2,237,266)	(777,864)
Proceeds from sales of property and equipment	56,650	97,638
Purchases of intangible assets	(352,361)	—
Net cash used in investing activities	(2,532,977)	(680,226)

Cash flows from financing activities
Proceeds on sale of common stock, net of expenses	—	14,295,065
Payments on notes payable	—	(450,000)
Borrowings on notes payable	—	2,500,000
Proceeds from warrant exercise	11,999	—
Proceeds from subscription receivable	5,000,000	—
Net cash provided by financing activities	5,011,999	16,345,065

Effects of exchange rate changes	(4,917)	(15,403)

Net increase (decrease) in cash	(7,979,764)	11,497,273
Cash – beginning	11,824,605	327,332
Cash – ending	$3,844,841	$11,824,605

Supplemental disclosures:
Interest paid	$15,868	$65,528
Income taxes paid	$—	$800

Non-cash transactions:
Stock issued for acquisition	$—	$1,880,000
Shares of stock issued	—	522,222

Amortization of discount on notes payable	$—	$2,078,836
Shares issued for cashless warrant exercise	$—	$—
Shares of stock issued	14,502	2,217,333
Note Payable converted for common stock	$—	$1,090,000
Share of stock issued		302,778
Note Payable & accrued interest converted for preferred stock	$—	$9,111,170
Shares of preferred stock issued		8,597,299

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 1 — History and Organization of the Company

The Company was organized April 21, 1999 (Date of Inception) under the laws of the State of Nevada, as Alchemy Enterprises, Ltd. On November 26, 2006, the Company amended its Articles of Incorporation to change its name from Alchemy Enterprises, Ltd. to ECOtality, Inc. to better reflect the Company’s renewable energy strategy and its focus on developing an electric power cell technology.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared with the accounting principles generally accepted in the U.S. and include the accounts of ECOtality Inc. (corporate), ECOtality Stores, Innergy Power Corporation and its subsidiary, Portable Energy De Mexico, ECOtality North America and its subsidiary, Electric Transportation Applications, and ECOtality Australia. All significant inter-company balances and transactions have been eliminated.

Use of Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets including goodwill. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at time of purchase to be cash and cash equivalents.

Working Capital Requirements

The Company will require additional capital to complete its portion of the Department of Energy cost reimbursement contract and support our overall growth requirements. We anticipate a working capital requirement for the remainder of 2011 in the range of $15 – 25 million. If we are unable to raise additional capital to fund our operations, we will need to curtail planned activities to reduce costs. Doing so will likely have an unfavorable effect on our ability to execute our business plans.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits. At December 31, 2010 and 2009, the Company had approximately $3,900,000 and $11,500,000 in excess of FDIC insured limits, respectively. The Company has not experienced any losses on its deposits of cash and cash equivalents

The U.S. Department of Energy (DOE) accounted for 50% of our revenues in the year ended December 31, 2010, and 17% for the year ended December 31, 2009. The DOE receivables balance was $876,301 or 46% of our total accounts receivable for year ended December 31, 2010, and $53,560 or 4% of our receivables balance at December 31, 2009.

The Company does not believe the accounts receivable from these customers represent a significant credit risk based on its past collection experiences and the general creditworthiness of these customers.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Impairment of Long-Lived Assets and Intangible Assets

Management regularly reviews property, equipment, intangibles and other long-lived assets for possible impairment. This review occurs annually or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, then management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net loss, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so. During the years ended December 31, 2010 and 2009, the Company had no impairment charge.

Revenue Recognition

The Company derives revenue from sales of services and products and government grants related to clean energy technologies. The Company recognizes revenue when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement, and collectability is reasonable assured.

The Company enters into agreements, including grant agreements, with various government entities, under which the Company is obligated to deliver services such as development of the infrastructure for deployment of electric vehicles, including gathering and completing the related data analyses. Under these agreements, the government entity makes payments to the Company based on expenditures incurred in the delivery of the services. The Company recognizes revenue as the related services are performed, based upon the actual efforts incurred relative to the amount of total effort expected to be incurred by the Company. Amounts related to capital expenditures are recognized over the term of the agreement as the capital assets are used in the delivery of the Company’s services. Revenue is recognized provided that the conditions under which the government payments were made have been met, and the Company has only perfunctory obligations outstanding. In certain agreements, the government retains a financial interest in the capital assets, which the Company may either buy out upon termination of the agreement, offer the government to buy out the Company’s interest in the assets, or sell the assets in the market and remit to the government the portion of the selling price equal to its financial interest. In these agreements, the government’s estimated financial interest is included in deferred revenues, and the assets are depreciated to the estimated disposal value at the termination of the agreement.

Revenues from service agreements with other customers, such as consulting services, are recognized as the services are performed. All costs of services are expensed as incurred. Revenue from sales of products is recognized when products are delivered and the title and risk of loss pass to the customer. If the arrangement requires customer acceptance, revenue is recognized when acceptance occurs. Our products are sold without a right of return.

Warranty Liability

The Company warrants a limited number of ECOtality North America products against defects for periods up to 120 months. The Company accrues for estimated warranty costs at the time of revenue recognition and records such accrued liabilities as part of cost of goods sold. The estimate of warranty liability is based on historical product data and anticipated future costs. Should actual failure rates differ significantly from our estimates, the Company records the impact of these unforeseen costs or cost reductions

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

in subsequent periods and updates our assumptions and forecasting models accordingly. Activity for the Company’s warranty reserve is summarized below:

	2010	2009
Balance as of January 1,	$211,346	$163,751
Additional warranty accrued	149,320	320,538
Costs applied to warranty accrual	(98,585)	(272,943)
Balance as of December 31,	$262,082	$211,346

Intangible Assets

The Company capitalizes costs to develop trademarks including attorney fees, registration fees, design costs and the costs of securing it. The Company capitalized costs associated with the establishment of its Blink trademark in the year ended December 31, 2010. There were no trademarks or patents capitalized at December 31, 2009. The brand and trademark assets have no expiration date and thus are classified as an indefinite-lived asset, and accordingly, will not be amortized.

The Company capitalizes legal costs to establish new patents and will amortize them over the life of the patent. At this time, all capitalized patent costs are for pending patents (applications). Once the patents are approved and in use, we will commence amortization at that time.

	December 31,
	2010	2009
Brand, Trademark	$250,000	$—
Patents	102,361	—
Total intangibles	$352,361	$—

Accounts Receivable

Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and the age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. There is no collateral held by the Company for accounts receivable. The allowance for doubtful accounts was $80,371 and $92,494 as of December 31, 2010 and 2009, respectively.

Inventory

Inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market. Inventory includes material, labor, and factory overhead required in the production of our products. The Company establishes provisions for excess and obsolete inventories after evaluating historical sales, future demand, market conditions and expected product life cycles to reduce inventories to their estimated net realizable value. Such provisions are made in the normal course of business and charged to cost of goods sold in the consolidated statements of operations.

	December 31,
	2010	2009
Raw materials	$926,190	$214,691
Work-in-process	381,296	60,769
Finished goods	914,793	809,895
Less: Reserve for Obsolescence	(361,924)	(335,864)
	$1,860,355	$749,492

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Property and Equipment

Property and equipment are recorded at historical cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. The Company uses the straight-line depreciation method. The estimated useful lives for significant property and equipment categories are as follows:

Software	3 years
Equipment, Vehicles, Furniture & Fixtures	5 – 7 years
Buildings	39 years
Leasehold Improvements	15 years or the life of the lease, whichever is shorter

Research and Development Costs

Research and development costs include costs of developing new products and processes, as well as design and engineering costs. Research and development costs are charged to expense when incurred.

Fair Value of Financial Instruments

The Company adopted Accounting Standards Codification (ASC) Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 — Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 — Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximate their fair values based on their short-term nature. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2010 and 2009.

The Company’s Level 1 assets consist of its money market accounts. The Company did not have any other financial assets or liabilities that are remeasured and reported at fair value.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

Loss per Common Share

Basic loss per share is computed by dividing reported losses by the weighted average shares outstanding. Except where the result would be anti-dilutive to loss from continuing operations, diluted loss per share has been computed assuming the conversion of the convertible long-term debt and the elimination of the related interest expense, and the exercise of stock warrants. Loss per common share has been computed using the weighted average number of common shares outstanding during the year. For the year ended December 31, 2010 and 2009, the assumed conversion of convertible long-term debt and the exercise of stock warrants are anti-dilutive due to the Company’s net losses and are excluded in determining diluted loss per share.

Foreign Currency Translation

In 2010 and 2009, two Company subsidiaries, Portable Energy De Mexico and ECOtality Australia Pty. Ltd. were operating outside the U.S. of America. For both entities their local currency is their functional currency. The functional currency is translated into U.S. dollars for balance sheet accounts using the period end rates in effect as of the balance sheet date and the average exchange rate is used for revenue and expense accounts for each respective period. The resulting translation adjustments are deferred as a separate component of stockholders’ equity, within accumulated foreign currency adjustments, net of tax where applicable.

In 2009, a Company subsidiary, ECOtality North America, conducted a portion of its business in Canadian dollars. Because its functional currency was U.S. dollars, the impact of the translation was taken directly to the general and administrative expense line of the consolidated statements of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees using a fair value method, which requires the recognition of compensation expense for costs related to all stock-based payments including stock options. The fair value method requires the Company to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. The Company uses the Black-Scholes pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the vesting period.

The Company accounts for stock options issued to nonemployees based on the estimated fair value of the awards using the Black-Scholes pricing model. The measurement of stock-based compensation is subject to adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in the Company’s consolidated statements of operations during the period the related services are rendered.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. In general, deferred tax assets represent future tax benefits to be received when certain expenses previously recognized in the Company’s statements of operations become deductible expenses under applicable income tax laws or loss or credit carry-forwards are utilized. Accordingly, realization of the Company’s deferred tax assets is dependent on future taxable income against which these deductions, losses and credits can be utilized.

The Company must assess the likelihood that the Company’s deferred tax assets will be recovered from future taxable income, and to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Management judgment is required in determining the Company’s provision for income taxes, the Company’s deferred tax assets and liabilities and any valuation allowance recorded against the Company’s net deferred tax assets. The Company recorded a full valuation allowance at each

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

balance sheet date presented because, based on the available evidence, the Company believes it is more likely than not that it will not be able to utilize all of its deferred tax assets in the future. The Company intends to maintain the full valuation allowances until sufficient evidence exists to support the reversal of the valuation allowances.

The Company regularly reviews its uncertain tax positions and for benefits tobe realized, a tax position must be more likely than not to be sustained upon examination. Theamount recognized is measured as the largest amount of benefit that is more likely than not to be realized upon settlement. As of December 31, 2009 and 2010, the Company had no unrecognized tax benefits.

Segment Reporting

Generally accepted accounting procedures require disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. In this manner the Company has concluded it has three reportable segments; ECOtality Stores, Innergy Power segment and ECOtality North America segment (which includes ECOtality Australia). The ECOtality Stores segment is the online marketplace for fuel cell-related products and technologies with online distribution sites in the U.S., Japan, Russia, Italy and Portugal. The Innergy Power segment is comprised of the sale of solar batteries and other solar and battery powered devices to end-users. The ECOtality North America segment includes our ECOtality Australia operations and relates to sale of fast-charge systems for material handling and airport ground support applications to the testing and development of plug-in hybrids, advanced battery systems and hydrogen ICE conversions and consulting revenues. This segment also includes the Minit-Charger business which relates to the research, development and testing of advanced transportation and energy systems with a focus on alternative-fuel, hybrid and electric vehicles and infrastructures. ECOtality North America holds exclusive patent rights to the ECOtality North America SuperChargeTM and Minit-Charger systems — battery fast charge systems that allow for faster charging with less heat generation and longer battery life than conventional chargers.

Recent Accounting Pronouncements

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”), ASU 2009-17 amends the guidance on variable interest entities in ASC Topic 810, Consolidation, related to the consolidation of variable interest entities. It requires reporting entities to evaluate former qualifying special purpose entities for consolidation, changes the approach to determining a variable interest entity’s (“VIE”) primary beneficiary from a quantitative assessment to a qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. It also clarifies, but does not significantly change, the characteristics that identify a VIE. This ASU requires additional year-end and interim disclosures for public and nonpublic companies that are similar to the disclosures required by ASC paragraphs 810-10-50-8 through 50-19 and 860-10-50-3 through 50-9. ASU 2009-17 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. On January 1, 2010, the Company adopted ASU 2009-17. The adoption of ASU 2009-17 did not have a material impact on the Company’s consolidated financial statements.

In January 2010 the FASB issued ASU 2010-06, Fair Value Measurement and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends certain disclosure requirements of Subtopic 820-10 and provides additional disclosures for transfers in and out of Levels I and II and for activity in Level III. This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. The final amendments to the ASC will be effective for annual or interim reporting periods beginning after

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 2 — Summary of Significant Accounting Policies  – (continued)

December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis. That requirement will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early adoption is permitted. ASU 2010-06 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. The Company adopted ASU 2010-06 as of January 1, 2010 with respect to the provisions required to be adopted as of January 1, 2010. The adoption of these provisions of ASU 2010-06 did not have a material impact on the Company’s consolidated financial statements. The Company does not believe that the provisions of ASU 2010-06 that are effective for fiscal years beginning after December 15, 2010 will have a material impact on the Company’s consolidated financial statements.

In October 2009 the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605), Multiple — Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 amends ASC Subtopic 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall guidance will require entities to disclose more information about their multiple-element revenue arrangements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of its fiscal year, the requirements must be applied retrospectively to the beginning of qualitative and quantitative disclosures about the impact of the changes. The Company will adopt the guidance on a prospective basis and is still determining what effect the adoption of ASU 2009-13 will have on its consolidated financial statements.

Note 3 — Property and Equipment

Property and Equipment as of December 31, 2010 and 2009 consisted of the following:

	December 31, 2010	December 31, 2009
Equipment	$2,962,173	$3,200,649
Buildings	575,615	575,615
Vehicles	791,893	1,282,577
Furniture and fixtures	135,423	100,883
Leasehold improvements	599,510	704,911
Computer Software	1,071,772	132,144
	6,136,387	5,996,778
Less: accumulated depreciation	(2,926,405)	(4,124,431)
	$3,209,982	$1,872,347

Depreciation expense totaled $710,062 and $488,718 for the years ended December 31, 2010 and 2009, respectively.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 4 — Stockholders’ equity

The Company is authorized to issue 1,300,000,000 shares of its $0.001 par value common stock and 200,000,000 shares of $0.001 par value preferred stock.

Common Stock

On August 26, 2009, ECOtality Inc. management met with the shareholders at its annual shareholders’ meeting. At this meeting the shareholders approved an increase to the authorized number of common shares to 1,300,000,000 shares.

On November 24, 2009 the Company effected a reverse split of 1:60 of its $0.001 par value common stock. All information in these consolidated financial statements have been retroactively adjusted and presented for this reverse split.

There were 2,157,048 shares of ECOtality’s $0.001 par value common stock issued and outstanding at December 31, 2008.

On December 6, 2007 the Company acquired through ECOtality North America, the Minit-Charger business of Edison Enterprises. The fair market value of the transaction was $3,000,000. The Company paid $1,000,000 in cash and issued 33,333 shares of the company’s common stock for the acquisition. The Company guaranteed to the sellers that the shares would be worth $60 each ($2,000,000) by the tenth day following the first anniversary date of the transaction. If the shares are not worth $2,000,000, the Company would be required to either issue additional shares such that the total shares are worth $2,000,000 at that time or pay cash to the sellers so that the aggregate value of the 2,000,000 shares plus the cash given would equal $2,000,000. This purchase price obligation was settled in full on January 30, 2009 with the issuance of 522,222 shares of the Company’s common stock valued at $1,880,000. On October 31, 2009, ECOtality signed a Securities Purchase Agreement and a Registration Rights Agreement with certain accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase shares of the Company’s Common Stock at a purchase price of $7.20 per share. $20,500,000 was raised pursuant to the Purchase Agreement in the year ended December 31, 2009. Total fees to brokers associated with the capital raise were $1,204,935 in cash as per their contracted fee agreements. $15,500,000 was received in the year ended December 31, 2009. 1,458,330 shares were issued in 2009 in satisfaction of $10,500,000 of the investment received. The remaining $5,000,000 received in 2009 and an additional $5,000,000 subscribed in 2009 was related to a single investor. To capture the partial receipt and outstanding commitment, a subscription receivable of $5,000,000 and 1,388,889 shares owed but not issued were recorded at December 31, 2009 and were subsequently issued upon receipt of the second half of the investor’s total $10,000,000 investment in January of 2010. In addition to the shares and fees described above, the purchase agreement called for the issuance of 2,847,222 warrants to the new investors and 163,194 warrants to the brokers involved in the capital raise, as part of the contractual fee agreements. These are five year warrants with an exercise price of $9.00 and were issued November 10, 2009. The warrants were valued at $1,071,205.

During the year ended December 31, 2009, 17,917 shares of common stock were issued in satisfaction of a debt of $90,000 due to a vendor in the normal course of business.

During the year ended December 31, 2009, 16,667 shares of common stock were issued to a consultant for professional services rendered at a value of $260,000.

During the year ended December 31, 2009, 21,145 shares of common stock were issued to employees as compensation.

During the year ended December 31, 2009, 2,217,333 shares of common stock were issued on the cashless conversion of warrants with an exercise price of $0.60.

During the year ended December 31, 2009, 673,505 shares of common stock were owed but not issued to an employee as compensation.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 4 — Stockholders’ equity  – (continued)

During the year ended December 31, 2009, 302,778 shares of common stock were issued for conversion of debenture debt in the amount of $1,090,000 at a rate of $3.60 as follows: Pierce Diversified Master Fund converted $42,000 in debt for 11,667 shares, Enable Growth converted $714,000 in debt for 198,333 shares, Enable Opportunity converted $84,000 in debt for 23,333 shares and BridgePointe Master Fund converted $250,000 in debt for 69,444 shares.

During the year ended December 31, 2009, 155 previously outstanding fractional shares of common stock (resulting from the November 2009 reverse stock split) were bought back and cancelled by the Company reducing the total outstanding shares by that amount.

There were 6,713,285 shares of common stock outstanding and 2,079,061 shares owed but not issued at December 31, 2009.

Shares owed but not issued at December 31, 2009 were subsequently issued in the quarter ended March 31, 2010 as follows: 673,505 shares were issued to Jonathan Read, 16,666 shares were issued to a consultant in lieu of cash compensation (fair value of these shares was $129,994, based on the share price on the grant date of $7.80) and 1,388,888 shares were issued to new investors.

During the year ended December 31, 2010, 34,500 shares of common stock were issued on the conversion of warrants with an exercise price of $0.60. 14,502 warrants were cashless exercised, 19,998 were exercised for cash.

During the year ended December 31, 2010, 83 shares of common stock were issued to an employee in accordance with an employment agreement.

During the year ended December 31, 2010, 13,600 shares of common stock were issued to consultants for professional services in the normal course of business.

For the year ended December 31, 2010, 2,217,649 shares of preferred stock were converted in exchange for the issuance of 2,217,649 shares of common stock.

In the year ended December 31, 2010, 116 previously outstanding fractional shares of common stock (resulting from the November 2009 reverse stock split) were bought back and cancelled by the Company reducing the total outstanding shares by that amount.

There were 11,058,292 shares of common stock outstanding and 0 shares owed but not issued at December 31, 2010.

Preferred Shares

On October 31, 2009, we signed a Securities Exchange Agreement with all holders of its convertible debentures and holders of certain warrants to convert all outstanding amounts ($9,111,170) under these debentures and all 6,455,083 related warrants into an aggregate of 8,597,299 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has no redemption or preferential dividend rights, but may be converted into shares of the Company’s common stock (the “Common Stock”) at a 1:1 ratio

There were 8,597,299 shares of Series A Convertible preferred stock outstanding at December 31, 2009.

During the year ended December 31, 2010, 2,217,649 shares of preferred stock were converted to 2,217,649 shares of Common Stock.

There were 6,379,650 shares of preferred stock outstanding at December 31, 2010.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception. For the foreseeable future, the Company intends to retain any earnings to finance the development and expansion of its business and it does not anticipate paying any cash dividends on its

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 4 — Stockholders’ equity  – (continued)

common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the Company’s financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

Note 5 — Notes Payable

On January 16, 2007, the Company purchased an office building for an aggregate price of $575,615. $287,959 in cash was paid and the remaining balance of $287,500 was structured as an interest-only loan. The loan bears an interest rate of 6.75% calculated annually, with monthly interest-only payments due beginning on February 16, 2007. The entire principal balance is due on or before January 16, 2012 and is recorded as a long term liability on the consolidated financial statements.

During 2007, the Company incurred a $500,000 note payable to the previous owners of ECOtality North America through the acquisition of ECOtality North America. The loan is payable in ten monthly installments of $50,000 each. As of December 31, 2008, $235,253 was owed and recorded as an accrued liability for purchase price on the consolidated financial statements. This balance was paid in full on December 11, 2009.

NOVEMBER AND DECEMBER 2007 DEBENTURES AND SUBSEQUENT AMENDMENTS

In November and December of 2007, the Company received gross proceeds of $5,000,000 in exchange for a note payable of $5,882,356 as part of a private offering of 8% Secured Convertible Debentures (the “Debentures”). The debentures were convertible into common stock at $18.00 per share. Debenture principal payments were due beginning in May and June of 2008 (1/24th of the outstanding amount is due each month thereafter). In connection with these debentures, the Company issued debenture holders warrants to purchase up to 163,399 shares of the Company’s common stock with an exercise price of $19.20 per share. The warrants were exercisable immediately upon issue. The warrants were to expire five years from the date of issue. The aggregate fair value of the warrants equaled $2,272,942 based on the Black-Scholes pricing model using the following assumptions: 3.39%-3.99% risk free rate, 162.69% volatility, and strike price of $19.20, market price of $13.20-$19.20, no yield, and an expected life of 912 days. The gross proceeds received were bifurcated between the note payable and the warrants issued and a discount of $3,876,256 was recorded. The discount was being amortized over the loan term of two and one half years.

AUGUST 2008 AMENDMENT TO THE DEBENTURES

On August 29, 2008 the Company signed an Amendment to the Debentures, or debenture waiver, deferring the payments indicated above. The purpose of the amendment was to provide the Company time to fund its working capital requirements internally through organic growth as well as to obtain both short and long term funding through equity financing and other sources of capital.

AUGUST 2008 WAIVER PROVISIONS:

Under the terms of the Amendment to the Debentures, the Company agreed to:

A.	Waiver of interest payments due between May – December 2008
B.	Deferment of monthly redemptions for the period May – December 2008.
C.	Increase to the outstanding principal amount plus accrued interest though December 31, 2008 for the debentures by 120% as of the effective date of the agreement.
D.	Reset of the common stock conversion rate from $18.00 to $9.00.
E.	Commencement of principal payments starting January 1, 2009 with no change to the redemption period (May 2010)

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

F.	Commencement of interest payments at 8% per year on April 1, 2009 (first payment due).
G.	Inclusion of make whole provisions to reset common stock warrant conversion prices to the value used to “true-up” both the Innergy Power Corporation and Minit-Charger (Edison) acquisitions when both “true-ups” are completed. For both of these acquisitions the sellers were issued shares which the Company guaranteed would be worth $60.00 per share for the thirty days prior to the anniversary date of the purchase. This guarantee requires the issuance of additional shares or payment in cash for the difference in the share price on the respective anniversary dates. In the case of Innergy, the number of required “true up” shares is capped at 66,666.
H.	Inclusion of further make-whole provisions to issue additional warrants adequate to maintain the pro rata debenture ownership % when fully diluted as per schedule 13 in the Amendment to Debentures.
I.	Compliance with covenants per quarterly public reports issued for the periods ending June 30, September 30, and December 31, 2008 for the following:
1.	Net cash used
2.	Current ratio adjusted for non-cash liabilities
3.	Corporate Headquarters accounts payable amount

IMPACT OF THE AUGUST 2008 WAIVER PROVISIONS ON THE FINANCIAL STATEMENTS

During the period ended September 30, 2008 the impact to the financial statements for the provisions of the waiver noted above were estimated, the portion attributable to the period ending September 30, 2008 was charged to interest expense, and the remainder was capitalized as prepaid financing charges (see details in #1 through #3 below). During the last three months of the waiver period, October to December 31, 2008, the remainder of the capitalized prepaid financing charges of $2,378,672 were charged to interest expense. At December 31, 2008 all costs of the initial waiver had been fully expensed.

1.	The increase to principal of $1,559,859 (see letter “C” above) was added to the long term note, $1,157,315 was capitalized in prepaid financing charges and the portion of the increase attributable to the nine month period ending September 30, 2008 of $402,544, less previously accrued interest (now incorporated in the principal) of $191,438 was charged to interest expense. The capitalized remainder of $1,157,315 was charged to interest expense in the year ended December 31, 2008.
2.	The estimated change in value of the original 163,399 debenture warrants related to the pending reset of the exercise price (see letter “G” above) was calculated by using the Volume Weighted Average Price (VWAP) for the most recent 30 days prior to September 30, 2008 of $4.80 as the estimated new exercise price following the reset and the warrants were valued first at their current exercise price then at the estimated new price using the Black Scholes Model using the following assumptions: Strike Price $19.20 (old) and $4.80 (new), Stock Price $6.00 (price on date of agreement), time 780 days for November Warrants and 795 for December Warrants, Volatility 146.39%, Risk Free Interest Rate 3.83%. The increase in value calculated totaled $207,941. Of the total, $154,279 was capitalized as prepaid financing costs and was amortized over the waiver period ended December 31, 2008.
3.	The estimated number of additional warrants required to be issued to true up to the original aggregate exercise price for the November and December Warrants (see letter “G” above) following the reset of the exercise price was calculated using the difference between the current aggregate exercise price of $3,137,256 (163,399 total warrants at original exercise price $19.20), and the new aggregate exercise price of $784,314 following the reset of the exercise price to $4.80. This difference totaled $2,352,942 requiring the issuance of an estimated 490,196 warrants (at $4.80) to

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

maintain the previous aggregate exercise price. The new warrants were valued at $1,438,235 using the Black Scholes Model with the following assumptions: Strike Price $4.80, Stock Price $4.20 (price at September 30, 2008), time 753 days, Volatility 146.39%, Risk Free Rate 3.83%. Of the total, $1,067,077 was capitalized as prepaid financing costs and was amortized over the waiver period ended December 31, 2008.

IMPACT OF OCTOBER 2008 TRUE-UP (REQUIRED BY THE AUGUST 2008 WAIVER) TO THE FINANCIAL STATEMENTS

On October 17, 2008, a purchase price true up with Innergy was completed, whereby we satisfied our purchase price obligation to Innergy in the form of a share issuance. This share issuance triggered the make whole provision in the debenture waiver (letter “G” above) which required us to immediately reset their warrant exercise price of $9.00 to the VWAP in place at the time of the Innergy true up of $3.60, as well as to change their debt conversion rate from the previous $9.00 to $3.60. This true up also required the issuance of new warrants to allow the denture holders to maintain their previous aggregate exercise price following the update. The calculations for this change to our debenture debt is outlined below. All related charges were immediately charged to interest expense.

1.	The estimated change in value of the restated debenture warrants related to the reset of the exercise price (see letter “G” above) was calculated by using the stock price employed for the Innergy true up calculation of $3.60 as the new exercise price following the reset and the warrants were valued first at their current exercise price then at the estimated new price using the Black Scholes Model using the following assumptions: Strike Price $4.80 (old) and $3.60 (new), Stock Price $6.00 (price on date of agreement), time 780 days for November Warrants and 795 for December Warrants, Volatility 146.39%, Risk Free Interest Rate 3.83%. The increase in value calculated totaled $35,001 and was charged to interest expense.
2.	The estimated number of additional warrants required to be issued to true up to the previous aggregate exercise price for the November and December Warrants (see letter “G” above) following the reset of the exercise price was calculated using the difference between the previous aggregate exercise price of $4.80 and the new aggregate exercise price following the reset to $3.60. This change required the issuance of an additional 139,191 warrants (at $3.60) to maintain the previous aggregate exercise price. The change in value of the old vs. the new increased number of warrants was ($445,061) using the Black Scholes Model with the following assumptions: Strike Price $3.60, Stock Price $2.40 (price at December 31, 2008), time 753 days, Volatility 146.39%, Risk Free Rate 3.83%. The reduction in value (due to the lower stock price) was charged to interest expense.

On January 30, 2009 a purchase price true up with Edison was completed, whereby we satisfied our purchase price obligation to Edison in the form of a share issuance (please see Note 4 for details). This share issuance triggered the make whole provision in the debenture waiver (letter “G” above) which required the issuance of new warrants to allow the debenture holders to maintain their previous aggregate exercise price following the update. This calculation resulted in the issuance of an additional 78,673 warrants (at $3.60) to maintain the previous aggregate exercise price. The change in value of the old vs. the new increased number of warrants was $124,147 using the Black Scholes Model consistent with the Innergy true up. The cost of the increased warrants of $124,147 was charged to interest expense in the quarter ended March 31, 2009.

MARCH 2009 AMENDMENT TO THE DEBENTURES

On March 5, 2009 the Company entered into an agreement entitled “Amendment to Debentures and Warrants, Agreement and Waiver” (the “March 2009 Amendment”) restructuring our equity with the institutional debt holders of our Original Issue Discount 8% Senior Secured Convertible Debentures, dated November 6, 2007 (the “November 2007 Debentures”) (aggregate principal amount equal to $4,117,649) and with our debt holder of our Original Issue Discount 8% Secured Convertible Debentures, dated December 6,

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

2007 (the “December 2007 Debenture”) (aggregate principal amount equal to $1,764,707). The November and December 2007 Debentures are held by Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”), Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”), and BridgePointe Master Find Ltd (“BridgePointe”)(individually referred to as “Holder” and collectively as the “Holders”). The Agreement’s effective date is January 1, 2009.

MARCH 2009 WAIVER PROVISIONS:

In exchange for signing the March 2009 Amendment which deferred interest payments due for the first quarter 2009 until May 1, 2009 and payment of monthly principal redemptions until May 1, 2009, we agreed to the following:

A.	Adjust the conversion price of the November 2007 Debentures and December 2007 Debentures to $3.60.
B.	The Holders collectively shall maintain an equity position in the Company, in fully diluted shares, of 50.4%. Should the Holders’ equity position collectively become less than 50.4%, the Company shall issue warrants to each Holder ratably, to bring Holders’ equity position back to 50.4%.
C.	Additional covenants related to not exceeding $2,000,000 accounts payable amount or payment of other liabilities while the debentures are outstanding.
D.	The right to recommend for placement on the Company’s Board of Directors, a nominee by either BridgePointe or BridgePointe’s investment manager Roswell Capital Partners LLC. Such a recommendation shall meet the Company’s requirements as set forth in the Company’s Bylaws and all applicable federal and state law. The nominee shall serve until such time as the Company has redeemed the debentures.
E.	All outstanding Warrants (defined in the Securities Purchase Agreements dated November 6, 2007 and December 6, 2007), and all Warrants issued to Holders as consideration for the current or prior amendments to the November 2007 Debentures and the December 2007 Debentures shall be amended to have an exercise price of $3.60 (to the extent that such exercise price was previously above $3.60), and the expiration dates shall be extended to May 1, 2014.
F.	Use best efforts to obtain stockholder approval of an increase in the authorized number of shares of common stock of the Company. The proposal shall increase the number of authorized common shares from 300,000,000 to 500,000,000.
G.	In addition, the Securities Agreement, dated November 6, 2007 and all UCC-1 filings made as required thereof, shall be amended to include each of the Company’s current and future patents and trademarks. In addition the Company shall file notice of the Assignment for Security of the Company’s current and any future patents and trademarks with the U.S. Patent and Trademark Office and other foreign countries as appropriate.

IMPACT OF THE MARCH 2009 WAIVER PROVISIONS ON THE FINANCIAL STATEMENTS:

There was no financial impact of the March 2009 Amendment as the warrants mentioned were reset to $3.60 at the time of the October 2008 true up.

MAY 2009 AMENDMENT TO THE DEBENTURES

Despite the tenuous economic situation in 2009, the financial opportunities specifically in the Stimulus projects related to electric transportation, were deemed material to the Company’s future, thus, on May 15, 2009, the Company and the Debenture Holders entered into an agreement effective May 1, 2009, entitled “Amendment to Debentures and Warrants, Agreement and Waiver” (the “May 2009 Amendment”) restructuring the Company’s equity as well as establishing an inducement for additional working capital for the Company.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

MAY 2009 WAIVER PROVISIONS:

The Company agreed to the following:

1.	Defer payment of interest until November 1, 2009. Interest to be paid monthly from that date. Interest accrued though September 30, 2009 will be added to principal.
2.	Commence redemption of principal on January 1, 2010 in 10 equal payments.
3.	Consent to obtaining additional working capital for specified uses not to exceed $2,500,000 in the same form and rights of debentures pari pasu in seniority both as to security interest priority and right of payment with the debenture held by the existing holders.
4.	Segregation of payment of the Karner bridge note, reaffirmed Karner and Morrow employment agreements, identifies specific contract carve outs should the Company fail to achieve certain target objectives, and provide for a bonus should the target be achieved.
5.	Maintain the conversion price of the November 2007 Debentures and December 2007 Debentures at $3.60.
6.	Additional covenants related to not exceeding $2,500,000 accounts payable amount or payment of other liabilities while the debentures are outstanding. Other covenants include maintaining minimum cash flow amounts. Allowing for inspection of financial records, and achieving Stimulus contract target objectives.
7.	The right to recommend for placement on the Company’s Board of Directors, two (2) nominees by either BridgePointe or BridgePointe’s investment manager Roswell Capital Partners LLC or other debenture holders. Such a recommendation will meet the Company’s requirements as set forth in the Company’s Bylaws and all applicable federal and state law. The nominees may serve until such time as the Company has redeemed the debentures.
8.	The existing Holders collectively will maintain an equity position in the Company, in fully diluted shares, of 80%. Should the existing holders’ equity position collectively become less than the 80%, the Company will issue warrants to each existing Holder, pro rata to bring Holders’ equity position back to 80%. However, there are provisions (when additional capital is raised (not to exceed $2,500,000)) to bring the fully diluted position to 70% for the existing Holders as well as those Holders of new capital debentures. There are provisions to further reduce the debenture holders to 65% should management achieve certain specified performance targets.
9.	All outstanding Warrants (defined in the Securities Purchase Agreements dated November 6, 2007 and December 6, 2007), and all Warrants issued to Holders as consideration for the current or prior amendments to the November 2007 Debentures and the December 2007 Debentures will be amended to have an exercise price of $0.60 (to the extent that such exercise price was previously above $0.60), and the termination dates for the makeup warrants will be five (5) years from date of issuance.
10.	Use best efforts to obtain stockholder approval of an increase in the authorized number of shares of common stock of the Company. The proposal shall increase the number of authorized common shares from 300,000,000 to 1,300,000,000.
11.	Agreed to specific provisions relating to disclosure of material nonpublic information by debenture holder board members, or at other times when complying with the provisions of the debenture waive agreement..

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

IMPACT OF THE MAY 2009 WAIVER PROVISIONS ON THE FINANCIAL STATEMENTS:

In the quarter ended June 30, 2009, the financial impact of the May waiver was calculated and was being amortized as noted below, over the waiver period of May 15, 2009 through December 31, 2009.

1.	The change in value of the restated debenture warrants related to the reset of the exercise price (see #9 above) was calculated using the Black Scholes Model using the following assumptions: Strike Price $3.60 (old) and $0.60 (new), Stock Price $6.60 (price on date of agreement), time 162.34 days Volatility 162.34%, Risk Free Interest Rate 3.10%. The increase in value calculated totaled $887,843. This amount was added to additional paid in capital, and a contra-equity account for “Unamortized Financing Charges” was established as the offset. The portion of the Unamortized Financing Charges” that was charged to interest expense through September 30, 2009 was $532,706. The remaining $355,137 was expensed over the remainder of the waiver period (October through December 2009).
2.	The number of additional warrants to be issued to support the requirement of an 80% equity position as described in #8 above was calculated as follows: Total Debenture warrants outstanding prior to the waiver = 871,460 + shares available on debenture conversion 2,046,125 = 2,917,585 Total Fully Diluted Debenture Holder Ownership Pre-Waiver. Total Company Fully Diluted Shares at May 15, 2009 of 14,347,848 was used as the base on which to calculate the 80% ownership target of 11,478,278 shares. To determine the warrants to be issued the 80% target figure of 11,478,278 less total Debenture Holder Ownership of 2,917,585 resulted in 8,560,692 (additional warrants to be issued). To value the new warrants we used the market cap at the date of the issuance calculated as shares outstanding at May 15, 2009 of 2,698,436 multiplied by the closing share price of $6.60 = $17,809,681. To get the portion of the market cap attributable to the new warrants (vs. those already held by the debenture holders) we divided the # of new warrants (8,560,692) by the total 80% ownership target number of shares for the debenture holders (11,478,278) to get (75%). The 75% was multiplied by 80% total ownership%, and the resulting 60% was then multiplied by the total market cap to get the portion of the market cap attributable to the new issuance of $10,626,208. This amount was added to additional paid in capital, and a contra-equity account for “Unamortized Financing Charges” was used as the offset.

All unamortized financing charges were amortized and charged to interest expense over the waiver period in the year ending December 31, 2009.

JUNE 2009 AMENDMENT TO THE MAY AMENDMENT TO THE DEBENTURES

The debenture holders and the Company signed a First Amendment to Amendment to Debentures and Warrants, Agreement and Waiver dated June 30, 2009. This amendment modified the May, 2009 Amendment by:

a.	Increasing approval authority for specified transactions for the November and December 2007 and July 2009 Debenture Holders to 85% from 75% of outstanding principal amount.
b.	Clarifying whom has Board of Director member rights
c.	Clarifying the June 30, 2009 warrant true-up calculation, per the May, 2009 Amendment.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

IMPACT OF THE PROVISIONS OF THE JUNE AMENDMENT TO THE FINANCIAL STATEMENTS:

There was no impact to the financial statements related to the June amendment.

JULY 2009 NEW DEBENTURE ISSUANCE

In July 209, to support ECOtality’s expansion and current working capital needs, the Company received a direct investment of $2,500,000 and issued 8% Secured Convertible Debentures due October 1, 2010, of which Shenzhen Goch Investment Ltd was issued $2,000,000 in debentures, Enable Growth Partners (for the same aggregate principal amount) was issued $250,000 in debentures, and BridgePointe Master Fund was issued $250,000 in debentures. The debentures had an exercise price or $3.60 per share of ECOtality common stock. The July 2009 debentures:

a.	Are consistent with the initial debentures issued in November and December 2007 except this series is secured and convertible rather than original issue discount debentures.
b.	Update the original Security Purchase Agreements, Securities Agreements, Registration Rights Agreements, Subsidiary Guarantees, and related disclosure schedules.
c.	Provide for issuance of warrants to Shenzhen Goch Investment Ltd for their capital investment and adjusting the warrants held by Enable and BridgePointe subject to the June 30, 2009 true up as defined in the May, 2009 Amendment.
d.	Restate the agreement to increase the number of the Company’s authorized common shares from 300,000,000 to 1,300,000,000.
e.	Restate the covenants established in the May, 2009 Amendment and the Karner “carve-out” should certain “Stimulus” contract targets not be achieved. In accordance with the terms of the May, 2009 Amendment, the Company and Karner agreed that if Karner continues to remain a full-time employee, and The Company (with Karner’s assistance) fail to secure executed Stimulus Contracts (as defined in the May, 2009 Amendment) having an aggregate total contract value of $20,000,000 or more during the period from May 15, 2009 through October 1, 2009, then The Company must, on or prior to October 9, 2009, transfer ownership of all stock and assets of The Clarity Group, Inc. to Karner.

(NOTE — on September 30, 2009 contracts totaling in excess of $20 million were achieved so this carve out provision was no longer valid).

OCTOBER 2009 SECURITIES EXCHANGE AGREEMENT

On October 31, 2009, we signed a Securities Exchange Agreement with all holders of its convertible debentures and holders of certain warrants to convert all outstanding amounts ($9,111,170) under these debentures and all related warrants into an aggregate of 8,597,299 shares of Series A Convertible Preferred Stock (while not impacted by the current common stock split discussed herein, it could be subject to adjustment for future forward and reverse stock splits, stock dividends, recapitalizations and the like). The Series A Convertible Preferred Stock has no redemption or preferential dividend rights, but may be converted into shares of the Company’s common stock (the “Common Stock”) at a 1:1 ratio.

IMPACT OF THE PROVISIONS OF THE SECURITIES EXCHANGE AGREEMENT ON THE FINANCIAL STATEMENTS:

The outstanding principal and unpaid interest on the date of the agreement was $9,111,170. The outstanding debenture liability was relieved in full and a credit was recorded to additional paid in capital in the amount of 9,102,573, and preferred stock was credited at par value of $0.001 multiplied by the 8,597,299 shares that were issued, for a credit of $8,597. The unamortized discount on the convertible debentures was $676,244 immediately prior to the transaction. This amount was charged in full to interest expense in the year ended December 31, 2009.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 5 — Notes Payable  – (continued)

Interest expense totaled $15,868 and $15,915,438 for the year ended December 31, 2010 and 2009 respectively.

On August 29, 2008, Mr. Donald Karner, a director of the Company, and Kathryn Forbes agreed to provide the Company a line of credit for up to $650,000. This Line was secured by a second position on receivables (junior to previously issued debentures). During the year ended December 31, 2008, $450,000 was advanced by Mr. Karner and Ms. Forbes. Further advances above $450,000 were contingent on the Company securing additional financing as agreed by October 26, 2008. This line carries a loan fee of $45,000 payable when the line expires. The line was originally scheduled to expire December 15, 2008, but was extended to April 20, 2009 by the Lenders. In consideration of the extension, an interest fee of $50,000 was paid to the Lenders in December 2008. No other interest payments or fees are required under the agreement. The fee of $45,000 was expensed in full as of December 31, 2008. All amounts advanced under the Line were due and payable in full on April 20, 2009.. This balance was paid in full on December 11, 2009.

Note 6 — Options and Warrants

Stock Warrants

	Number Of Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2008	914,812	$8.02
Granted	13,443,029	$2.88
Exercised	(2,362,349)	$0.60
Converted to Preferred Shares	(6,454,794)	$0.60
Cancelled	(2,469,675)	$0.60
Outstanding at December 31, 2009	3,071,023	$9.69
Granted	9,999	$0.60
Exercised	(36,664)	$0.60
Cancelled	—	—
Outstanding at December 31, 2010	3,044,358	$9.76

STOCK WARRANTS OUTSTANDING

Range of Exercise Prices	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Price
$74.40 – $85.20	31,665	0.52	$81.66
$21.00	2,281	0.68	$21.00
$9.00	3,010,412	3.86	$9.00
	3,044,358	3.82	$9.76

All outstanding stock warrants are exercisable.

For debenture related warrants issued in 2009 and prior, refer to Note 5 — Notes Payable

For the year ended December 31, 2009, 16,667 five year warrants with a strike price of $0.60 were issued to a consultant in accordance with a contract for professional services as follows: 417 warrants were issued on September 30, 2009 and were valued at $4,712.50 using the Black Scholes model (strike price $0.60, stock price $11.40, expected term 900 days, volatility 256.34%, risk free rate 2.31%). 4,305 warrants were issued in October 2009 and were valued at $48,695.81 (strike price $0.60, stock price $11.40, expected

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 6 — Options and Warrants  – (continued)

term 900 days, volatility 256.34%, risk free rate 2.31%). 11,945 warrants were issued on November 30, 2009 and were valued at $79,738 (strike price $0.60, stock price $6.76, expected term 900 days, volatility 250.09%, risk free rate 2.01%).

For the year ended December 31, 2009, 9,999 five year warrants with a strike price of $0.60 were issued to a consultant in accordance with a contract for professional services as follows: 3,333 warrants were issued on September 30, 2009 and were valued at $37,700 using the Black Scholes model (strike price $0.60, stock price $11.40, expected term 900 days, volatility 256.34%, risk free rate 2.31%).3,333 warrants were issued in October 2009 and were valued at $33,680 using the Black Scholes model (strike price $0.60, stock price $10.20, expected term 900 days, volatility 252.81%, risk free rate 2.31%). 3,333 warrants were issued in November 30, 2009 and were valued at $22,251 using the Black Scholes model (strike price $0.60, stock price $6.76, expected term 900 days, volatility 250.09%, risk free rate 2.01%).

For the year ended December 31, 2009, 17,615 warrants with a strike price of $0.60 were issued to Brookstreet investors in full settlement of potential dilution associated with their outstanding warrants. These warrants were issued subject to immediate cashless exercise and were valued as follows: 6,400 warrants were issued in October 2009 and were valued at $61,438 using the Black Scholes model (strike price $0.60, stock price $10.20, expected term 1 day, volatility 252.88%, risk free rate 2.44%). 805 warrants were issued on November 6, and were valued at $5,796 using the Black Scholes model (strike price $0.60, stock price $7.20, expected term 1 day, volatility 254.14%, risk free rate 2.30%). 8,633 warrants were issued on November 12, and were valued at $72,519 using the Black Scholes model (strike price $0.60, stock price $9.00, expected term 1 day, volatility 251.51%, risk free rate 2.28%). 1,391 warrants were issued on November 16, and were valued at $10,847 using the Black Scholes model (strike price $0.60, stock price $8.40, expected term 1 day, volatility 251.51%, risk free rate 2.19%). 386 warrants were issued on December 4, and were valued at $2,208 using the Black Scholes model (strike price $0.60, stock price $5.70, expected term 1 day, volatility 249.75%, risk free rate 2.14%).

For the year ended December 31, 2010, 9,999 five year warrants with a strike price of $0.60 were issued to a consultant in accordance with a contract for professional services as follows: 3,333 warrants were issued on January 15, 2010 and were valued at $17,811 using the Black Scholes model (strike price $0.60, stock price $5.60, expected term 900 days, volatility 172.17%, risk free rate 1.36%). 3,333 warrants were issued on February 16, 2010 and were valued at $15,840 using the Black Scholes model (strike price $0.60, stock price $5.00, expected term 900 days, volatility 171.4%, risk free rate 1.88%). 3,333 warrants were issued on March 15, 2010 and were valued at $15,723 using the Black Scholes model (strike price $0.60, stock price $4.97, expected term 900 days, volatility 169.57%, risk free rate 1.87%).

Options:

On August 19, 2010, ECOtality, Inc. management met with the shareholders at its annual meeting. At this meeting the shareholders approved a replenishment of the number of common shares (10,000,000) in its 2007 Equity Incentive Plan.

On April 16, 2010, the Company’s outside directors received a total of 70,500 10 year options to purchase Common Stock at a $4.60 exercise price (the closing market price on that date). These options were issued in accordance with a Director’s Compensation package implemented in the first quarter of 2010.

On April 26, 2010, Management and Employees were awarded a total of 767,000 ten year options to purchase Common Stock at a $5.39 exercise price (the closing market price on that date. These options were issued at the direction of the Board of Directors in an employment compensation plan approved by our Board Compensation Committee in conjunction with an independent compensation consultant.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 6 — Options and Warrants  – (continued)

On June 14, 2010, an additional 100,000 10 year options were issued to Management and Employees to purchase Common Stock at a $6.19 exercise price (the closing market price on that date). These options were issued at the direction of the Board of Directors as outlined in the employment compensation plan approved by our Board Compensation Committee in conjunction with an independent compensation consultant.

On September 22, 2010, 35,000 9.7 year options were issued to an employee in accordance with an employment agreement. These options were issued with an exercise price of $4.04 (the closing market price on that date).

On November 19, 2010, 200,000 ten year options vesting at the rate of 25% per year were issued to an employee in accordance with an employment agreement. These options were issued with an exercise price of $3.53 (the closing market price on that date). The options were valued at $644,266 using the Black Scholes model. The cost of these options will be amortized over the performance period which is the vesting period of the options..

On December 22, 2010, 25,000 ten year options vesting at the rate of 25% per year were issued to an employee in accordance with an employment agreement. These options were issued with an exercise price of $3.62 (the closing market price on that date). The cost of these options will be amortized over the performance period which is the vesting period of the options.

For the year ended December 31, 2010, 29,167 options were forfeited (not exercised within 90 days of termination) by previous employees.

At December 31, 2010, there were 1,217,498 options outstanding with a weighted average exercise price of $5.20 and weighted average remaining life of 9.4 years.

The following table summarizes stock option activity related to shares of common stock for the years ended December 31, 2010:

	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding – December 31, 2009	49,164	$10.08	9.23
Granted	1,197,500	5.02	—
Repurchased		—	—
Forfeited	(29,166)	6.21	—
Exercised	—	—	—
Outstanding – December 31, 2010	1,217,498	$5.20	9.40	$14
Vested and exercisable – December 31, 2010	992,498

The fair value of the option awards during the years ended December 31, 2009 and 2010 was calculated using the Black-Scholes option valuation model with the following assumptions:

	2010	2009

Expected term (in years)	2.5 – 5	2.5
Risk-free interest rate	1.33 – 3.83%	2.01 – 3.45%
Expected volatility	155 – 172%	154 – 159%
Expected dividend rate	0%	0%

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 6 — Options and Warrants  – (continued)

The expected term of the options represents the estimated time from the date of the grant until the date of exercise and is primarily based on the simplified method which calculates the expected term as the average of the time-to-vesting and the contractual life of the awards. Expected volatility is determined based on daily historical price observations for our shares over the expected term of the options. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with a similar term. The expected dividend yield was assumed to be zero as the Company has never paid dividends and has no current plans to do so.

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of December 31, 2010 is summarized below:

	Options Outstanding		Options Vested and Exercisable
Exercise Prices	Number of Stock Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Shares Subject to Stock Options
$16.80	16,666	6.83	16,666
$11.10	11,666	7.00	11,666
$ 6.19	100,000	9.34	100,000
$ 5.39	742,000	9.37	742,000
$ 4.60	70,500	9.37	70,500
$ 4.04	35,000	9.34	35,000
$ 3.62	25,000	9.89	—
$ 3.53	200,000	9.88	—
$ 2.40	16,666	7.83	16,666
	1,217,498		992,498

NOTE 7 — Income taxes

Components of our provision for income taxes are as follows:

Years Ended December 31,	2010	2009
Federal	$—	$—
State	—	—
Total current	—	—
Federal	—	—
State	—	—
Total deferred	—	—
Provision for income taxes	$—	$—

The effective income tax rates differ from statutory U.S. federal income tax rates as follows:

Years Ended December 31,	2010 Rate	2009 Rate
Taxes at federal statutory rate	-34.00%	-34.00%
State income tax, net	0.00%	0.00%
Permanent Items	3.94%	.63%
Effect of rate change	0.00%	0.00%
Valuation allowance	30.06%	33.37%
Provision for income taxes	0.0%	0.0%

ECOtality, Inc.

Notes to Consolidated Financial Statements

NOTE 7 — Income taxes  – (continued)

Under the accounting guidance, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred income tax asset consisted of the following:

	December 31,
	2010	2009
	(in thousands)
Deferred Tax Assets
Net operating loss carryforwards	$20,087	$15,847
Stock options	1,282
Reserves	268	195
Other	14	13
	21,651	16,055
Valuation allowance	(21,487)	(15,790)
Total deferred tax asset	$164	$265
Deferred Tax Liabilities
Property and equipment	$(135)	$(265)
Deferred rent	(29)	—
Total deferred tax liability	$(164)	$(265)
Net Deferred Tax Asset (Liability)	$—	$—

Our U.S. net operating loss carry forwards in the amount of $50.6 million at December 31, 2010 and $39.8 million at December 31, 2009 will expire in tax years ending 2026 through 2030. Our state net operating loss carry forwards in the amount of $53.4 million at December 31, 2010 and $42.6 million at December 31, 2009 will expire in tax years ending 2011 through 2030. Due to certain significant changes in ownership in prior years, some of the net operating losses are subject to limitation under Internal Revenue Code Sections 382.

The net operating losses have the following expiration dates (in thousands):

	Federal	State
2011	$—	$2,761
2012	—	3,188
2013	—	6,808
2014	—	17,595
2015	8,937
2026	2,761	—
2027	6,911	—
2028	8,588	7,155
2029	21,505	5,051
2030	10,805	1,867

ECOtality, Inc.

Notes to Consolidated Financial Statements

NOTE 7 — Income taxes  – (continued)

Management has performed an assessment of positive and negative evidence regarding the realization of the deferred tax assets in accordance with accounting guidance. This assessment included the evaluation of the reversal of temporary differences. As a result, the Company has concluded that it is more likely than not that the net deferred tax assets will not be realized and thus have provided an allowance for the entire net deferred tax asset balance. The valuation allowance was $21.5 million at December 31, 2010 and $15.8 million at December 31, 2009.

The Company is subject to the accounting guidance for uncertain income tax positions as of January 1, 2007. The Company’s significant filing jurisdictions are federal, Arizona and California. The Company believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material adverse effect on the Company’s financial condition, results of operations, or cash flow. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to the accounting guidance. Therefore, no interest and penalties have been accrued either.

Management does not believe that the amounts of unrecognized tax benefits will increase within the next twelve months. All years are open for examination until 3 to 4 for years after the utilization of the net operating losses.

Note 8 — Commitments and Contingencies

Operating Leases

The Company leases facilities under leases with third parties classified as operating leases. The aggregate monthly rental payment on these operating leases is approximately $60,000. Some leases are month to month, which requires no future obligation; however, all termed leases expire through December 2015. As of December 31, 2010, the Company’s commitments under operating leases with noncancellable lease terms greater than one year are as follows:

Year Ending December 31:
2011	$690,933
2012	643,805
2013	335,159
2014	219,372
2015	202,996
Thereafter	—
Total future minimum lease payments	$2,092,265

The total rental expense included in the consolidated statements of operations for the years ended December 31, 2010 and 2009 was $578,675 and $236,690.

License Agreement

In June of 2006, the Company entered into a License Agreement with California Institute of Technology, whereby the Company obtained certain exclusive and non-exclusive intellectual property licenses pertaining to the development of an electronic fuel cell technology. The License Agreement carries an annual maintenance fee of $50,000, with the first payment due on or about June 12, 2009 which has been accrued through the year ended December 31, 2009 and $85,732 as of December 31, 2010. The License Agreement carries a perpetual term, subject to default, infringement, expiration, revocation or unenforceability of the License Agreement and the licenses granted thereby.

Contingencies

On October 28, 2010, the Company and its ECOtality North America subsidiary as well as certain individuals, received subpoenas from the U.S. Securities and Exchange Commission (the “SEC”), pursuant to a formal Private Order of Investigation, in connection with a fact-finding inquiry as to trading in our shares of

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 8 — Commitments and Contingencies  – (continued)

common stock from the period between August 1, 2008 and August 31, 2009. The SEC has informed us, and the terms of the subpoenas confirm, that the fact-finding inquiry should not be construed as a determination that violations of law have occurred. At a meeting held on November 1, 2010, the board of directors delegated to the Audit Committee the responsibility and authority to respond to the SEC subpoenas. The Company is cooperating fully with the SEC.

On January 31, 2011, SIPCO, LLC filed a patent infringement suit against ECOtality and nine other defendants in the U.S. District Court for the Eastern District of Texas. SIPCO alleges that ECOtality’s EV Project, Blink Network, and EV Charging Stations infringe three SIPCO patents relating to wireless communications networks. SIPCO seeks monetary damages and injunctive relief. ECOtality believes the allegations to be unfounded, and, if necessary, will defend the case vigorously.

On April 15, 2011, we received a letter from Coulomb Technologies Inc. alleging that we promised to make Coulomb the exclusive supplier for all of our public charging stations and asserting that we infringed Coulomb’s trademarks by including references to Coulomb in one of our websites. On May 3, 2011, we responded to Coulomb by denying its allegations and requesting that it retract these claims. Coulomb has since reasserted its claims and threatened to initiate litigation if the dispute is not resolved. ECOtality believes all of Coulomb’s allegations to be unfounded and intends to defend its position vigorously, if necessary.

Note 9 — Segment Information

Generally accepted accounting procedures require disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. In this manner the Company has concluded it has three reportable segments; ECOtality Stores, Innergy Power segment and ECOtality North America segment (which includes ECOtality Australia). The ECOtality Stores segment is the online marketplace for fuel cell-related products and technologies with online distribution sites in the U.S., Japan, Russia, Italy and Portugal. The Innergy Power segment is comprised of the sale of solar batteries and other solar and battery powered devices to end-users. The ECOtality North America segment includes our ECOtality Australia operations and relates to sale of fast-charge systems for material handling and airport ground support applications to the testing and development of plug-in hybrids, advanced battery systems and hydrogen ICE conversions and consulting revenues. This segment also includes the Minit-Charger business which relates to the research, development and testing of advanced transportation and energy systems with a focus on alternative-fuel, hybrid and electric vehicles and infrastructures. ECOtality North America holds exclusive patent rights to the ECOtality North America SuperChargeTM and Minit-Charger systems — battery fast charge systems that allow for faster charging with less heat generation and longer battery life than conventional chargers.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies of the consolidated financial statements. Management continues to assess how it evaluates segment performance, and currently utilizes income (loss) from operations. There was $361,042 in inter-segment sales during the year ended December 31, 2010.

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 9 — Segment Information  – (continued)

Summarized financial information concerning our reportable segments for the year ended December 31, 2010 are as follows:

	YEAR ENDED DECEMBER 31, 2010
	ECOTALITY NORTH AMERICA	INNERGY	FUEL CELL STORE	TOTAL
Total revenues	$11,706,600	$1,158,542	$871,480	$13,736,622
Depreciation and amortization	411,345	3,876	3,146	418,367
Operating income (loss)	(9,361,980)	(111,638)	207,491	(9,266,127)
Interest expense	(82)	—	—	(82)
Loss on disposal of assets	(5,563)	—	—	(5,563)
Segment income before corporate overhead allocation	(9,367,625)	(111,638)	207,491	(9,271,772)
Corporate overhead allocation	(5,817,594)	(699,366)	(532,963)	(7,049,923)
Segment loss	(15,185,219)	(811,004)	(325,472)	(16,321,695)
Not included in segment loss:
Depreciation on corporate assets				120,205
Net loss				(16,441,900)
Capital expenditures	2,237,266	—	—	2,237,266
Total segment assets – excluding intercompany receivables	7,449,852	405,842	258,313	8,114,007
Other items not included in segment assets:
Goodwill	3,495,878			3,495,878
Other corporate assets				5,182,153
Total reported assets				$16,792,037

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 9 — Segment Information  – (continued)

Summarized financial information concerning the Company’s reportable segments for the year ended December 31, 2009 is as follows:

	YEAR ENDED DECEMBER 31, 2009
	ECOTALITY NORTH AMERICA	INNERGY	FUEL CELL STORE	TOTAL
Total revenues	$5,702,323	$2,111,198	$788,153	$8,601,674
Depreciation and amortization	320,064	7,078	3,561	330,703
Operating income (loss)	(2,077,492)	646,001	147,715	(1,283,776)
Interest expense	(1,289)	—	—	(1,289)
Gain on disposal of assets	48,523	—	—	48,523
Other income (expense)	236	—	—	236
Segment income before corporate overhead allocation	(2,030,022)	646,001	147,715	(1,236,306)
Corporate overhead allocation	18,653,977	6,906,350	2,578,280	28,138,607
Segment loss	(20,683,999)	(6,260,349)	(2,430,565)	(29,374,913)
Not included in segment income:
Depreciation on corporate assets				132,840
Net loss				(29,507,750)
Capital expenditures	771,919	—	5,945	777,864
Total segment assets – excluding intercompany receivables	2,876,733	714,433	186,909	3,778,075
Other items not included in segment assets:
Goodwill	3,495,878			3,495,878
Other corporate assets				12,352,391
Total reported assets				$19,626,344

NOTE 11 — Related Party Transactions

On August 29, 2008, Mr. Donald Karner, a director of the Company, and Kathryn Forbes agreed to provide the Company a line of credit for up to $650,000. This line of credit is secured by a second position on receivables (junior to previously issued debentures). During the nine months ended September 30, 2008, $300,000 was advanced by Mr. Karner and Ms. Forbes. This line carried a loan fee of $45,000 payable when the line expired on December 15, 2008. No other interest payments or fees were required under the agreement. The fee of $45,000 was expensed over the life of the Line. Imputed interest of $1,425 and financing charges of $6,962 were expensed in the nine month period ended September 30, 2008. The balance of the note payable of $450,000 was paid July 9, 2009.

NOTE 12 — Agreement with Department of Energy (DOE)

On September 30, 2009, the Company’s wholly owned subsidiary ECOtality North America entered into an agreement with the DOE to accept a grant of federal funds and to perform services to undertake deployment of electric vehicles and charging infrastructure in certain locations within the U.S. (the EV Project). ECOtality North America obligations under the agreement include production and installation of charging units, support of electric vehicle deployment, program operation, gathering and analysis of data and preparation of electric vehicle use reports for the DOE, as well as the overall project management. Under the agreement, the DOE will reimburse 45.8% of total EV Project costs to be incurred by ECOtality North America, up to $100.2 million. Costs eligible for reimbursement include both capital expenditures and

ECOtality, Inc.

Notes to Consolidated Financial Statements

NOTE 12 — Agreement with Department of Energy (DOE)  – (continued)

operating expenses incurred under the EV Project, including costs of charging units, materials, salaries, overhead, outsourced and subcontracted expenses, and other operating expenses. In addition the company will submit as allowable costs certain estimated costs of ownership incurred by the owner of the vehicles in the program, which are not costs to the program. Such allowable costs will result in reimbursement for items that the Company incurs minimal actual related costs. The Company estimates total EV Project costs to be $218.7 million of which approximately $120 million have minimal related costs to the Company as they relate to allowable costs for third party ownership. The Company submits claims for costs reimbursement to the DOE twice per month, and reimbursements are received shortly thereafter. The EV Project commenced in October 2009 and is expected to be completed in April 2013. Under the federal regulations, upon the completion of the EV Project. There are 3 options for any equipment with a fair value in excess of $5,000. The options are as follows: (1) Retain the capital assets by paying the DOE the remaining 45.8% of the fair value as determined at the end of the contract, (2) the DOE may buy out the remaining 54.2% of the fair value as determined at the end of the contract, or (3) the asset may be sold and the Company would be entitled to 54.2% of the proceeds and the government would be entitled to 45.8%.

In the early stages of the contract, our costs are primarily driven by labor, research and development of software and hardware. The billable costs and associated revenues generated in the later stages of the contract are driven by and subject to the number of electric vehicles that are deployed at any given time. To the extent that the deployment of vehicles is delayed and or the total number of vehicles is less than our projection, our total realizable revenue and associated billable costs will be less than full contract amount provides for.

Note 13 — Subsequent Events

On January 10, 2011, ECOtality entered into a Securities Purchase Agreement with ABB Technology Ventures Ltd. (“ABBTV”) pursuant to which ABBTV agreed to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) for an aggregate purchase price of $10,000,000. In accordance with the Securities Purchase Agreement, ABBTV also received a five-year warrant to purchase a number of shares of Common Stock equal to 40% of the total number of shares of Common Stock purchased at the closing. The exercise price of the warrant will initially be equal to 135% of the per share purchase price. The Company may not effect any exercise of the warrant in an amount that would result in ABBTV or its affiliates beneficially owning more than 19.99% of the outstanding Common Stock upon such an exercise.

On January 10, 2011, the Company entered into a Collaboration and Strategic Supplier Relationship Framework Agreement (the “Framework Agreement”) with ABB Inc., an affiliate of ABBTV. The Framework Agreement sets forth the general terms for the collaboration and strategic supplier relationship that ABB Inc. and the Company have agreed to implement between themselves and their affiliated companies.

On January 10, 2011, the Company entered into the “Collaboration and Strategic Supplier Relationship for North America Markets” Agreement (the “NAM Agreement”) with ABB Inc. The NAM Agreement sets forth the terms of the supplier relationship between the Company and ABB Inc. with respect to the North American market. The NAM Agreement provides that the ABB Inc. and its affiliates will collaborate with the Company and its affiliates to further the development, expansion, and acceptance of market-leading battery charging solutions that incorporate, use or rely on the Company’s technology and/or that provide the networking functionality that the Company and its affiliates have designed and operate, associated with its “BLINK” trademark.

On January 10, 2011, the Company entered into an Amendment to the Master Overhead Joint Venture Agreement with Shenzhen Goch Investment Ltd. The amendment modifies certain provisions of the Master Overhead Joint Venture Agreement entered into on September 15, 2009 between the Company and SGI to accommodate certain transactions with ABBTV. As a result of these modifications the company and SGI will

ECOtality, Inc.

Notes to Consolidated Financial Statements

Note 13 — Subsequent Events  – (continued)

form one Joint Venture (rather than two) and this Joint Venture shall manufacture and assemble as well as market and sell EVSE in China. In addition, SGI will invest a total of $5 million to fund the Joint Venture (rather than $15 million).

On January 13, 2011, in connection with the Investment and the Securities Purchase Agreement, the Company entered into an Investor Rights Agreement with ABBTV pursuant to which the Company agreed to file a registration statement providing for the resale of the securities purchased by the Investor under the Securities Purchase Agreement. The closing of the Investment occurred on January 13, 2011. At the closing, the Company received gross proceeds of $10,000,000 and issued 2,604,167 shares of Common Stock to ABBTV at a purchase price of $3.84 per share. The Company also issued a five year Warrant to the Investor to purchase 1,041,667 shares of Common Stock at an exercise price of $4.91 per share. Under the terms of the Warrant, the Company may not effect any exercise of the Warrant in an amount that would result in the Investor or its affiliates beneficially owning more than 19.99% of the outstanding Common Stock upon such an exercise.

On January 13, 2011, Mr. E. Slade Mead resigned as a member of the Board of Directors of the Company. Mr. Mead will be retained as a Board observer and will continue to attend and participate in a non-voting capacity at all Board meetings until January 31, 2012.

On January 13, 2011, Colonel Barry S. Baer resigned as a member of the Board of Directors of the Company. Colonel Baer will remain with the Company as Secretary and Assistant Treasurer.

On January 13, 2011, Mr. Enrique Santacana and Mr. Andrew Tang were appointed to the Board of Directors to fill the vacancies left by the resignations of Mr. Mead and Colonel Baer. Mr. Santacana and Mr. Tang were nominated by ABBTV in connection with the Investor Rights Agreement, and the Company was obligated to confirm their appointment to the Board of Directors as a condition to closing the Investment.

On January 31, 2011, SIPCO, LLC filed a patent infringement suit against ECOtality and nine other defendants in the U.S. District Court for the Eastern District of Texas. SIPCO alleges that ECOtality’s EV Project, Blink Network, and EV Charging Stations infringe three SIPCO patents relating to wireless communications networks. SIPCO seeks monetary damages and injunctive relief. ECOtality believes the allegations to be unfounded. If necessary, ECOtality will defend the case vigorously.

On February 2, 2011, ECOtality North America was awarded a contract with the Bay Area Air Quality Management District to expand The EV Project into the San Francisco Bay Area. The Company expects to enter into definitive contracts with respect to these awards during the second quarter of 2011.

ECOtality, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$6,739,358	$3,844,841
Restricted cash	594,238	1,174,134
Receivables, net of allowance for bad debt of $44,691 and $80,371 as of March 31, 2011 and December 31, 2010, respectively	2,558,070	1,901,253
Inventory	3,960,578	1,860,355
Prepaid expenses and other current assets	2,624,350	953,233
Total current assets	16,476,594	9,733,816
Fixed assets	4,259,925	3,209,982
Goodwill	3,495,878	3,495,878
Intangibles	395,240	352,361
Total assets	$24,627,636	$16,792,037
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,346,933	$1,820,621
Accrued legal fees	414,837	612,498
Accrued payroll	589,810	430,965
Unearned revenue, current portion	1,194,994	679,836
Warranty reserves	262,906	262,082
Accrued liabilities, other	3,042,759	1,745,332
Total current liabilities	$8,852,239	$5,551,334
Long term liabilities:
Long term portion of unearned revenue	379,478	—
Long term debt	—	287,500
Total long term liabilities	$379,478	$287,500
Stockholders’ equity:
Series A Convertible Preferred stock, $0.001 par value, 200,000,000 shares authorized, 6,329,650 and 6,379,650 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	6,330	6,380
Common stock, $0.001 par value, 1,300,000,000 shares authorized, 13,724,959 and 11,058,229 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	13,723	11,057
Additional paid-in capital	104,501,647	93,283,359
Accumulated deficit	(89,059,295)	(82,287,267)
Accumulated foreign currency translation adjustments	(66,486)	(60,326)
Total stockholders' equity	15,395,919	10,953,203
Total liabilities and stockholders' equity	$24,627,636	$16,792,037

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Revenue	$4,336,382	$2,700,086
Cost of goods sold	5,327,436	2,391,524
Gross profit	(991,054)	308,561
Operating Expenses:
General and administrative expenses	3,778,239	2,239,554
Depreciation	93,437	141,605
Warrant expense	1,783,780	—
Research and development	114,313	12,834
Total operating expenses	5,769,767	2,393,991
Loss from operations	(6,760,823)	(2,085,429)
Other income (expense)
Interest income	2,543	15,210
Interest expense	(15,536)	(328,794)
Other income	1,788	—
Total other income (expense)	(11,205)	(313,584)
Net Loss	$(6,772,028)	$(2,399,015)
Net Loss per share-basic and diluted	$(0.51)	$(0.29)
Weighted average number of common shares outstanding – basic and diluted	$13,380,746	$8,296,608

The accompanying notes are an integral part of these consolidated financial statements.

ECOtality, Inc.

Condensed Consolidated Statement of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net loss	$(6,772,028)	$(2,399,015)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock and options issued for services and compensation	112,124	—
Warrant expense	1,783,780	—
Depreciation	253,160	159,894
Accounts receivable	(656,817)	(177,799)
Inventory	(2,100,223)	(245,458)
Prepaid expenses and other	(1,671,117)	22,531
Accounts payable	1,526,312	509,951
Accrued liabilities	1,866,570	401,064
Net cash used in operating activities	(5,658,239)	(1,728,832)
Cash flows from investing activities
Purchase of property and equipment	(1,302,920)	(220,696)
Change in restricted cash	579,896	—
Purchase of intangibles	(42,879)	—
Net cash used in investing activities	(765,903)	(220,696)
Cash flows from financing activities
Proceeds on sale of common stock, net of expenses	9,325,000	—
Proceeds from warrant exercise	—	11,999
Proceeds from subscription receivable	—	5,000,000
Net cash provided by financing activities	9,325,000	5,011,999
Effects of exchange rate changes	(6,343)	(1,570)
Net increase in cash	2,894,515	3,060,901
Cash – beginning	3,844,841	11,824,605
Cash – ending	$6,739,358	$14,885,506
Supplemental disclosures:
Interest paid	$(15,536)	$(4,852)

The accompanying notes are an integral part of these consolidated financial statements.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — History and Organization of the Company

The Company was incorporated on April 21, 1999 under the laws of the State of Nevada, as Alchemy Enterprises, Ltd. On November 26, 2006, the Company amended its articles of incorporation to change its name from Alchemy Enterprises, Ltd. to ECOtality, Inc. to better reflect the Company’s renewable energy strategy and its focus on developing an electric power cell technology.

Note 2 — Basis of Presentation

Our accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information and pursuant to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements include all normal and recurring adjustments that we believe are necessary to fairly state our financial position and the results of our operations and cash flows. Interim-period results are not necessarily indicative of results of operations or cash flows for a full-year. The balance sheet at December 31, 2010 has been derived from audited consolidated financial statements at that date, but does not include all disclosures required by U.S. GAAP for complete financial statements. Because all of the disclosures required by U.S. GAAP for complete financial statements are not included herein, these interim unaudited condensed financial statements and the notes accompanying them should be read in conjunction with our audited financial statements for the years ended December 31, 2010 and 2009 and the notes thereto included in this prospectus.

The accompanying consolidated financial statements have been prepared with the accounting principles generally accepted in the U.S. and include the accounts of ECOtality Inc. (corporate), ECOtality Stores (dba Fuel Cell Store), Innergy Power Corporation, Portable Energy de Mexico S.A. de C.V. (a subsidiary of the Company), Electric Transportation Engineering Corporation, d.b.a. ECOtality North America (“ECOtality North America”) and its subsidiary, Electric Transportation Applications, and ECOtality Australia. All significant inter-company balances and transactions have been eliminated.

Use of Estimates

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets including goodwill. Actual results could differ from those estimates.

Working Capital Requirements

The Company will require additional capital to complete its portion of the Department of Energy cost reimbursement contract and support our overall growth requirements. We anticipate a working capital requirement for the remainder of 2011 in the range of $20 – 25 million. If we are unable to raise additional capital to fund our operations, we will need to curtail planned activities to reduce costs. We estimate that we will need to initiate cost reduction actions during the third quarter of 2011 should adequate capital not be obtained. Doing so will likely have an unfavorable effect on our ability to execute our business plans.

Note 3 — Summary of Significant Accounting Policies

Revenue Recognition

The Company derives revenue from sales of services and products and government grants related to clean energy technologies. The Company recognizes revenue when a formal arrangement exists, the price is fixed or determinable, all obligations have been performed pursuant to the terms of the formal arrangement, and collectability is reasonable assured.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies  – (continued)

The Company enters into agreements, including grant agreements, with various government entities, under which the Company is obligated to deliver services such as development of the infrastructure for deployment of electric vehicles, including gathering and completing the related data analyses. Under these agreements, the government entity makes payments to the Company based on expenditures incurred in the delivery of the services. The Company recognizes revenue as the related services are performed, based upon the actual efforts incurred relative to the amount of total effort expected to be incurred by the Company. Amounts related to capital expenditures are recognized over the term of the agreement as the capital assets are used in the delivery of the Company’s services. Revenue is recognized provided that the conditions under which the government payments were made have been met, and the Company has only perfunctory obligations outstanding. In certain agreements, the government retains a financial interest in the capital assets, which the Company may either buy out upon termination of the agreement, offer the government to buy out the Company’s interest in the assets, or sell the assets in the market and remit to the government the portion of the selling price equal to its financial interest. In these agreements, the government’s estimated financial interest is included in deferred revenues, and the assets are depreciated to the estimated disposal value at the termination of the agreement.

Revenues from service agreements with other customers, such as consulting services, are recognized as the services are performed. All costs of services are expensed as incurred. Revenue from sales of products is recognized when products are delivered and the title and risk of loss pass to the customer. If the arrangement requires customer acceptance, revenue is recognized when acceptance occurs. Our products are sold without a right of return.

In October 2009 the FASB issued ASU No. 2009-13, Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 amends ASC Subtopic 650-25 to eliminate the requirement that all undelivered elements have vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) before an entity can recognize the portion of an overall arrangement fee that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. The overall guidance will require entities to disclose additional information about their multiple-element revenue arrangements. The Company adopted the new guidance on January 1, 2011 prospectively for arrangements entered into or materially modified on or after the adoption date. As the Company does not have material multiple element arrangements, the adoption of the new guidance had no significant impact on the Company’s financial position or results of operation.

Note 4 — Net Loss per Common Share-Basic and Diluted

Net loss per common share-basic is computed by dividing reported net loss by the weighted average common shares outstanding. Our preferred stockholders have no obligation to fund the Company’s losses; accordingly, no losses are allocated to shares of preferred stock. In the periods when the Company earns net income, net income per common share-basic will be determined using the two-class method. Under this method, net income per share is calculated for common stock and participating securities such as preferred stock considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period.

Except where the result would be anti-dilutive, net loss per common share-diluted has been computed assuming the conversion of outstanding shares of preferred stock into common stock, and the exercise of stock warrants and stock options. The two-class method will be used to allocate net income between shares of preferred and common stock if the results are more dilutive to common stock than the conversion of preferred stock into common stock. For the three months ended March 31, 2011 and 2010, the assumed conversion of convertible preferred stock and the exercise of stock warrants and stock options are anti-dilutive due to the

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 4 — Net Loss per Common Share-Basic and Diluted  – (continued)

Company’s net losses and are excluded in determining net loss per common share-diluted. Accordingly, net loss per common share-diluted equals net loss per common share-basic in all periods presented.

Net loss per common share has been computed using the weighted average number of common shares outstanding during the periods presented.

Note 5 — Income taxes

ECOtality reported a loss before income taxes in the first quarter of each of 2011 and 2010, and ECOtality did not record a tax provision in either period.

Note 6 — Fair Value of Financial Instruments

Fair value is defined as the price at which an asset could be exchanged or a liability could be transferred in a transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or parameters are not available, valuation models are applied.

Assets and liabilities recorded at fair value in our financial statements are categorized based upon the hierarchy of levels of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 — Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 — Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate their fair values based on their short-term nature. The carrying amount of the Company’s long term debt-current portion approximates its fair value based on interest rates available to the Company for similar debt instruments and the remaining short-term period until maturity of the debt. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2011 and December 31, 2010.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 7 — Balance Sheet Components

Inventory

Inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market. Inventory includes material, labor, and factory overhead required in the production of our products. The Company writes down inventories for excess and obsolete items after evaluating historical sales, future demand, market conditions and expected product life cycles to reduce inventories to their estimated net realizable value. Such provisions are made in the normal course of business and charged to cost of goods sold in the consolidated statements of operations. Inventories as of March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Raw materials	$756	$926
Work-in-process	38	381
Finished goods	3,518	915
Less: excess and obsolete items	(361)	(362)
	$3,961	$1,860

Fixed Assets

Fixed assets as of March 31, 2011 and December 31, 2010 consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Equipment	$3,630	$2,962
Buildings	576	576
Vehicles	1,040	792
Furniture and fixtures	215	135
Leasehold improvements	669	600
Computer Software	1,331	1,071
	7,441	6,136
Less: accumulated depreciation	(3,181)	(2,926)
	$4,260	$3,210

Recent Accounting Pronouncements

In December 2010, the FASB issued ASU No. 2010-28-Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company adopted ASU 2010-28 as of January 1, 2011. The adoption of ASU 2010-28 did not have a material impact on the Company’s consolidated financial statements.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 7 — Balance Sheet Components  – (continued)

In December 2010, the FASB issued ASU 2010-29-Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”). The amendments in this ASU affect any public entity as defined by Topic 805, Business Combinations, that enters into business combinations that are material on an individual or aggregate basis. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted ASU 2010-29 as of January 1, 2011. The adoption of ASU 2010-29 did not have a material impact on the Company’s consolidated financial statements.

Note 8 — Stockholders’ equity

Common Stock

On January 10, 2011, 2,604,167 shares of common stock were issued in return for an equity investment of $10 million dollars.

On February 8, 2011, 12,500 shares were issued to a consultant for professional services in the normal course of business.

On March 30, 2011, 50,000 shares of preferred stock were converted in exchange for the issuance of 50,000 shares of common stock.

Preferred Shares

During the year ended December 31, 2010, 2,217,649 shares of preferred stock were converted to 2,217,649 shares of Common Stock.

On March 30, 2011, 50,000 shares of preferred stock were converted in exchange for the issuance of 50,000 shares of common stock.

Note 9 — Notes Payable

On January 16, 2007, the Company purchased an office building for an aggregate price of $576,000. $288,000 was paid in cash and the remaining balance of $288,000 was structured as an interest-only loan. The loan carried an interest rate of 6.75% calculated annually, with monthly interest-only payments due beginning on February 16, 2007. The entire principal balance is due on or before January 16, 2012 and is included in accrued liabilities at March 31, 2011 and long-term debt at December 31, 2010 in the condensed consolidated balance sheets statements.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 10 — Options and Warrants

STOCK WARRANT ACTIVITY

	Number Of Shares	Weighted- Average Exercise Price
Outstanding at December 31, 2009	3,071,023	$9.69
Granted	9,999	$0.60
Exercised	(36,664)	$0.60
Cancelled	—	—
Outstanding at December 31, 2010	3,044,358	$9.76
Granted	1,519,444	$3.55
Exercised	—	$—
Cancelled	—	—
Outstanding at March 31, 2011	4,563,802	$7.70

STOCK WARRANTS OUTSTANDING

Range of Exercise Prices	Number of Shares Outstanding	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Price
$74.40 – $85.20	31,665	0.09	$81.66
$21.00	2,281	0.43	$21.00
$9.00	3,010,412	3.61	$9.00
$4.91	1,041,667	4.96	$4.91
$0.60	477,777	4.87	$0.60
	4,563,802	4.03	$7.70

All warrants are exercisable.

For the year ended December 31, 2010, 9,999 five year warrants with a strike price of $0.60 were issued to a consultant in accordance with a contract for professional services as follows: 3,333 warrants were issued on January 15, 2010 and were valued at $17,811 using the Black Scholes model (strike price $0.60, stock price $5.60, expected term 900 days, volatility 172.17%, risk free rate 1.36%). 3,333 warrants were issued on February 16, 2010 and were valued at $15,840 using the Black Scholes model (strike price $0.60, stock price $5.00, expected term 900 days, volatility 171.4%, risk free rate 1.88%). 3,333 warrants were issued on March 15, 2010 and were valued at $15,723 using the Black Scholes model (strike price $0.60, stock price $4.97, expected term 900 days, volatility 169.57%, risk free rate 1.87%).

On January 13, 2011, a warrant to purchase 1,041,557 shares of common stock with a strike price of $4.91, expiring in January 2016, was issued to ABB Technology Ventures Ltd. (ABBTV) pursuant to the Securities Purchase Agreement in partial consideration for ABBTV’s investment in the Company of $10,000,000 in cash (see Note 14). The warrant is exercisable upon issuance. The warrant represents an equity instrument and was included in additional paid-in capital, along with the remainder of the proceeds from the investment by ABBTV.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 10 — Options and Warrants  – (continued)

On February 17, 2011 a warrant to purchase 477,777 shares of common stock with a strike price of $0.60, expiring in February 2016, was issued to Shenzen Goch Investment Ltd. in accordance with an amendment to our Master Overhead Joint Venture Agreement. This warrant is exercisable upon issuance and was valued at $1,784,000 using the Black Scholes model (strike price $0.60, stock price $3.85, expected term 5 years, volatility 151%, risk free interest rate 2.3%). The value of the warrant was included in general and administrative expense in the statement of operations for the three months ended March 31, 2011, as it represents a release of exclusivity rights previously granted to SGI which was necessitated by the Securities Purchase Agreement with ABBTV. The warrant represents an equity instrument and was included in additional paid-in capital.

Options:

The following table summarizes stock option activity related to shares of common stock for the years ended December 31, 2010:

	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding – December 31, 2009	49,164	$10.08	9.23
Additional options authorized
Granted	1,197,500	5.02
Repurchased
Forfeited	(29,166)	6.21
Outstanding – December 31, 2010	1,217,498	$5.20	9.40
Granted	—	—
Repurchased	—	—
Forfeited	—	—
Exercised	—	—
Outstanding – March 31, 2011	1,217,498	$5.20	9.15	$13
Vested – March 31, 2011	992,498

There were no options awarded, exercised or cancelled during the three months ended March 31, 2011.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 10 — Options and Warrants  – (continued)

Additional information regarding the Company’s stock options outstanding and vested and exercisable as of March 31, 2011 is summarized below:

	Options Outstanding		Options Vested and Exercisable Shares Subject to Stock Options
Exercise Prices	Number of Stock Options Outstanding	Weighted- Average Remaining Contractual Life (Years)
$16.80	16,666	6.83	16,666
$11.10	11,666	7.00	11,666
$6.19	100,000	9.34	100,000
$5.39	742,000	9.37	742,000
$4.60	70,500	9.37	70,500
$4.04	35,000	9.34	35,000
$3.62	25,000	9.89	—
$3.53	200,000	9.88	—
$2.40	16,666	7.83	16,666
	1,217,498		992,498

Note 11 — Commitments and contingencies

Operating Leases

The Company leases facilities under leases with third parties classified as operating leases. The aggregate monthly rental payment on these operating leases is approximately $69,205. Some leases are month to month, which requires no future obligation; however, all termed leases expire through December 2015.

At March 31, 2011
2011 (remaining 9 months)	$563,743
2012	683,968
2013	339,423
2014	220,480
2015	204,148
Thereafter	0
Total future minimum lease payments	$2,011,762

The total rental expense included in the consolidated statement of operations for the three months ended March 31, 2011 and 2010 was $195,743 and $87,516, respectively. As of March 31, 2011, the Company has nineteen leases in effect for operating space.

Contingencies

On October 28, 2010, the Company and our ECOtality North America subsidiary, as well as certain individuals, received subpoenas from the United States Securities and Exchange Commission (the “SEC”), pursuant to a formal Private Order of Investigation, in connection with a fact-finding inquiry as to trading in our shares of common stock from the period between August 1, 2008 and August 31, 2009. The SEC has informed us, and the terms of the subpoenas confirm, that the fact-finding inquiry should not be construed as a determination that violations of law have occurred. At a meeting held on November 1, 2010, our Board of Directors delegated to the Audit Committee the responsibility and authority to respond to the SEC subpoenas. We are cooperating fully with the SEC.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 11 — Commitments and contingencies  – (continued)

On January 31, 2011, SIPCO, LLC filed a patent infringement suit against ECOtality and nine other defendants in the United States District Court for the Eastern District of Texas. SIPCO alleges that ECOtality’s EV Project, Blink Network, and EV Charging Stations infringe three SIPCO patents relating to wireless communications networks. SIPCO seeks monetary damages and injunctive relief. ECOtality believes the allegations to be unfounded, and, if necessary, will defend the case vigorously. The outcome of the litigation is inherently uncertain and we could be forced to expend significant resources in the defense of this suit, and we may not prevail. Monitoring and defending legal actions is time consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, we may incur substantial legal fees and costs in connection with the litigation. We are not currently able to estimate the possible cost to us from this matter, and we cannot be certain how long it may take to resolve this matter or the possible amount of any damages that we may be required to pay. We have not established any reserves for any potential liability relating to this lawsuit. A reserve may be required in the future if there are new developments with respect to the pending lawsuit or changes in approach such as a change in or establishment of a settlement strategy in dealing with these matters.

On April 15, 2011, we received a letter from Coulomb Technologies Inc. alleging that we promised to make Coulomb the exclusive supplier for all of our public charging stations and asserting that we infringed Coulomb’s trademarks by including references to Coulomb in one of our websites. On May 3, 2011, we responded to Coulomb by denying its allegations and requesting that it retract these claims. Coulomb has since reasserted its claims and threatened to initiate litigation if the dispute is not resolved. ECOtality believes all of Coulomb’s allegations to be unfounded and intends to defend its position vigorously, if necessary.

Note 12 — Segment Information

U.S. GAAP requires disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. We are the parent company of Fuel Cell Store and ECOtality North America. Innergy Power Corporation, a division of ECOtality, is a leader in the design and manufacture of thin sealed rechargeable lead batteries and high quality flat-panel multi-crystalline solar modules. Fuel Cell Store is the leading online marketplace for fuel cell-related products and technologies with online distribution sites in the U.S., Japan, Russia, Italy and Portugal. ECOtality North America is a leader in the research, development and testing of advanced transportation and energy systems with a focus on alternative-fuel, hybrid and electric vehicles and infrastructures. ECOtality North America also holds exclusive patent rights to the SuperCharge and Minit-Charger systems-battery fast charge systems that allow for faster charging with less heat generation and longer battery life than conventional chargers. We report these subsidiaries as three reportable segments: Fuel Cell Store, ECOtality North America and Innergy.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in these condensed consolidated financial statements and in the Company’s consolidated financial statements for the years ended December 31, 2010 and 2009 included in this prospectus. Management continues to assess how it evaluates segment performance, and currently utilizes income (loss) from operations. For the three months ended March 31, 2011 and 2010, inter-segment sales were $9,450 and $129,233, respectively. All inter-segment sales have been eliminated during the consolidation process.

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 12 — Segment Information  – (continued)

Summarized financial information concerning the Company’s reportable segments for the three months ended March 31, 2011 and 2010 is as follows:

	THREE MONTHS ENDED MARCH 31, 2011
	ECOTALITY NORTH AMERICA	INNERGY	FUEL CELL STORE	TOTAL
Total Revenues	$3,695,083	$467,608	$173,691	$4,336,382
Depreciation and amortization	$81,090	$750	$—	$81,840
Operating income (loss)	$(3,278,919)	$141,555	$40,863	$(3,096,501)
Interest expense	$(10,683)	$—	$—	$(10,683)
Segment Income before Corporate Overhead Allocation	$(3,289,602)	$141,555	$40,863	$(3,107,184)
Corporate Overhead Allocation	$(3,112,975)	$(393,943)	$(146,329)	$(3,653,247)
Segment Loss	$(6,402,577)	$(252,388)	$(105,466)	$(6,760,431)
Not Included in segment loss:
Depreciation on Corporate Assets				$11,597
Reported Net income after tax				$(6,772,028)
Capital Expenditures	$1,268,138	$—	$—	$1,268,138
Total segment assets – excluding intercompany receivables	$15,742,487	$591,581	$263,351	$16,597,419
Other items Not included in Segment Assets:
Other Corporate Assets				$8,030,217
Total Reported Assets				$24,627,636

	THREE MONTHS ENDED MARCH 31, 2010
	ECOTALITY NORTH AMERICA	INNERGY	FUEL CELL STORE	TOTAL
Total Revenues	$2,148,750	$347,456	$203,879	$2,700,086
Depreciation and amortization	$105,101	$969	$891	$106,961
Operating income (loss)	$(988,796)	$50,432	$46,934	$(891,431)
Interest expense	$(31)	$—	$—	$(31)
Segment Income before Corporate Overhead Allocation	$(988,826)	$50,432	$46,934	$(891,461)
Corporate Overhead Allocation	$(1,172,152)	$(189,539)	$(111,217)	$(1,472,907)
Segment Loss	$(2,160,978)	$(139,107)	$(64,283)	$(2,364,368)
Not Included in segment loss:
Depreciation on Corporate Assets				$34,645
Reported Net income after tax				$(2,399,015)
Capital Expenditures	$220,696	$—	$—	$220,696
Total segment assets – excluding intercompany receivables	$6,813,889	$566,923	$255,321	$7,636,133
Other items Not included in Segment Assets:
Other Corporate Assets				$15,512,655
Total Reported Assets				$23,148,788

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 13 — Agreement with Department of Energy (DOE)

On September 30, 2009, the Company’s ECOtality North America subsidiary signed a contract with the DOE for a cost-reimbursable contract worth at least $99.8 million, of which $13.4 million was sub-funded to federal research and development centers. On June 17, 2010, ECOtality North America was awarded a $15.0 million extension to the original cost-reimbursable contract, of which $1.2 million was sub-funded to federal research and development centers (such contract, as extended, the “DOE Contract”). In connection with the DOE Contract, ECOtality North America will perform services to undertake deployment of electric vehicles and charging infrastructure in certain locations within the United States (“The EV Project”). ECOtality North America obligations under the agreement include production and installation of charging units, support of electric vehicle deployment, program operation, gathering and analysis of data and preparation of electric vehicle use reports for the DOE, as well as the overall project management. Under the agreement, the DOE will reimburse 45.8% of total EV Project costs to be incurred by ECOtality North America, up to $100.2 million. Costs eligible for reimbursement include both capital expenditures and operating expenses incurred under the EV Project, including costs of charging units, materials, salaries, overhead, outsourced and subcontracted expenses, and other operating expenses. In addition the Company will submit as allowable costs certain estimated costs of ownership incurred by the owners of the vehicles in the program, which are not costs to the program. Such allowable costs will result in reimbursement for items that the Company incurs minimal actual related costs. The Company estimates total EV Project costs to be $218.7 million of which approximately $120 million have minimal related costs to the Company as they relate to allowable costs for third party ownership. The Company submits claims for costs reimbursement to the DOE twice per month, and reimbursements are received shortly thereafter. The EV Project commenced in October 2009 and is scheduled to terminate in 2013. Under the federal regulations, upon the completion of The EV Project, there are three options for any equipment with a then-current fair value in excess of $5,000. The options are as follows: (1) retain the equipment by paying the DOE 45.8% of the fair value as determined at the end of the contract, (2) the DOE may buy out from the Company the remaining 54.2% of the fair value as determined at the end of the contract, or (3) the asset may be sold, with the Company entitled to 54.2% of the proceeds and the government entitled to 45.8%.

In the early stages of the contract, our costs are primarily driven by labor, research and development of software and hardware. The billable costs and associated revenues generated in the later stages of the contract are driven by and subject to the number of electric vehicles that are deployed at any given time. To the extent that the deployment of vehicles is delayed and or the total number of vehicles is less than our projection, our total realizable revenue and associated billable costs will be less than full contract amount provides for.

Disbursement of the DOE funds is subject to customary terms and conditions applicable to federal grants. The Company believes it is in compliance with all applicable terms and conditions.

DOE accounted for 51% of our revenues in the three months ended March 31, 2011, and 26% for the three months ended March 31, 2010. The DOE receivables balance was $786,134 or 31% of our total accounts receivable at March 31, 2011, and $876,301 or 46% of our receivables balance at December 31, 2010. The Company does not believe the accounts receivable from these customers represent a significant credit risk based on its past collection experiences and the general creditworthiness of these customers.

Note 14 — Agreements with ABB Technology Ventures Ltd. (ABBTV) and ABB Inc.

On January 10, 2011, ECOtality entered into a Securities Purchase Agreement with ABBTV pursuant to which ABBTV agreed to purchase shares of the Company’s common stock for an aggregate purchase price of $10,000,000. The closing of the investment occurred on January 13, 2011. At the closing, the Company issued to ABBTV 2,604,167 shares of common stock at a purchase price of $3.84 per share. In accordance with the Securities Purchase Agreement, the Company also issued to ABBTV a warrant to purchase 1,041,667 shares of its common stock at an exercise price of $4.91 per share. The warrant expires in January 2016. Under the terms of the warrant, the Company may not effect any exercise of the warrant in an amount that would result

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 14 — Agreements with ABB Technology Ventures Ltd. (ABBTV) and ABB Inc.  – (continued)

in ABBTV or its affiliates beneficially owning more than 19.99% of the outstanding common stock of the Company upon such an exercise. The Company also entered into an investor rights agreement with ABBTV pursuant to which the Company agreed to file a registration statement providing for the resale of common stock purchased by ABBTV. Pursuant to the terms of the investor rights agreement, in January 2011 ABBTV nominated two members to the Company’s Board of Directors, who were subsequently confirmed by the Company. The Company recorded the proceeds from the investment in common stock and additional paid-in capital during the quarter ended March 31, 2011, as both common stock and the warrant represent equity instruments.

On January 10, 2011, the Company entered into a Collaboration and Strategic Supplier Relationship Framework Agreement with ABB Inc., an affiliate of ABBTV. This agreement sets forth the general terms for the collaboration and strategic supplier relationship that ABB Inc. and the Company have agreed to implement between themselves and their affiliated companies. Also on January 10, 2011, the Company and ABB Inc. entered into the Collaboration and Strategic Supplier Relationship for North America Markets Agreement. This agreement sets forth the terms of the supplier relationship between the Company and ABB Inc. with respect to the North American market, providing that ABB Inc. and its affiliates will collaborate with the Company and its affiliates to further the development, expansion, and acceptance of market-leading battery charging solutions that incorporate, use or rely on the Company’s technology and/or that provide the networking functionality that the Company and its affiliates have designed and operate, associated with its “BLINK” trademark. The Company has an obligation to purchase products for battery charging solutions from ABB Inc., subject to ABB Inc. products meeting the Company’s requirements and certain terms and conditions. ABB Inc. also has a right of first refusal to supply current and future products for battery charging solutions to the Company.

Note 15 — Agreement with Shenzhen Goch Investment Ltd. (SGI)

On July 2, 2009, the Company executed a non-binding Letter of Intent with SGI. On September 15, 2009, the Company and SGI executed a Master Overhead Joint Venture Agreement and prepared draft business agreements. These arrangements specified creation of two joint ventures for the production and distribution of battery charging systems and electric vehicle infrastructure systems in China, one for the purpose of manufacturing battery charging and electric vehicle infrastructure systems for global sale, and the other for pursuing the marketing and sale of the products within an exclusively designated territory. The Company was to grant a perpetual, non-assignable, no-royalty license to both companies with regard to their respective branded products within the specified exclusive territory. ECOtality was to own 20% of the manufacturing and 40% of the distribution companies, and was to have a Technology Consulting Agreement with the distribution company. The manufacturing company was to be funded by SGI in the amount of $10,000,000, and the distribution company in the amount of $5,000,000. Subsequently, the parties agreed to modify the draft arrangement to form a single joint venture with exclusive sales and distribution rights in China, exclusive supply rights in China subject to certain limitations, and the amount of funding to be provided by SGI limited to $5,000,000.

In connection with signing the Collaboration and Strategic Supplier Relationship Agreements with ABB Inc., which would affect the exclusivity rights granted by the Company to the joint ventures to be formed with SGI, the Company and SGI further re-negotiated the draft business agreement, resulting in signing by both parties, on January 10, 2011, of an Amendment to the Master Overhead Joint Venture Agreement. The amendment aims to accommodate the impact of certain transactions with ABB Inc. on the arrangement with SGI. Under the amendment, SGI released its exclusive rights to supply electric vehicle charging products to the Company in favor of ABB Inc. The Company is obligated to use its best efforts to facilitate a manufacturing joint venture between SGI and ABB Inc. as it relates to certain products. In addition, the

ECOTALITY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 15 — Agreement with Shenzhen Goch Investment Ltd. (SGI)  – (continued)

Company must offer SGI the first right to bid to replace the products should such products not be supplied by ABB Inc. and give SGI the “most favored nations” treatment with respect to any bids in response to such offers.

The draft business agreements also had provided for SGI to receive certain warrants to purchase the Company’s common stock based on its payment of certain license fees, its capital contributions to the joint venture, and the amount of products purchased by the Company from the joint venture. The parties have agreed that instead, SGI would be entitled to immediately receive warrants with an exercise price of $0.60 to purchase 477,777 shares of common stock. The value of the warrant was included in general and administrative expense in the statement of operations for the three months ended March 31, 2011, as it represents a release of exclusivity rights previously granted to SGI which became necessitated by the investment and the Securities Purchase Agreement with ABBTV. SGI will also be entitled to receive upon the final formation and total $5,000,000 funding of the joint venture another warrant to purchase 477,777 shares of the Company’s common stock.

As part of the amendment, SGI also assigned all its economic interests under this agreement to Green Valley International Energy Investment Company, based on Beijing, China.

Note 16 — Agreement with Bay Area Air Quality Management District

On February 2, 2011, ECOtality North America was awarded a contract with the Bay Area Air Quality Management District to expand The EV Project into the San Francisco Bay Area. The Company expects to enter into definitive contracts with respect to these awards during the second quarter of 2011.

Note 17 — Subsequent Events

On April 15, 2011, we received a letter from Coulomb Technologies Inc. alleging that we promised to make Coulomb the exclusive supplier for all of our public charging stations and asserting that we infringed Coulomb's trademarks by including references to Coulomb in one of our websites. On May 3, 2011, we responded to Coulomb by denying its allegations and requesting that it retract these claims. Coulomb has since reasserted its claims and threatened to initiate litigation if the dispute is not resolved. ECOtality believes all of Coulomb's allegations to be unfounded and intends to defend its position vigorously, if necessary.

# The EV Project

Seattle, WA
Portland, OR
Eugene, OR
Corvallis, OR
Salem, OR
San Francisco, CA
Los Angeles, CA
San Diego, CA
Phoenix, AZ
Tucson, AZ
Dallas, TX
Fort Worth, TX
Houston, TX
Memphis, TN
Nashville, TN
Knoxville, TN
Chattanooga, TN
Washington, D.C.

# The Blink family of chargers

blink

blink

clean.
blink

Energy in your hands

blink

ECOtality, Inc.

8,000,000 Shares of Common Stock

PROSPECTUS
__________, 2011

Roth Capital Partners

ThinkEquity LLC	Craig-Hallum Capital Group

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, relating to the sale of common stock being registered, all of which will be paid by us. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$4,220
FINRA filing fee	4,134
Printing expenses	15,000
Accounting fees and expenses	75,000
Legal fees and expenses	175,000
Road show costs and expenses	50,000
Reimbursable expenses of the underwriters	200,000
Miscellaneous	156,646
TOTAL	$680,000

Item 14. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. We have also entered into indemnification agreements with our directors and certain executive officers, pursuant to which we have agreed to indemnify such persons against certain claims and expenses to the fullest extent permitted by Nevada law. The effect of this provision of our Amended and Restated Articles of Incorporation and the indemnification agreements is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended:

During the year ended December 31, 2008, a debenture holder, BridgePointe, elected to convert a portion of its principal to shares at the conversion rate in effect at that time of $18.00 per share. $100,000 of principal was converted to 5,556 shares.

During the year ended December 31, 2008, we entered into contracts with employees that called for the issuance of 5,000 shares of common stock. These shares were valued at $34,450. This amount was expensed to compensation in the year ended December 31, 2008.

On August 8, 2008, we entered into a contract for services with a vendor that called for the issuance of 6,500 shares of common stock. These shares were valued at $54,900 and were expensed over the life of the contract.

On October 17, 2008, 66,667 shares were issued to Innergy Power Corporation pursuant to an asset purchase agreement entered into in October 2007.

On January 30, 2009, 31,333,333 shares were issued to Edison Source pursuant to a share purchase agreement entered into in December 2007.

In March 2009, we issued 17,917 shares of common stock in satisfaction of payables owed to two service vendors.

On April 13, 2009, 1,250 shares of common stock were issued to an employee in accordance with an employment agreement.

On June 1, 2009, 757 shares of common stock were issued to BridgePointe Master Fund Ltd. in satisfaction of a cashless exercise of 834 warrants.

For the period of July 1 through September 30, 2009, 1,469,636 shares of common stock were issued for the cashless exercise by our debenture holders of 1,566,267 warrants with an exercise price of $0.60 as follows: Enable Growth exercised 722,500 warrants in exchange for 681,473 shares, Enable Opportunity exercised 85,000 warrants in exchange for 90,174 shares, Pierce Diversified Master Fund exercised 42,500 warrants in exchange for 40,087 shares, BridgePointe Master Fund exercised 681,413 warrants in exchange for 634,572 shares and Glenwood Capital, LLC (recipient of assigned warrants) exercised 34,855 warrants in exchange for 33,334 shares.

For the period of July 1 through September 30, 2009, 302,778 shares of common stock were issued for conversion of debenture debt in the amount of $1,090,000 at a rate of $3.60 per share as follows: Pierce Diversified Master Fund converted $42,000 in debt for 11,667 shares, Enable Growth converted $714,000 in debt for 198,334 shares, Enable Opportunity converted $84,000 in debt for 23,334 shares and BridgePointe Master Fund converted $250,000 in debt for 69,445 shares.

For the period of July 1 through September 30, 2009, 18,334 shares of the common stock were issued to employees per employment agreements.

A one year contract was signed on August 1, 2009 with a consultant calling for the issuance of 33,334 shares of common stock in return for services to be provided over the life to the contract. The rights to the shares vested on the signing date of August 1, 2009 and were issuable in two tranches: 16,667 shares within thirty days of the contract signing and the second 16,667 shares after 180 days. The first tranche of 16,667 shares was issued on August 31, 2009.

A six month contract was signed on September 18, 2009 with a consultant calling for the issuance of five year warrants to purchase 20,000 shares of the Company’s common stock at an exercise price of $0.60 per share. These warrants were issued (vested) ratably over the contract period and to be issued in tranches of 3,334 shares at the end of each 30 day service period (first service period September 15 –  November 15, 2009).

A one year contract was signed on September 28, 2009 with a consultant calling for the issuance of five year warrants to purchase 8,334 shares of the Company’s common stock at an exercise price of $0.60 per share. These warrants are to be issued at the end of the contract period and will vest ratably over the contract period.

The First Management Incentive Target as defined in our May 15, 2009 Debenture Waiver Agreement was defined as the signing of a contract valued at $20,000,000 or more on or before October 1, 2009. This target was reached on September 30, 2009 with the signing of our contract with the Department of Energy. Upon reaching this target, the Company became obligated issue a number of warrants (“First Management Penny Warrants”) to Jonathan Read, our President and Chief Executive Officer, equal to 5% of the fully diluted number of shares of our common stock as of the applicable Target Date (defined as the signing date or October 1, 2009 whichever occurred earlier), having an exercise price of $0.60 per share. This obligation was accrued on September 30, 2009 as follows: The number of warrants to be issued was calculated using the fully diluted number of shares on the target date of September 30, 2009 of 14,332,467 multiplied by 5% to get 716,624 as the number of warrants to be issued. This award has been subsequently modified in the Third Amendment to the Amendment to Debentures and Warrants Agreement and Waiver signed on October 31, 2009. The modifications in the Third Amendment call for the replacement of the original award with the issuance of a fixed number (673,506 shares or rights to acquire shares) of any of the following or a combination thereof: common stock, preferred shares or options to acquire shares at fair market value on the date of grant.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with three accredited investors on July 2, 2009 for the sale of $2,500,000 in secured convertible debentures. The secured convertible debentures matured on October 1, 2010 and were convertible into our common stock, at the holder’s option, at $3.60 per share. In addition, we issued a warrant to Shenzhen Goch Investment Ltd., expiring May 1, 2014, to purchase 1,748,971 shares of common stock, exercisable at a per share of $0.60.

On October 31, 2009, we entered into a Securities Exchange Agreement with all holders of the convertible debentures issued on July 2, 2009 and holders of certain warrants to convert all outstanding amounts ($9,111,170) under these debentures and all related warrants into an aggregate of 9,270,804 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has no redemption, preferential dividend or voting rights, but may be converted, at the holder’s option, into shares of our common stock at a 1:1 ratio.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with certain accredited investors on October 31, 2009 for the sale of 2,152,777 shares of common stock, at a price of $7.20 per share, for gross proceeds of $15,500,000. On January 7, 2010, we sold an additional 694,444 shares of common stock, at a price of $7.20 per share, for gross proceeds of $5,000,000. In addition, we issued to each investor warrants to purchase an equal number of shares of common stock purchased pursuant to the securities purchase agreement. The warrants expire five years from the date of issuance and are exercisable at $9.00 per share. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below the exercise price. Upon an issuance of shares of common stock below the exercise price, the exercise price of the warrants will be reduced to equal the share price at which the additional securities were issued and the number of warrant shares issuable will be increased such that the aggregate exercise price payable for the warrants, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment.

On January 15, 2010, we issued 673,505 shares of common stock to Jonathan Read, our CEO, in satisfaction of the management incentive plan award that was triggered in September 2009 but for which the final structure of the equity award was not determined and finalized until 2010.

From January 1, through April 13, 2010, a consultant exercised 19,998 warrants with an exercise price of $0.60 per share and received 19,998 shares of our common stock.

On March 3, 2010, BridgePointe Master Fund converted 60,000 of its Series A Convertible Preferred Stock into 60,000 shares of our common stock.

From January 1 through April 13, 2010, 17,766 shares of our common stock were issued to two consultants in accordance with their contracts.

On April 7, 2010, we issued 83 shares of common stock to an employee for compensation.

On April 21, 2010 we issued 20,418 shares of common stock to an investor upon their conversion of an equal number of shares of convertible preferred stock.

On April 27, 2010 we issued 100,000 shares of common stock to an investor upon on their conversion of an equal number of shares of convertible preferred stock.

On January 13, 2011, we issued 2,604,167 shares of common stock to ABB Technology Ventures Ltd. (“ABBTV”) at a purchase price of $3.84 per share, or an aggregate purchase price of $10,000,000. Also in connection with this transaction, we issued a warrant to ABBTV to purchase 1,041,667 shares of common stock at an exercise price of $4.91 per share. The warrant expires five years from the date of issuance. Under the terms of the warrant, we may not effect any exercise of the warrant in an amount that would result in ABBTV together with its affiliates beneficially owning more than 19.99% of our outstanding common stock upon such an exercise.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ECOtality or executive officers of ECOtality, and transfer was restricted by ECOtality in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

Item 16. Exhibits and Financial Statement Schedules.

The Exhibits to this registration statement are listed in the Exhibit Index on page II-6 and are incorporated by reference herein.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ECOtality, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on June 3, 2011.

ECOTALITY, INC.
By: /s/ JONATHAN R. READ Name: Jonathan R. Read Title: President, Chief Executive Officer and Director (Principal Executive Officer)
By: /s/ H. RAVI BRAR Name: H. Ravi Brar Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JONATHAN R. READ Jonathan R. Read	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2011
/s/ H. RAVI BRAR H. Ravi Brar	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011
/s/ ENRIQUE SANTACANA* Enrique Santacana	Director	June 3, 2011
/s/ CARLTON JOHNSON* Carlton Johnson	Director	June 3, 2011
/s/ DARYL MAGANA* Daryl Magana	Director	June 3, 2011
/s/ JACK SMITH* Jack Smith	Director	June 3, 2011
/s/ DAVE KUZMA* Dave Kuzma	Director	June 3, 2011
/s/ ANDREW TANG* Andrew Tang	Director	June 3, 2011
* By: /s/ H. RAVI BRAR H. Ravi Brar Attorney-in-fact		June 3, 2011

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (filed herewith).
3.1	Amended and Restated Articles of Incorporation, filed as Exhibit 99.1 to the Current Report on Form 8-K filed on November 23, 2009 and incorporated herein by reference.
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed as Exhibit 10.2 to the Current Report on Form 8-K filed on November 4, 2009 and incorporated herein by reference.
3.3	Amended and Restated Bylaws, filed as Exhibit 3.2 to the Form SB-2 filed on February 12, 2007 and incorporated herein by reference.
4.1	Form of Stock Certificate, filed as an exhibit to the registration statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 2011 and incorporated herein by reference.
5.1	Opinion of Farella Braun + Martel LLP (filed herewith).
10.1	Settlement Agreement and Release, dated as of February 15, 2007, by and among ECOtality, Inc., Howard Foote, Elliott Winfield and Universal Power Vehicles Corporation, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2007 and incorporated herein by reference.
10.2	Form of Securities Purchase Agreement, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.3	Form of Debenture, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.4	Form of Security Agreement, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.5	Form of Registration Rights Agreement, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.6	Form of Common Stock Warrant, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.7	Form of Lock Up Agreement, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.8	Form of Subsidiary Guarantee, dated as of November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2007 and incorporated herein by reference.
10.9	Form of Share Purchase Agreement, dated as of December 4, 2007, by and among Electric Transportation Engineering Corporation, ECOtality, Inc., Edison Source and Edison Enterprises filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.10	Form of Asset Purchase Agreement, dated as of December 4, 2007, by and among 0810009 B.C. Unlimited Liability Company, ECOtality, Inc., Edison Source Norvik Company and Edison Enterprises filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.

Exhibit No.	Description
10.11	Form of Securities Purchase Agreement, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.12	Form of Debenture, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.13	Form of Registration Rights Agreement, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.14	Form of Common Stock Warrant, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.15	Form of Lock Up Agreement, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.16	Form of Subsidiary Guarantee, dated as of December 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2007 and incorporated herein by reference.
10.17†	Employment Agreement, dated as of April 13, 2009, by and between ECOtality, Inc. and Jonathan R. Read, filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 23, 2011 and incorporated herein by reference.
10.18†	Employment Agreement, dated as of November 19, 2010, by and between ECOtality, Inc. and H. Ravi Brar, filed as an exhibit to the annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2011 and incorporated herein by reference.
10.19†	2007 Equity Incentive Plan, filed as an exhibit to the definitive proxy statement filed with the Securities and Exchange Commission on and incorporated herein by reference.
10.20	Amendment to Debentures and Warrants, Agreement and Waiver, dated as of August 29, 2008 and effective as of May 1, 2008, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2008 and incorporated herein by reference.
10.21	Bridge Loan Agreement, dated as of August 29, 2008, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2008 and incorporated herein by reference.
10.22	Deferral Agreement, dated as of December 29, 2008, relating to debentures issued on November 6, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2008 and incorporated herein by reference.
10.23	Amendment to Debentures and Warrants, Agreement and Waiver, dated as of March 5, 2009, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on March 10, 2009 and incorporated herein by reference.
10.24	Amendment to Debentures and Warrants, Agreement and Waiver, dated as of May 15, 2009, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2009 and incorporated herein by reference.
10.25	Letter of Intent for Joint Venture, dated as of June 29, 2009, by and between ECOtality, Inc. and Shenzhen Goch Investment Ltd., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.

Exhibit No.	Description
10.26	First Amendment to Amendment to Debentures and Warrants, Agreement and Waiver, dated as of July 2, 2009, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.27	Second Amendment to Amendment to Debentures and Warrants, Agreement and Waiver, dated as of July 2, 2009, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.28	Form of Securities Purchase Agreement, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.29	Form of Secured Convertible Debenture, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.30	Form of Security Agreement, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.31	Form of Registration Rights Agreement, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.32	Form of Warrant, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.33	Form of Subsidiary Guarantee, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.34	Form of Intercreditor Agreement, dated as of July 2, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009 and incorporated herein by reference.
10.35	Form of Securities Exchange Agreement, dated as of October 31, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009 and incorporated herein by reference.
10.36	Form of Securities Purchase Agreement, dated as of October 31, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009 and incorporated herein by reference.
10.37	Form of Registration Rights Agreement, dated as of October 31, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009 and incorporated herein by reference.
10.38	Form of Warrant, dated as of October 31, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009 and incorporated herein by reference.
10.39	Third Amendment to Amendment to Debentures and Warrants, Agreement and Waiver, dated as of July 2, 2009, relating to agreements dated November 6, 2007 and December 7, 2007, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 4, 2009 and incorporated herein by reference.
10.40	Form of Securities Purchase Agreement, dated as of November 9, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2009 and incorporated herein by reference.

Exhibit No.	Description
10.41	Form of Registration Rights Agreement, dated as of November 9, 2009, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2009 and incorporated herein by reference.
10.42	Board Representative Agreement, dated as of November 9, 2009, by and among ECOtality, Inc., BridgePointe Master Fund Ltd., Shenzhen Goch Investment Ltd., and Cybernaut Investments, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2009 and incorporated herein by reference.
10.43†	Amendment to Employment Agreement, dated as of November 30, 2009, by and between ECOtality, Inc. and Jonathan R. Read, filed as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission on June 10, 2010 and incorporated herein by reference.
10.44	Third Amendment to Amendment to Debentures and Warrants, Agreement and Waiver, dated as of October 31, 2009, by and among ECOtality, Inc., Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, and BridgePointe Master Fund Ltd., filed as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission on June 10, 2010 and incorporated herein by reference.
10.45	First Amendment to Registration Rights Agreement, dated as of September 28, 2009, amending the Registration Rights Agreement dated July 2, 2009, filed as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission on June 10, 2010 and incorporated herein by reference.
10.46	Securities Purchase Agreement, dated as of January 10, 2011, by and between ECOtality, Inc. and ABB Technology Ventures Ltd., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2011 and incorporated herein by reference.
10.47	Form of Warrant, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2011 and incorporated herein by reference.
10.48	Investor Rights Agreement, dated as of January 13, 2011, by and between ECOtality, Inc. and ABB Technology Ventures Ltd., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2011 and incorporated herein by reference.
10.49	Collaboration and Strategic Supplier Relationship Framework Agreement, dated as of January 10, 2011, by and between ECOtality, Inc. and ABB Inc., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2011 and incorporated herein by reference.
10.50	“Collaboration and Strategic Supplier Relationship for NAM” Agreement, dated as of January 10, 2011, by and between ECOtality, Inc. and ABB Inc., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2011 and incorporated herein by reference.
10.51	Form of Amendment to Master Overhead Joint Venture Agreement, dated as of January 10, 2011, by and between ECOtality, Inc. and Shenzen Goch Investment Ltd., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2011 and incorporated herein by reference.
10.52†	Form of Indemnification Agreement entered into between ECOtality, Inc. and each of its directors and certain executive officers, including Jonathan Read (President and Chief Executive Officer), H. Ravi Brar (Chief Financial Officer) and Barry Baer (Secretary and Assistant Treasurer), filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2011 and incorporated herein by reference.

Exhibit No.	Description
10.53†	Employment Agreement, dated as of April 26, 2010, by and between Electric Transportation Engineering Corporation and Don Karner, filed as an exhibit to the annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2011 and incorporated herein by reference.
10.54†	Employment Agreement, dated as of April 26, 2010, by and between Electric Transportation Engineering Corporation and Kevin Morrow, filed as an exhibit to the annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2011 and incorporated herein by reference.
10.55	Consulting Agreement, dated as of January 14, 2011, by and between ECOtality, Inc. and E. Slade Mead, filed as an exhibit to the annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2011 and incorporated herein by reference.
10.56	Amended and Restated Investor Rights Agreement, dated as of February 10, 2011, by and between ECOtality, Inc. and ABB Technology Ventures Ltd, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2011 and incorporated herein by reference.
10.57	Agreement Relating to The EV Project, by and between ECOtality North America and the U.S. Department of Energy, filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 23, 2011 and incorporated herein by reference.
10.58	Lease for Property between ECOtality Inc. and Hayden Ferry Lakeside for Tempe, AZ Office, filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 23, 2011 and incorporated herein by reference.
10.59	Sub-Lease for Property between ECOtality Inc. and Nighthawk Radiology Services LLC for San Francisco, CA Office, filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 23, 2011 and incorporated herein by reference.
21.1	List of subsidiaries, filed as an exhibit to the annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2011 and incorporated herein by reference.
23.1	Consent of McGladrey & Pullen, LLP (filed herewith).
23.2	Consent of Weaver & Martin LLC (filed herewith).
23.3	Consent of Farella Braun + Martel LLP (included in Exhibit 5.1).
24.1	Powers of attorney (included on the signature page to the Registration Statement filed on May 10, 2011).

†	Indicates management contract or compensatory plan.